MEMBERSHIP INTEREST PURCHASE AGREEMENT

among

VIRTUS PARTNERS, INC.,

WESTCHESTER CAPITAL PARTNERS, LLC,

WESTCHESTER CAPITAL MANAGEMENT, LLC,

MTSWCM HOLDINGS, LLC,

RDBWCM HOLDINGS, LLC,

LPC WESTCHESTER, LP

and

THE INDIVIDUAL EQUITYHOLDERS (as defined herein)

February 1, 2021

Exhibits
Exhibit A-1     Form of MTSWCM Holdings Contribution Agreement
Exhibit A-2     Form of RDBWCM Holdings Contribution Agreement
Exhibit B     Form of Services Agreements
Exhibit C     Form of Release
Exhibit D     Form of Employee Offer Letter

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 1, 2021, by and among VIRTUS PARTNERS, INC., a Delaware corporation (“Buyer”), WESTCHESTER CAPITAL PARTNERS, LLC, a Delaware limited liability company (formerly known as Green & Smith Investment Management L.L.C.) (“WCP”), WESTCHESTER CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (“WCM”), MTSWCM HOLDINGS, LLC, a New York limited liability company (“MTSWCM Holdings”), RDBWCM HOLDINGS, LLC, a New York limited liability company (“RDBWCM Holdings”), LPC WESTCHESTER, LP, a Delaware limited partnership (“LPC,” and together with MTSWCM Holdings and RDBWCM Holdings, “Sellers”), MICHAEL T. SHANNON and ROY D. BEHREN (the “Individual Equityholders”).

WITNESSETH:

WHEREAS, WCP is a registered investment adviser under the Investment Advisers Act, and in such capacity serves as: (i) the investment advisor to WCM Master Trust, a Bermuda trust (the “Trust”); (ii) the general partner of WCM Hudson Valley Partners, L.P., Delaware limited partnership and a feeder fund to the Trust (the “Onshore Fund”); and (iii) the investment advisor to WCM Merger Fund Ltd., a Cayman Islands company and a feeder fund to the Trust (the “Offshore Fund”);

WHEREAS, WCM is a registered investment adviser under the Investment Advisers Act, and in such capacity serves as investment adviser to: (i) The Merger Fund (“TMF”); (ii) The Merger Fund VL (“VL”); (iii) WCM Alternatives: Event-Driven Fund (“EDF”); (iv) WCM Alternatives: Credit Event Fund (“CEF,” and together with TMF, VL and EDF, the “Sponsored Funds”); and as sub-investment advisor to: (a) JNL/Westchester Capital Event Driven Fund (“JNLEDF”); and (b) JNL Multi-Manager Alternative Fund (“JNLMAF,” and together with JNLEDF, the “Subadvised Funds”);

WHEREAS, immediately prior to the Closing, (i) each of Abraham R. Cary, Robert K. Lynch, and Benjamin Kunofsky shall withdraw as a member of WCP and execute a general release of claims against WCP substantially in the form attached hereto as Exhibit C, and (ii) all the ownership interests of WCP will be contributed to MTSWCM Holdings and RDBWCM Holdings by Michael T. Shannon and Roy D. Behren, respectively, pursuant to (a) a contribution agreement between MTSWCM Holdings and Michael T. Shannon, substantially in the form attached hereto as Exhibit A-1, and (b) a contribution agreement between RDBWCM Holdings Roy D. Behren, substantially in the form attached hereto as Exhibit A-2 (the “WCP Restructuring”);

WHEREAS, immediately following the WCP Restructuring, Sellers will own 100% of the limited liability company equity interests of WCM and WCP;

WHEREAS, Sellers desire to sell, transfer, assign and deliver to Buyer, and Buyer desires to purchase and acquire from Sellers, 100% of the limited liability company equity interests of WCP and WCM (the “Membership Interests”), on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, as a condition and material inducement to Buyer’s execution and delivery of this Agreement, the Individual Equityholders are executing and delivering, simultaneously with the execution of this Agreement, services agreements with Buyer, substantially in the form attached hereto as Exhibit B (including all exhibits, schedules, annexes, supplements and amendments thereto, the “Services Agreements”), each of which will become effective upon the Closing.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I

Defined Terms

The following terms shall have the following meanings in this Agreement.

“401(k) Plan” has the meaning set forth in Section 7.3(e)
.
“Accounting Firm” has the meaning set forth in Section 2.4(b).

“Accounting Principles” means GAAP, and to the extent consistent with GAAP, the same accounting principles, practices, procedures, policies and methodologies as were used in the preparation of the most recently completed audited financial statements of WCM.

“Adjusted Assets Under Management” means, for any Client account as of a particular date (and without double counting assets that are invested in master/feeder, fund of funds or similar structures, for which WCP or WCM acts as both adviser and sub-adviser or where a Client invests in a Public Fund or another Client account), the amount of Assets Under Management by WCP or WCM in that account as of the Reference Date (or, if the account was established after the Reference Date, as of the date the account was established), as adjusted (in the case of any determination of Adjusted Assets Under Management after the Reference Date) to reflect additions, withdrawals, notified withdrawals and reinvestments from and after the Reference Date or, if later, the date such account was established. For purposes of clarification, the calculation of Adjusted Assets Under Management with respect to an account is intended to exclude any increase or decrease in Assets Under Management (including for purposes of calculating withdrawals) due to market appreciation or depreciation and any currency fluctuations, in each case from and after the Reference Date or, if later, the date such account was established.

“Advisory Contract” means any investment management, advisory or sub-advisory contract, or any other contract, agreement, arrangement or understanding (whether written or oral), pursuant to which WCP or WCM provides Investment Management Services as of any date of determination.

“Advisory Contract Stockholder Approval” has the meaning set forth in Section 7.10(a).

“Affiliate” means a Person that directly or indirectly controls, is controlled by or is under common control with a specified person or entity; provided that (a) no Private Fund or Public Fund shall be deemed to be an Affiliate of WCP or WCM, and (b) for the avoidance of doubt, LPC shall not be deemed to be an Affiliate of WCP or WCM or any of their respective Affiliates, and no portfolio company of LPC or its Affiliates (or any Person in which LPC or any of its Affiliates holds a minority investment, other than WCM or WCP) shall deemed to be an Affiliate of LPC hereunder.

“Affiliated Person” of a Person means an affiliated person (as defined in Section 2(a)(3) of the Investment Company Act) of such Person.

“Agreement” has the meaning set forth in the recitals.

“Allocation” has the meaning set forth in Section 10.7(b).

“Allocation Schedule” has the meaning set forth in Section 2.4(a).

“Anti-Bribery Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and any other applicable anti-bribery or anti-corruption law or regulation.

“Assets” means all assets of every kind and description (real and personal, tangible and intangible, including Intellectual Property) that are owned by WCP or WCM and used or held for use in connection with the operation of the Business of WCP and WCM, as applicable, including those reflected on the WCP Financial Statements and the WCM Financial Statements, as applicable.

“Assets Under Management” means as of any day, the aggregate market value as of the close of business on such day (or, if such day is not a Business Day, the immediately preceding Business Day) of the investments (including assets purchased with leverage) in the accounts with respect to which WCP or WCM provides Investment Management Services.

“Audited Fund Financial Statements” has the meaning set forth in Section 5.24(c).

“Balance Sheet Adjustment Amount” means the sum (which may be a positive or negative number and without duplication) of (a) the Net Working Capital Adjustment Amount (which amount may be a positive or negative number), minus (b) the Closing Indebtedness, minus (c) the Closing Company Transaction Expenses.

“Base Purchase Consideration” means $135,000,000.

“Base Revenue Run-Rate” means $37,307,104.

“Basket” means an amount equal to 1.5% of the sum of (a) the Closing Payment Amount, and (b) the Retention Payment Actual Amount, if any.

“Business” means the business of WCP and WCM, respectively, as conducted as of the date hereof.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 12.3.

“CAGR” means compound annual growth rate
.
“Cap” means an amount equal to 12.5% of the sum of (a) the Closing Payment Amount and (b) the Retention Payment Actual Amount, if any.

“Cash and Cash Equivalents” means (a) cash and cash equivalents, excluding (i) regulatory capital of WCP and WCM, (ii) restricted cash amounts (such as Client cash and cash equivalents not owned by WCP and WCM), (iii) seed capital, co-investments and cash held by or belonging to consolidated investment funds, plus (b) deposits and transfers in transit to WCP and WCM, and minus (c) solely to the extent that the liabilities being discharged by such checks are excluded from Net Working Capital, checks of WCP and WCM issued but not yet cleared; provided that notwithstanding anything herein to the contrary, Cash and Cash Equivalents shall be calculated net of any withholding taxes required to distribute such amounts out of WCP and WCM.

“Cash Balance Plan” means the Westchester Capital Management, LLC Cash Balance Plan, effective as of January 1, 2011, as amended.

“CEF” has the meaning set forth in the recitals.

“Claimant” has the meaning set forth in Section 12.5(a).

“Client” means all Past Clients, Present Clients and Potential Clients, and with respect to any Present Client or Past Client (as applicable) that is (i) a Public Fund, the term “Client” shall also include the sponsor of such Client, and (ii) a Private Fund, the term “Client” shall also include any investor in such Client.

“Client Intermediary” means any registered investment adviser, broker, consultant or other intermediary whose clients or customers have $5,000,000 or more in the aggregate (as of the applicable Client Reference Date) invested in any fund or combination of funds or other pooled vehicle managed, directly or indirectly, by WCM, WCP or their respective controlled Affiliates.

“Client Reference Date” shall mean, at any particular time of determination hereunder, (i) if an Individual Equityholder is providing services to WCM or WCP as of the date of determination, then such date of determination, or (ii) if an Individual Equityholder has ceased providing services to WCM or WCP as of the date of determination, then the date on which such Individual Equityholder ceased to provide services to WCM or WCP.
“Closing” has the meaning set forth in Section 9.1.

“Closing Cash and Cash Equivalents” means the combined Cash and Cash Equivalents of WCP and WCM, in each case calculated in accordance with the Accounting Principles as of 11:59 p.m. New York City time on the day immediately preceding the Closing Date.

“Closing Company Transaction Expenses” means the Company Transaction Expenses as of the Closing Date.

“Closing Date” has the meaning set forth in Section 9.1.

“Closing Indebtedness” means the combined Indebtedness of WCP and WCM as of 11:59 p.m. New York City time on the day immediately preceding the Closing Date, except that any Taxes included in the determination of Closing Indebtedness shall be calculated as of 11:59 p.m. New York City time on the Closing Date.

“Closing Net Working Capital” means Net Working Capital determined as of 11:59 p.m. New York City time on the day immediately preceding the Closing Date.

“Closing Payment Amount” means the Base Purchase Consideration, minus the Estimated Consent Adjustment Amount, if any, plus the Estimated Balance Sheet Adjustment Amount, minus the Indemnity Escrow Amount.

“Closing Revenue Run-Rate” means the Revenue Run-Rate as of the Closing Date. The Closing Revenue Run-Rate shall be calculated using the same methodology as the Base Revenue Run-Rate as set forth on Schedule 1.1; provided that the Closing Revenue Run-Rate shall not include any Non-Consenting Clients, as determined as of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Revenue” as of an Earnout Measurement Date means an amount equal to the sum (without duplication) of:

(a)the combined management fee revenues of WCP and WCM, net of any applicable expense reimbursements or fee waivers; plus

(b)Buyer’s share of management fees from the Sponsored Funds, whether received directly or indirectly, net of any applicable expense reimbursements or fee waivers; plus

(c)Buyer’s share of management fees from any US based commingled product (excluding closed-end funds), net of any applicable expense reimbursements or fee waivers and out-of-pocket revenue share payments to intermediaries, offered by Buyer or any Affiliate of Buyer and managed by WCP or WCM, whose principal investment strategy is substantially the same as the Sponsored Funds, which, for the avoidance of doubt, shall include leveraged versions of such Sponsored Funds; plus

(d)100% of the management fee revenues, net of any applicable expense reimbursements or fee waivers, from any products whose principal investment strategy is merger arbitrage and that are managed by Buyer or any Affiliate of Buyer but not managed by WCP or WCM; provided that if the product is a result of an acquisition by Buyer or any Affiliate of Buyer, the Combined Revenue shall include only the management fee revenues in excess of the amount of management fee revenues of Buyer or such Affiliate at the time of such acquisition; plus

(e)Buyer’s share of the performance-based fees from registered investment companies managed by WCP or WCM; plus

(f)Buyer’s share of normalized performance-based fee revenues from accounts managed by WCP or WCM, other than registered investment companies and the Private Funds in existence on the Closing Date, where “normalized performance-based fee revenues” means (x) for fee structures that have been in place for WCP and WCM for less than two years, actual performance-based fee revenues, and (y) otherwise, the trailing two-year average of the applicable fees.

For the avoidance of doubt, revenues of WCP and WCM shall include, without duplication: (i) 100% of the net management fees from the Trust and the Sponsored Funds; plus (ii) 100% of incremental net management fee revenue from any products whose principal investment strategy is merger arbitrage and that are managed by Buyer or any Affiliate of Buyer but not managed by WCP or WCM (where, in the case of an acquired fund, incremental net management fees mean net management fees in excess of those in place at the time of acquisition); plus (iii) 100% of the management fee revenues from institutional and retail separately managed accounts managed by WCP or WCM; plus (iv) 100% of the management fee revenues from third-party products that are sub-advised by WCP or WCM (it being understood that Buyer’s approval is required for any new sub-advised products); plus (v) 100% of management fees from any US based commingled product (excluding closed-end funds), net of any applicable expense reimbursements or fee waivers and out-of-pocket revenue share payments to intermediaries, offered by Buyer or any Affiliate of Buyer and managed by WCP or

WCM whose principal investment strategy is substantially the same as the Sponsored Funds, which, for the avoidance of doubt, shall include leveraged versions of such Sponsored Funds; plus (vi) 100% of performance fees from registered investment companies managed by WCP or WCM; plus (vii) 100% of normalized performance fees from accounts managed by WCP and WCM other than registered investment companies and the Private Funds in existence on the Closing Date; plus (viii) 50% of the management fee revenues from any other products offered by Buyer and managed by WCP or WCM, net of any applicable expense reimbursements or fee waivers (it being understood that Sellers in their sole discretion may elect not to manage such product). Notwithstanding the foregoing, the Combined Revenue shall not include any management fee revenues generated from assets owned directly or indirectly by the Individual Equityholders, their Immediate Family members, or their respective Affiliates.

“Company Transaction Expenses” means (a) all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives, and consultants and appraisal fees, costs and expenses) incurred by WCM, WCP, any Seller or any Individual Equityholder (to the extent that WCM or WCP is responsible for the payment thereof) in connection with the negotiation and execution of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby (including any such amounts required to be paid to any third party in connection with obtaining any consent, waiver or approval), other than Proxy and Related Expenses, (b) 50% of Proxy and Related Expenses, (c) all amounts payable by WCM or WCP to any current or former employee as a result of the consummation of the transactions contemplated hereby under any change of control, retention, termination, severance other similar arrangements (whether prior to, upon or after such consummation and whether or not in connection with another event, plus the employer portion of any related payroll Taxes imposed on WCM or WCP, in each case to the extent not paid prior to the Closing Date), (d) 50% of the fees payable to the Escrow Agent, and (e) the transaction expenses to be borne by Sellers pursuant to Section 7.5, in each case, accrued in accordance with the Accounting Principles and in connection with the consummation of the transactions contemplated hereby but which remain unpaid as of 11:59 p.m. New York City time on the day immediately preceding the Closing Date. For the avoidance of doubt, Company Transaction Expenses shall not include Indebtedness or any Current Liabilities.

“Commodity Exchange Act” means the Commodity Exchange Act of 1936, as amended.

“Compliance Manual” has the meaning set forth in Section 5.23.

“Confidentiality Agreement” has the meaning set forth in Section 7.6.

“Consent Adjustment Amount” means (a) if the Closing Revenue Run-Rate is greater than or equal to 95% of the Base Revenue Run-Rate, zero, and (b) if the Closing Revenue Run-Rate is less than 95% of the Base Revenue Run-Rate, an amount equal to the product of (i) the Base Purchase Consideration, and (ii) 4/3 times (x) 95% minus (y) a percentage determined by dividing the Closing Revenue Run-Rate by the Base Revenue Run-Rate, but in no event shall the Consent Adjustment Amount exceed 20% of the Base Purchase Consideration.

“Contract” means any contract, commitment, plan, agreement, side letter, undertaking, instrument, certificate or license, whether oral or written.

“Current Assets” as of a time of determination means the current assets of WCP and WCM, in each case calculated in accordance with the Accounting Principles as of such time, including, for purposes of clarification, Cash and Cash Equivalents, but excluding Tax assets and receivables from Affiliates and excluding cash and cash equivalents that are excluded from the definition of Cash and Cash Equivalents. The combined Current Assets of WCP and WCM as of the close of business on the Reference Date are set forth on the pro forma balance sheet attached as Schedule 1.2.

“Current Liabilities” as of a time of determination means the current liabilities of WCP and WCM, in each case calculated in accordance with the Accounting Principles as of such time, but excluding intercompany amounts between WCP and WCM and including a daily accrual for annual bonus payments and commissions from the first day of the applicable fiscal year through such time, based on a full year amount consistent with past practice. The combined Current Liabilities of WCP and WCM as of the close of business on the Reference Date are set forth on the pro forma balance sheet attached as Schedule 1.2. For the avoidance of doubt, Current Liabilities shall not include Company Transaction Expenses or Indebtedness.

“Cut-Off Date” means (a) with respect to any representation or warranty (other than a Fundamental Representation) or covenant contained herein, the date that is 18 months after the Closing Date and (b) with respect to any Fundamental Representation, the date that is 60 days past the expiration of the applicable statute of limitations.

“Determination Date” has the meaning set forth in Section 2.4(b).

“Director Resignation Condition” is satisfied with respect to a Sponsored Fund as of a given date if on such date all the trustees of the Public Fund Board of such Sponsored Fund have resigned as trustees and the Virtus Directors will become trustees of such Public Fund Board pursuant to a Director Stockholder Approval.

“Director Stockholder Approval” has the meaning set forth in Section 7.10(a).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Dispute Notice” has the meaning set forth in Section 2.4(b).

“Earnout Measurement Date” means the First Earnout Measurement Date or the Second Earnout Measurement Date, as applicable.

“Earnout Statement” has the meaning set forth in Section 2.6(a).

“Earnout Payment” means the First Earnout Actual Amount or the Second Earnout Actual Amount, as applicable.

“EDF” has the meaning set forth in the recitals.

“Employee Program” has the meaning set forth in Section 5.21(l)(i).

“ERISA” means the Employee Retirement Income Security Act of 1974, together with the rules and regulations promulgated thereunder, as amended from time to time.

“ERISA Affiliate” has the meaning set forth in Section 5.21(l)(iii).

“ERISA Client” has the meaning set forth in Section 4.14.

“Escrow Agent” means City National Bank, a national banking association.

“Escrow Agreement” means an Escrow Agreement among Buyer, Sellers and the Escrow Agent in a form acceptable to Buyer and Sellers in the exercise of their reasonable discretion.

“Estimated Balance Sheet Adjustment Amount” means Sellers’ estimate, which may be a positive or negative number, of the Balance Sheet Adjustment Amount included in the Estimated Closing Statement.

“Estimated Closing Statement” has the meaning set forth in Section 2.4(a).

“Estimated Company Transaction Expenses” means Sellers’ estimate of the Closing Company Transaction Expenses included in the Estimated Closing Statement.

“Estimated Consent Adjustment Amount” means Sellers’ estimate of the Consent Adjustment Amount included in the Estimated Closing Statement.

“Estimated Indebtedness Amount” means Sellers’ estimate of the Closing Indebtedness included in the Estimated Closing Statement.

“Estimated Net Working Capital” has the meaning set forth in Section 2.4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing WCM LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of WCM dated as of December 31, 2010.

“Existing WCP LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of WCP dated as of June 20, 2007, as amended by that certain Amendment No. 1 dated as of December 31, 2010 and further amended by that certain Amendment No. 2 dated as of January 1, 2019.

“FINRA” means the Financial Industry Regulatory Authority.

“First Earnout Actual Amount” means: (a) if the First Earnout CAGR equals or exceeds 10%, an amount equal to the First Earnout Potential Amount; (b) if the First Earnout CAGR is less than 0%, zero; and (c) if the First Earnout CAGR is greater than or equal to 0% and less than 10%, an amount equal to the First Earnout Potential Amount, multiplied by a fraction, the numerator of which is the First Earnout CAGR and the denominator of which is 10%.

“First Earnout CAGR” means: (First Earnout Combined Revenue Amount/Base Revenue Run-rate)1/4 - 1

“First Earnout Combined Revenue Amount” means the Combined Revenue for the 12-month period ending on the First Earnout Measurement Date.

“First Earnout Measurement Date” means December 31, 2024; provided that if the Closing Date is April 1, 2021 or later, then the First Earnout Measurement Date shall be the fourth anniversary of the most recently completed calendar quarter-end immediately preceding the Closing Date.

“First Earnout Potential Amount” means $32,500,000.

“Fund Board Approval” has the meaning set forth in Section 7.10(a).

“Fund Financial Statement Date” has the meaning set forth in Section 5.24(c).

“Fund Financial Statements” has the meaning set forth in Section 5.24(c).

“Fundamental Representations” means those representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4(a), 3.7, 4.1, 4.2, 4.3(a), 4.5, 4.12, 4.14, 4.20(h), 5.1, 5.2, 5.3(a), 5.5, 5.11, 5.14, 5.24(d), 6.1, 6.2, 6.3(a) and 6.8 as well as the last sentence of Section 5.15.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any state of the United States, any territory of the United States or any political subdivision thereof; and any court, tribunal or arbitrator; and any self-regulatory organization (as such term is defined in the Exchange Act).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Immediate Family” means, with respect to any natural person, (a) such person’s spouse, parents, grandparents, children, grandchildren and siblings, and (b) estates, trusts, partnerships and other entities of which a material portion of the interests are held directly or indirectly by, and controlled by, the foregoing.

“Indebtedness” means, at any specified time, any of the following indebtedness of any Person (whether or not contingent and including any and all principal, accrued and unpaid interest, prepayment fees or penalties, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and other amounts which would be payable in connection therewith): (a) any obligations of such Person for borrowed money or in respect of loans or advances (whether or not evidenced by bonds, debentures, notes, or other similar instruments or debt securities); (b) any obligations of such Person as lessee under any capital lease (excluding any lease classified as an operating lease under the Financial Statements) or similar arrangement required to be recorded as a capital lease in accordance with GAAP; (c) all liabilities of such Person under or in connection with letters of credit or bankers’ acceptances, performance bonds, sureties or similar obligations, in each case, only to the extent they have been drawn down; (d) any obligations, including any contingent obligations, of such Person to pay the deferred purchase price of property, goods or services or similar earnout obligations other than, in each case, trade payables incurred in the ordinary course of business and outstanding for not more than 90 days; (e) all liabilities of such Person arising from cash/book overdrafts; (f) all liabilities of such Person under conditional sale or other title retention agreements; (g) all obligations of such Person with respect to vendor advances or any other advances made to such Person; (h) all liabilities of such Person arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates or any credit default swap, total return swap or asset swap or any other arrangement designed to provide a Person with (or to protect a Person from) all or a portion of the economic risk and reward with respect to one or more referenced assets; (i) any liability or obligation of others guaranteed by, or secured by any Lien on the assets of, such Person; (j) with respect to WCM or WCP, the net amount of any obligation or liability of such entity to any Seller or Affiliate of any Seller; (k) with respect to WCM or WCP, any unfunded deferred compensation, plus the employer portion of any payroll Taxes imposed on WCM or WCP, in each case to the extent not paid prior to the Closing Date; (l) any withdrawal liabilities under ERISA, (m) accrued vacation and paid time off with respect to employees, to the extent they are not included in Current Liabilities, and (n) dividends payable or accrued for and other liabilities classified as indebtedness under GAAP; provided that with respect to WCM or WCP, “Indebtedness” shall not include any payables or loans of any kind or nature between WCM or WCP. For the avoidance of doubt, in no event shall “Indebtedness” include any Current Liabilities or any Company Transaction Expenses.

“Indemnifying Party” has the meaning set forth in Section 12.5(a).

“Indemnity Escrow Account” has the meaning set forth in Section 2.3(b).

“Indemnity Escrow Amount” means an amount equal to 10% of the Base Purchase Consideration.

“Individual Equityholders” has the meaning set forth in the recitals.

“Intellectual Property” includes any: (i) registered and unregistered United States and foreign (including territorial) trademarks, service marks, names, trade names, logos, trade dress, copyrights, copyrightable works, Internet or web domain names, web sites, email addresses, telephone numbers and similar rights (including registrations and applications to register, or renew the registration of, any of these), and all documentation relating thereto; (ii) United States and foreign (including territorial) letters patent and patent applications; (iii) inventions, processes, designs, formulae, models, trade secrets, know-how, technical data, designs, specifications, pricing and cost information, and business and marketing plans, strategies and proposals; (iv) computer software, data, source code, executable code, databases and related documentation; (v) other proprietary information or intellectual property rights; (vi) all goodwill arising from or relating to any of the foregoing; (vii) rights to sue for and remedies against past, present and future infringements, misappropriations or other violations of any of the above, and rights of priority and protection of interests in any of the above under applicable law; (viii) tangible embodiments of any of the above (in any medium, including electronic media); and (ix) licenses of rights in any of the above (whether as licensee or licensor).

“Interim Advisory Contract” has the meaning set forth in Section 7.10(a).

“Intralinks Data Room” has the meaning set forth in Section 3.8.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Management Services” means any services that involve: (i) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds); (ii) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds); or (iii) otherwise acting as an “investment adviser” within the meaning of the Investment Advisers Act; including, without limitation, in each of the foregoing cases, performing activities related or incidental thereto.

“ISDA” means any International Swap Dealers Association, Inc. Master Agreement (including any schedules related thereto) to which WCM, WCP or any of the Private Funds or Public Funds is a party.

“IRS” means the Internal Revenue Service.

“JNLEDF” has the meaning set forth in the recitals.

“JNLMAF” has the meaning set forth in the recitals.

“Knowledge of Sellers” means any fact, event, occurrence or other matter actually known to Roy D. Behren, Michael T. Shannon, Bruce J. Rubin or LPC after due inquiry; provided, however, that any knowledge of LPC shall be excluded in any representation or warranty of Sellers concerning WCP.

“Knowledge of WCP” or “Knowledge of WCM” means any fact, event, occurrence or other matter actually known to Roy D. Behren, Michael T. Shannon or Bruce J. Rubin after due inquiry.

“Liability” means any claim, debt, loss, cost, expense, duty, charge, commitment, assessment, obligation or other liability of any kind whatsoever, whether or not accrued or fixed, known or unknown, assessed or assessable, absolute or contingent, determined or determinable, or when due or to become due, or otherwise.

“Lien” means any security interest, mortgage, lien, pledge, charge, title retention, security agreement, lease, option, transfer restriction, defect of title or other encumbrance or right of others, except for Taxes not yet due or payable.

“Losses” has the meaning set forth in Section 12.2.

“LPC” has the meaning set forth in the preamble.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic, political or geopolitical changes or conditions, including any result of elections; (ii) changes or conditions generally affecting the industries in which such Person operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof, any decline in the price or trading volume of a Public Fund’s securities or any other security or any market index, any change in prevailing interest rates, any market appreciation or depreciation, or any currency fluctuations; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent, or at the written request, of Buyer; (vi) any changes in applicable laws, regulations or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency, performance or completion of the transactions contemplated hereby, including the impact thereof on the losses or threatened losses of, or a disruption in, the relationship with, employees, Clients, customers, suppliers, distributors or others having relationships with such Person; (viii) any natural or man-made disaster, acts of God, weather events, floods, earthquakes, COVID-19 or other pandemics, epidemics, disease or health emergencies; (ix) any change in the Assets Under Management, withdrawals and reinvestments, or fee rates of the Public Funds, WCP or WCM; or (x) any failure by such Person to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), except, in the case of clauses (i)-(vi) and (viii), to the extent that the same has a disproportionate impact on such Person as compared to other companies in the same industry).

“Material Contract” means any of the following:

(a)Advisory Contract or any other contract for the provision of Investment Management Services or other similar services;

(b)Other Contract with a Client or an investor in a Private Fund;

(c)Public Fund Agreement;

(d)Contract for the employment or engagement of any employee, consultant, director or other service provider on a full time, part time, consulting or other basis (other than at-will employment arrangements that do not require severance or other promises of payment upon termination);

(e)Contract for the purchase of any assets, material or equipment except in the ordinary course of business consistent with past practice;

(f)Contract for the sale of all or any portion of the Assets or any Contract for the purchase of all or any portion of the assets of any other entity;

(g)Contract with any investment or research consultant, solicitor or sales agent, or otherwise with respect to the referral of business;

(h)Contract containing covenants limiting the freedom of WCP, WCM or their respective Affiliates to compete in the Investment Management Services business or requiring any of WCP, WCM or their respective Affiliates to deal exclusively with any Person or requiring any Person to deal exclusively with WCP or WCM;

(i)Contract under which WCP or WCM has granted to another Person rights in items of Intellectual Property owned or licensed by WCP or WCM;

(j)Contract relating to any Indebtedness;

(k)Side letter or other agreement, arrangement or understanding (written or oral) relating to this Agreement, the transactions contemplated hereby or the operation or ownership of WCM or WCP or any Client;

(l)Contract under which WCP or WCM is obligated, directly or indirectly, to make any capital contribution, co-investment, provision of seed capital or other investment in any Person;

(m)Contract that provides for earn-outs or other similar contingent obligations;

(n)Contract that contains (i) a “clawback” or similar undertaking by WCP, WCM or Sellers requiring the reimbursement or refund of any fees, or (ii) a “most favored nation” or similar provision;

(o)A joint venture, strategic alliance, partnership or other similar Contract involving a sharing of profits or expenses or payments based on revenues or Assets Under Management of WCP, WCM or any of their Clients;

(p)Any ISDA; and

(q)Any other material Contract relating to the business of WCP or WCM.

“Membership Interests” has the meaning set forth in the recitals.

“Multiemployer Plan” has the meaning set forth in Section 5.21(l)(iv).

“NetJets Agreement” has the meaning set forth in Section 2.7(c).

“Net Working Capital” at a time of determination means the Current Assets minus the Current Liabilities, determined as of such time. The combined Net Working Capital of WCP and WCM as of the close of business on the Reference Date is set forth on the pro forma balance sheet attached as Schedule 1.2.

“Net Working Capital Adjustment Amount” means an amount (which may be positive or negative) equal to the Closing Net Working Capital minus the Target Working Capital Amount.

“New Sponsored Fund Advisory Contract” with respect to a Sponsored Fund means (a) a new advisory contract between Virtus Adviser and such Sponsored Fund containing terms, taken as a whole, that are substantially the same as, or no less favorable in any material respect to the Virtus Adviser than, the terms of the existing Advisory Contract as of the date of this Agreement between such Sponsored Fund and WCM, and (b) a subadvisory agreement in Virtus Adviser’s customary form between Virtus Adviser and WCM.

“New Subadvisory Contract” has the meaning set forth in Section 7.10(c).

“Non-Consenting Client” means (a) a Subadvised Fund that has not received the requisite Public Fund Board approval of a New Subadvisory Contract to be effective as of the Closing as contemplated by Section 7.10(c), (b) a Sponsored Fund that has not satisfied the Sponsored Fund

Conditions as of the Closing Date or the Retention Measurement Date, as applicable, or (c) a Client other than a Public Fund that has not provided the requisite consent to the assignment (within the meaning of the Investment Advisers Act) that will result from the consummation of the transactions contemplated by this Agreement.

“Obligations” has the meaning set forth in Section 13.10.

“Offshore Fund” has the meaning set forth in the recitals.

“Onshore Fund” has the meaning set forth in the recitals.

“Pass-through Income Tax Return” has the meaning set forth in Section 10.1.

“Past Client” means, at any particular time of determination, any Person who is neither a Present Client nor a Potential Client as of such date and that was, during the 12 months immediately preceding the applicable Client Reference Date, a recipient of Investment Management Services from WCM or WCP ((x) directly through a managed account or similar structure, (y) indirectly as the holder of five percent or more of a class of equity securities of any Public Fund advised, directly or indirectly, by WCM or WCP, or (z) indirectly as a limited partner or other investor in any private fund sponsored or advised, directly or indirectly, by WCM or WCP).

“PBGC” has the meaning set forth in Section 5.21(e).

“Permitted Activity” means, with respect to each Individual Equityholder, the passive ownership of less than 5% (in the aggregate, with the holdings of such Individual Equityholder’s Immediate Family members and such Individual Equityholder’s and such family members’ respective Affiliates) of any publicly traded class of equity securities of a Person engaged, directly or indirectly, in activities restricted by this Agreement, so long as such Individual Equityholder does not directly or indirectly participate in the business of such Person or such activities (including by providing information or assistance in connection therewith).

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, corporation, association, governmental body or any other similar entity.
“Potential Client” means, at any particular time of determination, any Person with whom (i) WCM, WCP or their respective controlled Affiliates, and/or (ii) any equityholder, partner, member, director, officer, employee, agent or consultant (or persons acting in any similar capacity) of WCM, WCP or their respective controlled Affiliates has within 12 months prior to the applicable Client Reference Date, engaged in substantive discussions regarding the provision of Investment Management Services by WCM, WCP or their respective controlled Affiliates, but who is not at such time a Present Client of WCM, WCP or their respective controlled Affiliates.

“Present Client” means, at any particular time of determination, any Person who is a recipient of Investment Management Services from WCM, WCP or their respective controlled

Affiliates as of the applicable Client Reference Date, (x) directly through a managed account or similar structure, (y) indirectly as the holder of five percent or more of a class of equity securities of any Public Fund advised, directly or indirectly, by WCM, WCP or their respective controlled Affiliates, or (z) indirectly as a limited partner or other investor in any private fund sponsored or advised, directly or indirectly, by WCM, WCP or their respective controlled Affiliates.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Post-Closing Stockholder Approval Fund” has the meaning set forth in Section 2.3(c).

“Private Fund” means the Trust, the Onshore Fund and the Offshore Fund.

“Private Fund Financial Statement” has the meaning in Section 4.20(e).

“Private Fund Financial Statement Date” has the meaning in Section 4.20(e).

“Proposed Closing Date Calculations” has the meaning set forth in Section 2.4(b).

“Proxy and Related Expenses” has the meaning set forth in Section 7.5.

“Public Fund Agreement” has the meaning set forth in Section 5.24(a).

“Public Fund Board” means the board of trustees or similar governing body of a Public Fund.

“Public Fund Regulatory Documents” has the meaning set forth in Section 5.24(j).

“Public Funds” means the Sponsored Funds and the Subadvised Funds.

“Purchase Consideration Percentages” has the meaning set forth in Section 2.3(a).

“Reference Date” means July 31, 2020.

“Restricted Period” means a period of five years immediately following the Closing Date.

“Retention Date Revenue Run-Rate” means the Revenue Run-Rate as of the Retention Measurement Date. The Retention Date Revenue Run-Rate shall be calculated using the same methodology used to calculate the Base Revenue Run-Rate as set forth on Schedule 1.1; provided that the Retention Date Revenue Run-Rate shall not include any Non-Consenting Clients, as determined as of the Retention Measurement Date.

“Retention Measurement Date” means December 31, 2021.

“Retention Payment Actual Amount” means: (a) if the Retention Date Revenue Run-Rate is 95% or more of the Base Revenue Run-Rate, an amount equal to the Retention Payment Potential Amount; (b) if the Retention Date Revenue Run-Rate is less than 90% of the Base Revenue Run-Rate, zero; and (c) if the Retention Date Revenue Run-Rate is greater than 90% of the Base Revenue Run-Rate but less than 95% of the Base Revenue Run-Rate, an amount equal to the Retention Payment Potential Amount, multiplied by a fraction, the numerator of which is the amount by which the ratio of the Retention Date Revenue Run-Rate to the Base Revenue Run-Rate (expressed as a percentage) exceeds 90%, and the denominator of which is 5%.

“Retention Payment Catch-up Amount” means (a) if the Combined Revenue for the 24-month period ending on the Second Earnout Measurement Date is equal to or greater than two times the Base Revenue Run-Rate, the difference, if any, between the Retention Payment Potential Amount and the Retention Payment Actual Amount, and (b) otherwise, zero.

“Retention Payment Potential Amount” means $20,000,000, plus the Consent Adjustment Amount, if any, minus any amounts paid or to be paid to Sellers pursuant to Section 2.3(c).

“Retention Payment Statement” has the meaning set forth in Section 2.5(b).

“Revenue Run-Rate” means, as of any date, the aggregate annualized investment advisory, management and sub-advisory fees for all Public Funds, Private Funds and, without duplication, other Client accounts (other than, with respect to the Closing Revenue Run-Rate and the Retention Date Revenue Run-Rate only, Non-Consenting Clients as of the Closing Date and the Retention Measurement Date, respectively) payable to WCP or WCM, determined by multiplying (x) (A) for purposes of calculating the Closing Revenue Run-Rate, the Adjusted Assets Under Management for each such Public Fund, Private Fund or (without double counting) other Client account as of the Closing Date, and (B) for purposes of calculating the Retention Date Revenue Run-Rate, the Assets Under Management (and not Adjusted Assets Under Management) for each such Public Fund, Private Fund or (without double counting) other Client account as of the Retention Measurement Date, by (y) the applicable investment advisory, management or sub-advisory fee rate for such Public Fund, Private Fund or, without duplication, other Client account as of such date, net of any fee waivers or expense reimbursements, and excluding any performance-based fees (and, for purposes of calculating the Retention Date Revenue Run-Rate with respect to the Sponsored Funds, using the advisory fee rate paid to the Virtus Adviser, net of any fee waivers or expense reimbursements (without double counting)). Notwithstanding the foregoing, the Revenue Run-Rate shall not include any fee revenues (including without limitation, any investment advisory, management, sub-advisory or performance-based fees) generated from assets owned directly or indirectly by the Individual Equityholders, their Immediate Family members, or their respective Affiliates.

“Review Period” has the meaning set forth in Section 2.4(b).

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any United States Governmental Authority (including the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”)), the United Nations Security Council, the European Union, HM Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission.

“Second Earnout Actual Amount” means: (a) if the Second Earnout CAGR equals or exceeds 10%, an amount equal to the Second Earnout Potential Amount; (b) if the Second Earnout CAGR is less than 0%, zero; and (c) if the Second Earnout CAGR is greater than or equal to 0% and less than 10%, an amount equal to the Second Earnout Potential Amount multiplied by a fraction, the numerator of which is Second Earnout CAGR and the denominator of which is 10%.

“Second Earnout CAGR” means: (Second Earnout Combined Revenue Amount/Base Revenue Run-rate)1/5 - 1

“Second Earnout Combined Revenue Amount” means the Combined Revenue for the 12-month period ending on the Second Earnout Measurement Date.

“Second Earnout Measurement Date” means the first anniversary of the First Earnout Measurement Date.

“Second Earnout Potential Amount” means $32,500,000 plus the difference, if any, between the First Earnout Potential Amount and the First Earnout Actual Amount.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and rules and regulations promulgated thereunder.

“Seller Indemnitees” has the meaning set forth in Section 12.2.

“Sellers” has the meaning set forth in the preamble.

“Services Agreements” has the meaning set forth in the recitals.

“Sponsored Fund Conditions” are satisfied with respect to a Sponsored Fund as of a given date if on such date (i) such Sponsored Fund has obtained Fund Board Approval, Advisory Contract Stockholder Approval and the Director Stockholder Approval, and (ii) the Director Resignation Condition shall have been satisfied with respect to such Sponsored Fund.

“Sponsored Funds” has the meaning set forth in the recitals.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subadvised Fund” has the meaning set forth in the recitals.

“Subsidiary” means, with respect to any Person (other than a natural Person), (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the membership, partnership or other similar equity interests thereof is at the time held or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of subpart (b) above, a Person or Persons will be deemed to hold a majority equity interest in a business entity (other than a corporation) if such Person or Persons (i) is allocated a majority of such business entity’s gains or losses, or (ii) is the manager or general partner of such business entity.

“Target Working Capital Amount” means $500,000.

“Tax” or “Taxes” means any U.S. federal, state, territorial or local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, custom, duty, stamp, occupation, premium, profits, windfall profits, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, imputed underpayment, escheat, personal property, sales, use, ad valorem, transfer, registration, value added, general service, alternative or add-on minimum, estimated or other tax, or similar fees, assessments or charges of any kind whatsoever, together with any interest and penalties, additions to tax or additional amounts imposed by any Governmental Authority (whether disputed or not).

“Tax Claim” has the meaning set forth in Section 10.4.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any Governmental Authority relating to Taxes, including any form, schedule or attachment thereto and any amendment or supplement thereof.

“Title IV Plans” has the meaning set forth in Section 5.21(a).

“TMF” has the meaning set forth in the recitals.

“Total Purchase Consideration” has the meaning set forth in Section 2.2.

“Transaction Documents” means this Agreement, the Services Agreements and the Escrow Agreement.

“Transfer Taxes” has the meaning set forth in Section 10.3.

“Trust” has the meaning set forth in the recitals.

“Unaudited Fund Financial Statements” has the meaning set forth in Section 5.24(c).

“Virtus Adviser” has the meaning set forth in Section 6.6.

“Virtus Directors” means the individuals listed on Schedule 7.10.

“VL” has the meaning set forth in the recitals.

“WCM” has the meaning set forth in the preamble.

“WCM Financial Statement Date” has the meaning set forth in Section 5.7.

“WCM Financial Statements” has the meaning set forth in Section 5.7.

“WCP” has the meaning set forth in the preamble.

“WCP Financial Statement Date” has the meaning set forth in Section 4.7.

“WCP Financial Statements” has the meaning set forth in Section 4.7.

“WCP Restructuring” has the meaning set forth in the recitals.

ARTICLE II

Purchase; Structuring Transactions

2.1Purchase and Sale of the Membership Interests. Upon the terms contained in this Agreement, and on the basis of the representations, warranties and covenants set forth herein, at the Closing Sellers shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase and acquire from Sellers, all of the Membership Interests as set forth on Schedule 2.1, free and clear of all Liens.

2.2Total Purchase Consideration. The total purchase price payable for the Membership Interests (the “Total Purchase Consideration”) shall be (i) the Base Purchase Consideration, minus (ii) the Consent Adjustment Amount, if any, plus (iii) the Balance Sheet Adjustment Amount, plus (iv) any disbursements to Sellers from the Indemnity Escrow Account, plus (v) the Retention Payment Actual Amount, if any, plus (vi) the Earnout Payments, if any, plus (vii) the Retention Payment Catch-up Amount, if any.

2.3Closing Payment Amount; Escrow.

(a)Subject to adjustment pursuant to Section 2.4, at the Closing, Buyer shall (i) pay to Sellers the Closing Payment Amount by wire transfer of immediately available funds in the percentages and to the accounts set forth on Schedule 2.3 (such percentages, the “Purchase Consideration Percentages”) and (ii) pay by wire transfer of immediately available funds to the accounts designated by Sellers no later than three Business Days prior to the Closing, the Estimated Company Transaction Expenses.

(b)Simultaneously with the Closing, Sellers and Buyer shall enter into the Escrow Agreement with Escrow Agent and pursuant to the terms of the Escrow Agreement, Buyer shall deposit or cause to be deposited an amount of cash equal to the Indemnity Escrow Amount with the Escrow Agent, and such funds plus all income accrued thereon shall be maintained by the Escrow Agent to secure Sellers’ obligations under Article XII and shall be administered and payable in accordance with the Escrow Agreement (the “Indemnity Escrow Account”). The Escrow Agreement will direct the Escrow Agent to invest and reinvest the Indemnity Escrow Account in TMF. Except for tax distributions to Buyer with respect to the funds held in the Indemnity Escrow Account, as set forth in the Escrow Agreement, any interest or returns on the Indemnity Escrow Amount shall be paid to Sellers in accordance with, and on the dates set forth in, Section 12.5(h) and (i), by wire transfer of immediately available funds in the Purchase Consideration Percentages and to the accounts set forth on Schedule 2.3. Notwithstanding anything to the contrary in this Agreement, the Indemnity Escrow Amount and interest or returns thereon shall not be included as revenue of WCM or WCP in calculating Combined Revenue or any Revenue Run-Rate.

(c)If (i) the Consent Adjustment Amount applied to calculation of the Closing Payment Amount is greater than zero, and (ii) any Sponsored Fund that is a party to an Interim Advisory Contract as of the Closing Date is deemed to be a Non-Consenting Client as of the Closing Date for purposes of calculating the Consent Adjustment Amount but subsequently satisfies the Sponsored Fund Conditions before the termination of the applicable Interim Advisory Contract (each such fund, a “Post-Closing Stockholder Approval Fund”), then within five Business Days after the date on which all the Post-Closing Stockholder Approval Funds have satisfied the Sponsored Fund Conditions (or on the date that is 150 days following the Closing Date in the event not all the Post-Closing Stockholder Approval Funds have satisfied the Sponsored Fund Conditions as of such date), Buyer shall pay to Sellers an amount equal to the difference between (x) the Consent Adjustment Amount, as determined as of the Closing Date, and (y) the amount that the Consent Adjustment Amount would have been as of the Closing Date if each such Post-Closing Stockholder Approval Fund had not been deemed to be a Non-Consenting Client for purposes of the Consent Adjustment Amount used in determining the Closing Payment Amount. Any such payment shall be made to Sellers by wire transfer of immediately available funds in the Purchase Consideration Percentages and to the accounts set forth on Schedule 2.3.

2.4Adjustments to the Closing Payment Amount.

(a)No later than three Business Days prior to the Closing Date, Sellers shall deliver to Buyer a statement (the “Estimated Closing Statement”), certified by each of WCP’s and WCM’s Chief Financial Officer, setting forth (i) the good faith calculations of the Estimated Company Transaction Expenses, the Estimated Indebtedness Amount, the estimated Closing Net Working Capital (the “Estimated Net Working Capital”) (and the related Net Working Capital Adjustment Amount, if any), the Estimated Balance Sheet Adjustment Amount and the

Estimated Consent Adjustment Amount, and (ii) using the amounts referred to in the preceding clause (i), (x) the resulting Closing Payment Amount, and (y) a schedule setting forth (A) the portion of the Closing Payment Amount to be paid to each Seller in accordance with the Purchase Consideration Percentages (such schedule, the “Allocation Schedule”), and (B) the account to which each Seller’s Closing Payment Amount shall be paid. The Estimated Closing Statement shall be delivered with reasonable supporting detail with respect to the calculation of all amounts included therein and, to the extent reasonably requested by Buyer, Sellers shall promptly make available to Buyer and its Representatives the employees and auditors of the WCM, WCP, Public Funds, Private Funds and, without duplication, other Client accounts, and all records and work papers used in preparing the Estimated Closing Statement. WCP and WCM will promptly review any comments proposed by Buyer to the Estimated Closing Statement and will consider, in good faith, any appropriate changes in light of such comments; provided, however, that (1) any disagreement between the parties with respect to the Estimated Closing Statement shall not delay the Closing, and (2) WCP and WCM shall have no obligation to make any changes to the Estimated Closing Statement pursuant to this sentence. The parties acknowledge and agree that none of Buyer or any of its Affiliates (including WCP and WCM after the Closing) shall have any liability whatsoever for the contents of the Allocation Schedule (including the allocations set forth therein) or any payment of the Closing Payment Amount by Buyer or the Escrow Agent so long as such payment is made in accordance with the Allocation Schedule and the terms of this Agreement and Escrow Agreement.

(b)As soon as practicable, but no later than 120 days after the Closing Date, Buyer shall prepare and deliver to Sellers, Buyer’s good faith (i) proposed calculation of the Closing Company Transaction Expenses, (ii) proposed calculation of the Closing Indebtedness, (iii) proposed calculation of the Closing Net Working Capital (and the related Net Working Capital Adjustment Amount, if any), (iv) proposed calculation of the Balance Sheet Adjustment Amount, (v) proposed calculation of the Consent Adjustment Amount, (vi) proposed calculation of the Closing Payment Amount, in each case determined in a manner consistent with the terms of this Agreement (including the definitions contained herein and the Accounting Principles) and together with reasonable supporting calculations thereof, and (vii) an itemized comparative table setting out all sums which are an increase or decrease to the Closing Net Working Capital (and the related Net Working Capital Adjustment Amount, if any), the Closing Indebtedness, the Closing Company Transaction Expenses, the Consent Adjustment Amount, the Balance Sheet Adjustment Amount and the Closing Payment Amount as compared against the Closing Payment Amount set forth in the Estimated Closing Statement and which, for the avoidance of doubt, shall not include any changes in assets or liabilities as a result of purchase accounting adjustments. The proposed calculations described in the previous sentence shall collectively be referred to herein from time to time as the “Proposed Closing Date Calculations.” Buyer shall prepare the Proposed Closing Date Calculations in a manner consistent with the definitions hereof (including the Accounting Principles). Sellers shall have 30 days following receipt of the Proposed Closing Date Calculations to review such calculations (the “Review Period”). Sellers may, on or prior to the last day of the Review Period, give to Buyer written notice of dispute, which sets forth its objections to Buyer’s calculation of the Proposed Closing Date Calculations (each, a “Dispute Notice”). For the avoidance of doubt, Sellers may reasonably request additional information to understand and evaluate the differences between the Proposed Closing Date Calculations (and the components thereof), on the one hand, and the Estimated Closing Statement (and components thereof), on the other hand. Unless Sellers delivers a Dispute Notice to Buyer on or before the last day of the Review Period, the parties agree that the calculation set forth in the Proposed Closing Date Calculations shall be deemed final for all purposes hereunder. Prior to the end of the Review Period, Sellers may accept the Proposed Closing Date Calculations by delivering written notice to that effect to Buyer, in which case the Closing Payment Amount shall be finally determined when such notice is given. If Sellers deliver a Dispute Notice to Buyer on or prior to the last day of the Review Period, Buyer and Sellers shall use commercially reasonable efforts to resolve any disputes set forth in the Dispute Notice in good faith during the 30-day period commencing on the date Buyer receives the applicable Dispute Notice. To the extent any of the items in dispute are resolved and agreed to in writing between Buyer and Sellers during such 30-day period of negotiations, such resolution shall be final and binding on the parties hereto with respect to the specific items so resolved and the Proposed Closing Date Calculations shall be deemed to be updated accordingly. If Sellers and Buyer do not agree upon a final resolution with respect to any disputed items set forth in a Dispute Notice within such 30-day period, then the remaining items in dispute shall be submitted promptly by Buyer and Sellers to an independent accounting firm of national reputation mutually acceptable to Sellers and Buyer (the “Accounting Firm”); provided that the engagement agreement for the Accounting Firm must specify that the Accounting Firm will act as a neutral expert and not as an arbitrator or as a fiduciary to or advocate of either Sellers or Buyer. Any item not specifically submitted to the Accounting Firm for evaluation shall be deemed final and binding on the parties hereto (as set forth in the Proposed Closing Date Calculations, the Dispute Notice or as otherwise resolved in writing by Sellers and Buyer). The Accounting Firm shall be requested to render a written determination of the applicable dispute (acting as an expert and not as an arbitrator) within 30 days after referral of the matter to the Accounting Firm, which determination must set forth, in reasonable detail, the basis therefor and must be based solely on (i) the definitions and other applicable provisions of this Agreement, (ii) a single presentation (which presentations shall be limited to the remaining items in dispute set forth in the Proposed Closing Date Calculations and Dispute Notice) submitted by each of Buyer and Sellers to the Accounting Firm within 15 days after the engagement thereof (copies of which the Accounting Firm shall forward to the other party), and (iii) one written response submitted to the Accounting Firm within five Business Days after receipt of each such presentation (copies of which the Accounting Firm shall forward to the other party), and not on independent review, which such determination shall be conclusive and binding on Buyer and Sellers. Neither Buyer nor Sellers shall have any ex parte conversations or meetings with the Accounting Firm about the substance of the dispute without the prior consent of the other party hereto. The terms of appointment and engagement of the Accounting Firm shall be as reasonably agreed upon between Sellers and Buyer, and any associated engagement fees shall initially be borne 50% by Sellers and 50% by Buyer; provided that such fees shall ultimately be borne by Sellers and Buyer in the same proportion as the aggregate amount of the disputed items that is unsuccessfully disputed by each (as determined by the Accounting Firm) bears to the total amount of the disputed items submitted to the Accounting Firm. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the party incurring such cost and expense. The Accounting Firm shall resolve each disputed item by choosing a value not in excess of, nor less than, the greatest or lowest value, respectively, set forth in the presentations (and, if applicable, the responses) delivered to the Accounting Firm pursuant to this Section 2.4(b). Such determination of the Accounting Firm shall be conclusive and binding upon the parties absent fraud or arithmetic error. The Proposed Closing Date Calculations shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.4(b), and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Closing Net Working Capital, Closing Indebtedness, Closing Company Transaction Expenses, Consent Adjustment Amount, Balance Sheet Adjustment Amount and Closing Payment Amount, in each case, for all purposes hereunder. The date on which all portions of the Proposed Closing Date Calculations are finally determined in accordance with this Section 2.4(b) is hereinafter referred to as the “Determination Date.”

(c)Buyer and Sellers agree that the procedures set forth in Section 2.4(b) for resolving disputes with respect to the Proposed Closing Date Calculations shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit either party from instituting litigation to enforce any final determination of the Closing Payment Amount by the Accounting Firm pursuant to Section 2.4(b) in any court of competent jurisdiction in accordance with Section 13.3. The substance of the Accounting Firm’s determination shall not be subject to review or appeal, absent fraud or arithmetic error. It is the intent of the parties to have any final determination of the Closing Payment Amount by the Accounting Firm proceed in an expeditious manner; provided, however, that any deadline or time period contained herein may be extended or modified by the written agreement of the parties hereto and the parties hereto agree that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm which otherwise conforms to the terms set forth in Section 2.4(b).

(d)If the final Balance Sheet Adjustment Amount is greater than the Estimated Balance Sheet Adjustment Amount, then within five Business Days after the Determination Date, Buyer shall pay, or cause to be paid, to Sellers by wire transfer of immediately available funds in accordance with their respective Purchase Consideration Percentages and to the accounts set forth on Schedule 2.3, an aggregate amount in cash equal to the difference between the final Balance Sheet Adjustment Amount and the Estimated Balance Sheet Adjustment Amount.

(e)If the final Balance Sheet Adjustment Amount is less than the Estimated Balance Sheet Adjustment Amount, then within five Business Days after the Determination Date, Sellers shall pay to Buyer, in accordance with their respective Purchase Consideration Percentages, an aggregate amount in cash equal to the difference between the Estimated Balance Sheet Adjustment Amount and the final Balance Sheet Adjustment Amount.

2.5Retention Payment.

(a)On or before December 15, 2021, Buyer shall deliver to Sellers a statement, certified by an authorized officer of Buyer, setting forth Buyer’s good faith estimate of the Retention Date Revenue Run-Rate and the Retention Payment Actual Amount, together with reasonable supporting detail with respect to the calculation thereof, and shall pay, or cause to be paid, to Sellers by wire transfer of immediately available funds in accordance with their respective Purchase Consideration Percentages and to the accounts set forth on Schedule 2.3, an aggregate amount in cash equal to 85% of such estimated Retention Payment Actual Amount; provided, however, in the event that Buyer’s good faith estimate of the Retention Date Revenue Run-Rate Amount is equal to or greater than 107.5% of the Base Revenue Run-Rate, Buyer shall pay, or cause to be paid, to Sellers by wire transfer of immediately available funds in accordance with their respective Purchase Consideration Percentages and to the accounts set forth on Schedule 2.3, an aggregate amount in cash equal to the Retention Payment Actual Amount.

(b)Within 20 Business Days after the Retention Measurement Date, Buyer shall cause to be prepared and delivered to Sellers a statement (the “Retention Payment Statement”) setting forth Buyer’s calculation of the Retention Date Revenue Run-Rate and the Retention Payment Actual Amount, together with copies of such documents and information used by Buyer in its calculation of such amounts as are reasonably necessary for Sellers to review and verify such calculation.

(c)The provisions of Section 2.4(b) shall apply, mutatis mutandis, with respect to Sellers’ review of the Retention Payment Statement, the delivery of any notice of disagreement with respect to the calculation of the Retention Date Revenue Run-Rate and the Retention Payment Actual Amount by Sellers and the resolution of any such disagreement between the parties with respect to the calculation of the Retention Date Revenue Run-Rate and the Retention Payment Actual Amount. Buyer and Sellers agree that the procedures set forth in Section 2.4(b) for resolving disputes with respect to the Retention Date Revenue Run-Rate and the Retention Payment Actual Amount shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit either party from instituting litigation to enforce any final determination of the Retention Date Revenue Run-Rate and the Retention Payment Actual Amount by the Accounting Firm pursuant to Section 2.4(b) in any court of competent jurisdiction. The substance of the Accounting Firm’s determination shall not be subject to review or appeal, absent fraud or arithmetic error. It is the intent of the parties to have any final determination of the Retention Date Revenue Run-Rate and the Retention Payment Actual Amount by the Accounting Firm proceed in an expeditious manner; provided, however, that any deadline or time period contained herein may be extended or modified by the written agreement of the parties hereto and the parties hereto agree that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm which otherwise conforms to the terms of Section 2.4(b).

(d)Within five Business Days after the final determination of the Retention Date Revenue Run-Rate and the Retention Payment Actual Amount, (i) if the Retention Payment Actual Amount is less than the estimated amount paid by Buyer pursuant to Section 2.5(a), Sellers shall pay to Buyer, in accordance with their respective Purchase Consideration Percentages, an aggregate amount in cash equal to the difference between such estimated amount and the Retention Payment Actual Amount, and (ii) if the Retention Payment Actual Amount is

greater than the estimated amount paid by Buyer pursuant to Section 2.5(a), Buyer shall pay, or cause to be paid, to Sellers by wire transfer of immediately available funds in accordance with their respective Purchase Consideration Percentages and to the accounts set forth on Schedule 2.3, an aggregate amount in cash equal to the difference between the Retention Payment Actual Amount and such estimated amount; provided that subject to Section 12.6(c), any such payment to a Seller may be set off and reduced by the amount of any agreed or adjudicated liability of a Seller to Buyer at the time such payment is otherwise payable, in which case Buyer may retain such amount and the liability of the applicable Seller shall be reduced by the amount of such setoff.

2.6.Earnout Payments.

(a)Within 60 days after each Earnout Measurement Date, Buyer shall deliver to Sellers a written statement (each, an “Earnout Statement”) setting forth (i) a calculation of the amount of the relevant Earnout Payment due with respect to such Earnout Measurement Date under this Section 2.6 and (ii) in the case of the Second Earnout Measurement Date, if the Retention Payment Actual Amount did not equal the Retention Payment Potential Amount, a calculation of the amount of the Retention Payment Catch-up Amount.

(b)The provisions of Section 2.4(b) shall apply, mutatis mutandis, with respect to Sellers’ review of an Earnout Statement, the delivery of any notice of disagreement with respect to the calculation of the relevant Earnout Payment by Sellers and the resolution of any such disagreement between the parties with respect to the calculation of such Earnout Payment and, if applicable, the Retention Payment Catch-up Amount. Buyer and Sellers agree that the procedures set forth in Section 2.4(b) for resolving disputes with respect to each Earnout Statement shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit either party from instituting litigation to enforce any final determination of an Earnout Payment or the Retention Payment Catch-up Amount by the Accounting Firm pursuant to Section 2.4(b) in any court of competent jurisdiction. The substance of the Accounting Firm’s determination shall not be subject to review or appeal, absent fraud or arithmetic error. It is the intent of the parties to have any final determination of an Earnout Payment and Retention Payment Catch-up Amount by the Accounting Firm proceed in an expeditious manner; provided, however, that any deadline or time period contained herein may be extended or modified by the written agreement of the parties hereto and the parties hereto agree that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm which otherwise conforms to the terms of Section 2.4(b).

(c)With respect to each Earnout Payment and the Retention Payment Catch-up Amount, if such amount is greater than zero, then within five Business Days after the final determination of such payment amount, Buyer shall pay, or cause to be paid, to Sellers by wire transfer of immediately available funds, an aggregate amount in cash equal to such payment amount, in accordance with their respective Purchase Consideration Percentages and to the accounts set forth on Schedule 2.3; provided, that, subject to Section 12.6(c), any such payment to a Seller may be set off and reduced by the amount of any agreed or adjudicated liability of a

Seller to Buyer at the time such payment is otherwise payable, in which case Buyer may retain such amount and the liability of the applicable Seller shall be reduced by the amount of such setoff.

(d)During the period from the Closing Date until the Second Earnout Measurement Date: (i) Buyer will not take any action, directly or indirectly, the principal purpose of which is to circumvent or adversely affect Sellers’ ability to receive the Earnout Payments; (ii) Buyer will operate the Business and keep books, records and accounting of the Business separate from its other businesses; (iii) Buyer will not change, or cause the change of, the name of WCM or TMF; and (iv) subject to reasonable confidentiality restrictions in the case of any non-employees, Buyer shall provide information as to the performance of the business of WCM and WCP as Sellers may reasonably request from time to time.

(e)During the period from the Closing Date until the Second Earnout Measurement Date, (i) if the business of WCP and WCM is discontinued, wound up, or liquidated, or there is there is any consolidation, merger, reorganization or recapitalization, or any sale, exchange, conveyance or other disposition of equity interests in, or assets of, WCP or WCM in a single transaction or a series of transactions, in each case, in which Virtus Investment Partners, Inc. ceases to beneficially own, directly or indirectly, an interest in more than 50% of the future combined revenue (calculated in a manner consistent with the definition of Combined Revenue) of WCP and WCM, or (ii) the employment of both Roy D. Behren and Michael T. Shannon is terminated without “Cause” (as defined in their respective Services Agreements) or for “Good Reason” (as defined in their respective Services Agreements), then any CAGR that has not already been determined shall be determined in accordance with this Agreement but shall be no lower than the CAGR determined as of the most recent calendar quarter end preceding the occurrence of the event specified in clause (i) or (ii) above, and subject to such floor, the Earnout Payments shall be payable as and when due under this Agreement.

2.7The Structuring Transactions.

(a)As of the day immediately prior to the Closing, the combined Net Working Capital of WCP and WCM shall be an amount equal to the Target Working Capital Amount. Any such combined Net Working Capital in excess of the Target Working Capital Amount shall be distributed to Sellers immediately prior to the Closing. In the event WCP and WCM do not have sufficient cash to make such distribution, such excess shall be recorded in the books and records of WCP and/or WCM, as applicable, as distributions payable to former members as of the Closing Date and included as a Current Liability in the Closing Net Working Capital.

(b)Immediately prior to the Closing, the Individual Equityholders shall cause the WCP Restructuring to occur.

(c)Immediately prior to the Closing, WCM shall no longer be a party to, and shall have no Liabilities or further obligations in connection with, that certain NetJets Fractional Program Agreement with NetJets Sales, Inc., NetJets Aviation, Inc. and NetJets Services, Inc.

effective as of May 25, 2016 (the “NetJets Agreement”).

2.8Withholding Rights. Buyer shall be entitled to deduct and withhold from any amounts payable to any Seller under this Agreement such amounts as Buyer is required to deduct and withhold with respect to the making of such payment under applicable law. To the extent that such amounts are so withheld and paid over to or deposited with the relevant Governmental Authority by Buyer in accordance with the foregoing, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Seller in respect to which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the Disclosure Schedules, each Seller, severally and not jointly, hereby makes the representations and warranties set forth in this Article III relating to such Seller.

3.1Organization, Standing and Authority. Such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Seller is duly qualified or licensed to do business as a foreign entity, and is in good standing, in every jurisdiction where the failure to be so qualified or licensed would be reasonably likely to have a Material Adverse Effect. Such Seller has all requisite power and authority to conduct its business as presently conducted, to execute and deliver this Agreement and the documents contemplated hereby and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by such Seller hereunder and thereunder.

3.2Authorization and Binding Obligation. The execution, delivery and performance of this Agreement and any other Transaction Document to which such Seller is to be a party have been duly authorized by all necessary action on the part of such Seller. This Agreement and any other Transaction Document to which such Seller is to be a party has been duly executed and delivered by such Seller and assuming the due authorization, execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is to be a party, constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally, or by general equity principles (whether applied in a court of law or a court of equity and including limitations on the availability of specific performance or other equitable remedies).

3.3Ownership of Sellers. The owner(s) of, and outstanding ownership interests in, each Seller other than LPC is set forth opposite the name of such Seller on Schedule 3.3. Such Seller has good and marketable title to all the Membership Interests set forth opposite such Seller’s name on Schedule 3.3, free and clear of all Liens and sufficient to convey title to the Membership Interests to Buyer free and clear of all Liens.

3.4No Violations. The execution, delivery and performance such Seller of this Agreement and the documents contemplated hereby:

(a)will not conflict with any provision of the certificate of formation, certificate of limited partnership, limited liability company agreement or limited partnership agreement of such Seller;

(b)will not conflict with, result in a breach of, or constitute a default under, any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation or ruling of any Governmental Authority; and

(c)will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under or accelerate or permit the acceleration of any performance required by the terms of, any Contract, license or permit to which such Seller is a party or by which such Seller may be bound.

3.5Consents; Governmental/Regulatory Authority. Except under the HSR Act or any other antitrust law and as set forth on Schedule 3.5, no notice, report or other filing must be made with, or authorization, consent or approval obtained from, any Governmental Authority in connection with the execution, delivery and performance such Seller of this Agreement or in connection with the consummation of the transactions contemplated hereby.

3.6Litigation; Proceedings. There is no action, suit, proceeding, complaint, litigation, investigation, inquiry or governmental proceeding pending or, to the Knowledge of Sellers, threatened, against such Seller.

3.7Brokers. Except for Piper Sandler & Co., whose fees and expenses will be borne solely by Sellers, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Individual Equityholders, Sellers, WCP or WCM.

3.8No Other Representations. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), Sellers make no express or implied representation or warranty, including any representation or warranty as to the accuracy or completeness of any information regarding Sellers furnished or made available to Buyer and its representatives (including the Confidential Information Presentation prepared by Piper Sandler & Co. dated February 2020 and any information, documents or material made available to Buyer in the virtual data room hosted by Intralinks (the “Intralinks Data Room”), management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of WCP or WCM, or any representation or warranty arising from statute or otherwise in law. Reference herein to any document or other information being “made available” or “provided” to Buyer prior to the date hereof shall mean that such document or information was included in the Intralinks Data Room by 5:00 p.m. New York City time at least two Business Days prior to the date hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF WCP

As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the Disclosure Schedules, WCP hereby makes the representations and warranties set forth in this Article IV.

4.1Organization, Standing and Authority. WCP is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. A copy of the Existing WCP LLC Agreement and WCP’s Certificate of Formation, as amended to date, certified by the Secretary of State of Delaware, each as previously delivered to Buyer, are complete and correct, and no amendments thereto are pending. WCP has all requisite power and authority to conduct its business as presently conducted, to execute and deliver this Agreement and the documents contemplated hereby and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by WCP hereunder and thereunder.

4.2Authorization and Binding Obligation. The execution, delivery and performance of this Agreement and any other Transaction Document to which WCP is to be a party have been duly authorized by all necessary action on the part of WCP. This Agreement and any other Transaction Document to which WCP is to be a party has been duly executed and delivered by WCP and assuming the due authorization, execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is to be a party, constitutes the legal, valid and binding obligation of WCP, enforceable against WCP in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally, or by general equity principles (whether applied in a court of law or a court of equity and including limitations on the availability of specific performance or other equitable remedies).

4.3No Violations. The execution, delivery and performance WCP of this Agreement and the documents contemplated hereby:

(a)will not conflict with any provision of WCP’s Certificate of Formation or the Existing WCP LLC Agreement;

(b)except as set forth on Schedule 4.3(b), will not materially conflict with, result in a material breach of, or constitute a material default under, any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation or ruling of any Governmental Authority; and

(c)except as set forth on Schedule 4.3(c), will not require a consent under, materially conflict with, constitute grounds for termination of, result in a material breach of, constitute a material default under or accelerate or permit the acceleration of any performance required by the terms of, any Contract, license or permit to which WCP is a party or by which

WCP may be bound.

4.4Consents; Governmental/Regulatory Authority. Except under the HSR Act or any other antitrust law and as set forth on Schedule 4.4, no notice, report or other filing must be made with, or authorization, consent or approval obtained from, any Governmental Authority in connection with the execution, delivery and performance by WCP of this Agreement or in connection with the consummation of the transactions contemplated hereby. In addition, no such notices, reports or other filings, authorizations, consents or approvals (scheduled or unscheduled) must be made relating to matters that, in the aggregate, will have a Material Adverse Effect with respect to WCP or the Private Funds.

4.5Membership Interests; Subsidiaries. All the Membership Interests of WCP have been duly authorized and issued under the Existing WCP LLC Agreement and are 100% owned by the applicable Sellers, as set forth opposite each such Seller’s name on Schedule 4.5. Such Membership Interests constitute the only outstanding ownership interests in WCP. Except as set forth in this Agreement or the Existing WCP LLC Agreement, (a) there are no rights, commitments, agreements or undertakings obligating WCP to issue, transfer, sell or redeem any Membership Interests, and (b) there are no outstanding options, warrants, rights commitments, preemptive rights or agreements of any kind for the issuance or sale of any additional Membership Interests. None of the Membership Interests have been issued in violation of any applicable law or regulation. Other than as expressly set forth in the Existing WCP LLC Agreement, there are no voting trusts, voting arrangements, proxies or other agreements, instruments or understandings with respect to the voting of any Membership Interests. WCP does not have, and has never had, any Subsidiaries or any investment in the debt, capital stock or equity of, or other ownership interest in, any other Person other than a Private Fund.

4.6Business; Registrations.

(a)WCP has at all times required by applicable laws since its inception been duly registered as an investment adviser under the Investment Advisers Act. WCP is duly registered, licensed and qualified as an investment adviser in all jurisdictions where such registration, licensing or qualification is required in order to conduct its business as currently conducted. WCP has not received any written notice that WCP’s registration, licensing or qualification as an investment adviser is, is to be, or will be restricted or terminated.

(b)WCP does not provide Investment Management Services to any Persons other than the Trust, the Onshore Fund and the Offshore Fund. WCP has not at any time since its inception been engaged in any business other than providing Investment Management Services. No Person other than a full-time employee of WCM renders Investment Management Services to or on behalf of Clients or solicits any Persons with respect to the provision of Investment Management Services by WCP.

(c)WCP has made available to Buyer true and correct copies of each of WCP’s most recent Form ADV, as amended to date, and all of its other foreign and domestic registration forms, likewise as amended to date. The information contained in such forms was true and correct in all material respects at the time of filing and as of the date of this Agreement, and WCP has made all amendments to such forms as it is required to make under all applicable laws. None of WCP’s personnel is, or is required to be, licensed as an investment adviser representatives (as such term is defined in Rule 203A-3(a) under the Investment Advisers Act.

(d)Neither WCP, nor any of its Affiliates is required, or has been required, to register as a “commodity pool operator” or “commodity trading advisor” within the meaning of the Commodity Exchange Act, or been required to register in any other capacity with the Commodity Futures Trading Commission or the National Futures Association or a trust company. To the extent required, WCP has duly and timely filed all notices and other documentation required to permit WCP to rely on exclusions or exemptions under the Commodity Exchange Act, the regulations thereunder, or the rules of the National Futures Association.

(e)Neither WCP nor any of its Affiliates is a “broker” or “dealer” within the meaning of the Exchange Act.

4.7Financial Statements. Schedule 4.7 contains a true, correct and complete copy of the following financial statements (collectively, the “WCP Financial Statements”): (a) the unaudited balance sheet of WCP as of December 31, 2019 (the “WCP Financial Statement Date”) and the related unaudited statement of operations for the year then ended; and (b) the unaudited balance sheet of WCP as of December 31, 2020 and the related unaudited statement of operations for the 12-month period then ended. The WCP Financial Statements have been prepared in accordance with GAAP applied on a consistent basis, are true and correct and present fairly, in all material respects, the financial position and the results of operations of WCP as of the dates and for the periods indicated (except for the absence of notes).

4.8No Undisclosed Liabilities. Except as specifically reflected in the WCP Financial Statements or otherwise set forth on Schedule 4.8, WCP has no Liabilities of any nature other than Liabilities that were incurred in the ordinary course of business since December 31, 2020 and that, individually and in the aggregate, would reasonably be expected to have a Material Adverse Effect on WCP.

4.9Legal Actions. Except as set forth on Schedule 4.9, since January 1, 2017, there has been no action, suit, proceeding, complaint, litigation, investigation, inquiry or governmental proceeding pending, or to the Knowledge of WCP threatened, before any Governmental Authority against WCP or any Private Fund or in which any of them is otherwise engaged or involved. No such action, suit, proceeding, complaint, litigation, investigation or proceeding would reasonably be expected to have a Material Adverse Effect on WCP or any of the Private Funds. None of WCP or any Private Fund is subject to, or bound by, any judgment, order, writ, injunction or decree of any Governmental Authority, including the SEC.

4.10Compliance with Laws.

(a)Except as set forth on Schedule 4.10, since January 1, 2015, (i) each of

WCP and each Private Fund has been in compliance in all material respects with all applicable laws, rules, regulations, ordinances, orders or requirements, and (ii) WCP and each Private Fund has complied in all material respects with all written notices and demands to it from all Governmental Authorities. Neither WCP nor any Affiliated Person of WCP has been convicted of any felony or misdemeanor described in Section 9(a)(1) of the Investment Company Act, nor has WCP, or any “person associated” (as defined in the Investment Advisers Act) with WCP, been subject, or presently is subject, to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or Rule 206(4)-4(b) thereunder, or for disqualification as an investment adviser, employee, officer or director of an investment company under Section 9 of the Investment Company Act, or any event which would require WCP to give an affirmative response to any of the questions in Item 11 of its Form ADV (or any successor form), and there is no proceeding or investigation that is reasonably likely to become the basis for any such disqualification, denial, suspension or revocation or disclosure requirement.

(b)Neither WCP nor, to the Knowledge of WCP, any of its owners or representatives, or any Person directly associated with or acting for or on behalf thereof, has directly or indirectly (i) made or attempted to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services, (A) to obtain favorable treatment for business or contracts secured, (B) to pay for favorable treatment for business or contracts secured, (C) to obtain special concessions or for special concessions already obtained or (D) in violation of any requirement of any applicable law in each jurisdiction where WCP is conducting or has conducted business (including Anti-Bribery Laws), or (ii) established or maintained any fund or asset that has not been recorded in the applicable books and records. WCP has established commercially reasonable internal controls and procedures to ensure compliance with Anti-Bribery Laws and has made available all of such documentation to Buyer.

(c)Neither WCP, any of Sellers or the Individual Equityholders, nor, to the Knowledge of WCP, any employee acting on behalf of any of the foregoing, (i) is currently the subject or the target of any Sanctions, (ii) is located, organized or resident in a country, territory or geographical region that is itself the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine) or whose government is the subject or target of Sanctions, (iii) is named in any Sanctions-related list maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury, including the Specially Designated Nationals and Blocked Persons List maintained by OFAC, (iv) is, otherwise, by public designation of the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other equivalent, applicable Governmental Authority, or subject or target of any Sanctions, (v) is a Person with which any United States person is prohibited from dealing or otherwise engaging in any transaction by any applicable law, (vi) is owned or controlled by Persons described in clauses (i) through (v) or is otherwise the subject of Sanctions, or (vii) conducts any business or engages in, or has conducted any business or engaged in, making or receiving any contribution of goods, services or money to or for the benefit of any Person, or in any country or territory, that is the subject of Sanctions, other than in compliance with Sanctions laws and regulations. No proceedings by or before any

Governmental Authority with respect to any such Sanctions is pending or, to the Knowledge of WCP, threatened.

(d)To the extent required by applicable law, WCP has adopted written anti-money laundering programs and written customer identification programs (including with respect to Investors), in each case that complies in all material respects with applicable law, and a true and correct copy of which has been made available to Buyer. WCP has complied with the terms of such written programs in all material respects.

(e)WCP and each Private Fund maintains policies and procedures reasonably designed to provide that such Person is in material compliance with all applicable laws regarding data security, privacy, data transfer and the use of data. WCP and each Private Fund is in material compliance with all such policies and all other applicable laws pertaining to data security, privacy, data transfer and the use of data. There have been no (i) claims for or losses or thefts of data or security breaches relating to data used in the business of WCP or any Private Fund; (ii) claims for or, to the Knowledge of WCP, violations of any security policy regarding any such data; (iii) claims for or, to the Knowledge of WCP, unauthorized access or unauthorized use of any such data; or (iv) claims for or, to the Knowledge of WCP, unintended or improper disclosure of any personally identifiable information in the possession, custody or control of WCP or any Private Fund or a contractor or agent acting on behalf of WCP or any Private Fund, in each case that would reasonably be expected to have a Material Adverse Effect on WCP or any Private Fund.

4.11Real Property. WCP does not own or lease any real property.

4.12Taxes.

(a)WCP has paid or caused to be paid all Taxes required to be paid by it through the date hereof. The unpaid Taxes of WCP (i) did not, as of the WCP Financial Statement Date, exceed the reserve for Tax liability (rather than the reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the unaudited balance sheet as of such date (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the date hereof and the Closing Date in accordance with the past custom and practice of WCP in filing its Tax Returns. All Taxes required to be withheld by WCP including, but not limited to, Taxes arising as a result of payments, including salaries and wages, to non-U.S. persons or to employees of WCP, have been collected and withheld, and have either been paid to the applicable Governmental Authority, set aside in accounts for such purpose, or accrued, reserved against, and entered on the books and records of WCP, all in accordance with applicable law.

(b)WCP has, in accordance with all applicable laws, filed all income and other material Tax Returns required to be filed by it, and all such Tax Returns are correct and complete in all material respects. For each taxable period of WCP ended on or after December 31, 2017, WCP has delivered to Buyer correct and complete copies of all material Tax Returns and all examination reports and statements of deficiencies assessed against or agreed to by WCP.

WCP has delivered to Buyer true and complete copies of all Tax notices filed and elections made by (or with respect to) WCP.

(c)No claim has ever been made in writing by a Governmental Authority in a jurisdiction where WCP does not file reports and returns that WCP is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of WCP that arose in connection with any failure (or alleged failure) to pay any Taxes. WCP has never entered into a closing agreement pursuant to Section 7121 of the Code or with any Governmental Authority.

(d)Except as set forth on Schedule 4.12(d), there has not been any audit of any Tax Return filed by WCP, no such audit is in progress, and WCP has never been notified in writing by any Governmental Authority that any such audit is contemplated or pending. No extension of time with respect to any date on which a Tax Return was or is to be filed by WCP is in force, and no waiver or agreement by WCP is in force for the extension of time for the assessment or payment of any Taxes.

(e)Except as set forth on Schedule 4.12(d), WCP has never received from any Governmental Authority any notice of proposed adjustment, deficiency or underpayment of Taxes or any other such notice which has not been satisfied by payment or been withdrawn, and to the Knowledge of WCP, neither the IRS nor any other Governmental Authority is threatening to assert against WCP any deficiency or claim for additional Taxes.

(f)WCP has never filed, and has never been required to file, a consolidated, combined or unitary Tax Return with any other entity. WCP is not a party to, nor does it have any obligation under, any Tax sharing agreement. WCP does not have any liability for the Taxes of any Person as a transferee or successor, by contract or otherwise.

(g)At all times since its formation, WCP (and any predecessor) has been classified as either a disregarded entity or as a partnership for U.S. federal income Tax purposes (and for applicable state and local income Tax purposes).

(h)Neither WCP nor any predecessor to the business of WCP has engaged in any transaction that could give rise to (i) a disclosure obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

(i)The WCP Restructuring will not result in recognition of gain or loss for any of Sellers, or WCP.

4.13Bank Accounts. Schedule 4.13 contains a true, correct and complete list of each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which WCP has an account, safe deposit or lock box on the date hereof, and such list correctly and completely specifies for each account the type of account (e.g., checking account, payroll, etc.) and the names and identification of all persons authorized to draw on or to have access to such account, safe deposit or lockbox.

4.14ERISA Plan Asset Matters. With respect to any services provided to or transactions with or on behalf of Clients that are subject to Title I of ERISA, Section 4975 of the Code, or similar applicable laws (each such Client, an “ERISA Client”): (a) WCP (and any Person acting on behalf of WCP) has at all times since January 1, 2017 complied with the applicable requirements or prohibitions of ERISA, Section 4975 of the Code and applicable state and local laws; (b) to the extent required by ERISA with respect to any ERISA Client, WCP has at all times maintained bond coverage as required by Section 412 of ERISA, which bond coverage has complied with all applicable requirements of Section 412 of ERISA and U.S. Department of Labor regulations promulgated thereunder; (c) either (i) WCP has not maintained custody of any “plan assets” of any ERISA Client or (ii) to the extent WCP has maintained the custody of any “plan assets” of any ERISA Client, such custody arrangements have at all times complied with the requirements of Section 404(b) of ERISA and U.S. Department of Labor regulations promulgated thereunder; (d) WCP has not been the subject of any Proceeding, penalty or enforcement by the U.S. Department of Labor or any other Governmental Authority in connection with any services or transactions relating to an ERISA Client; and (e) neither WCP nor any employee or “affiliate” of WCP (as defined in Part VI(d) of the U.S. Department of Labor Prohibited Transaction Class Exemption 84-14, as amended) has been subject to disqualification under Section 411 of ERISA.
4.15Employee Programs. WCP does not maintain or contribute to any Employee Programs. All employees and independent contractors performing services for WCP are employed or engaged, as applicable, by WCM.

4.16Powers of Attorney. WCP has no outstanding powers of attorney.

4.17Managers, Officers and Employees. Schedule 4.17 contains a true, correct and complete list of WCP’s managers, officers and employees.

4.18Material Contracts. Schedule 4.18 contains a true, correct and complete list of all Material Contracts to which WCP or any of the Private Funds is a party or by which WCP, any of the Private Funds or any of their respective assets is bound. None of WCP or any of the Private Funds is in default with respect to such party’s obligations under any such material contract and, to the Knowledge of WCP, the other party to each such Material Contract is not in default with respect to such party’s obligations. Each of the Material Contracts is valid and in full force and effect against WCP and the Private Funds, as applicable, and to the Knowledge of WCP, the other parties thereto, in accordance with its terms. Neither WCP nor any Private Fund is or has been (with or without the lapse of time or the giving of notice, or both) in material breach under any Material Contract and, to the Knowledge of WCP, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in material breach in any respect under any Material Contract. All ISDAs to which WCP or any of the Private Funds is a party are on industry-standard forms, with customary terms and conditions, including without limitation, provisions related to fees, indemnifications, and restrictive covenants.

4.19Ordinary Course. Except as otherwise specifically contemplated by the Transaction Documents, since December 31, 2019, WCP and each Private Fund (a) has conducted its business only in the ordinary course and consistently with its prior practices, (b) has not suffered (and there has not otherwise existed) any condition, circumstance, event or occurrence which has had or would reasonably be expected to have a Material Adverse Effect on WCP or any Private Fund, and (c) has not taken any action which, had it occurred after the date hereof and prior to the Closing, would have required Buyer’s consent pursuant to Section 7.2.

4.20Private Funds.

(a)Each Private Fund has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite partnership, limited liability company, or similar power and authority. Each Private Fund possesses all permits necessary to entitle it to use its name, to own, lease or otherwise hold its properties and assets and to carry on its business as it is now conducted. Each Private Fund is duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under all applicable laws. All of the outstanding shares or other ownership interests of each Private Fund (as applicable) are duly authorized, validly issued, fully paid and non-assessable, and none of such shares or other ownership interests have been issued in violation of any applicable laws.

(b)Schedule 4.20(b) describes each of the Advisory Contracts, ISDAs, arrangements for the payment of service fees and all administrative services and other service agreements, if any, pertaining to any of the Private Funds. As to each Private Fund, there has been in full force and effect an Advisory Contract at all times that WCP was performing Investment Management Services for such Private Fund, and each such Advisory Contract pursuant to which WCP has received compensation respecting its activities in connection with any of the Private Funds was duly approved in accordance with all applicable laws.

(c)There are no special restrictions, consent judgments or judicial orders on or with regard to any of the Private Funds. All material notifications to local regulatory and other bodies required by applicable laws have been made to permit such activities as are carried out by the Private Funds and all authorizations, licenses, consents and approvals required by all applicable laws have been obtained in relation to the Private Funds.

(d)Copies of the current private placement memorandum or other offering document of each of the Private Funds have been provided or made available to Buyer by WCP. The private placement memorandum or other offering document (as applicable) of each Private Fund has at all times since January 1, 2017 complied with all applicable laws, and has not contained any untrue statement of a material fact, or omitted to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, in each such case at all such times as any such prospectus or other applicable offering document was delivered to investors or potential investors in such Private Fund. Each investor or offeree of an investment in a Private Fund has been delivered a private placement memorandum (or other applicable offering document) relating to such Private Fund at all times required by all applicable laws (and in any event prior to subscribing for, or otherwise making an investment decision with respect to, investment interests in such Private Fund).

(e)WCP has made available to Buyer true and complete copies of the financial statements of the Private Funds for the year ended December 31, 2019 (the “Private Fund Financial Statement” and the “Private Fund Financial Statement Date”). Each of the Private Fund Financial Statements is consistent with the books and records of the related Private Fund, and presents fairly in all material respects the consolidated financial position of the related Private Fund at the respective date of such Private Fund Financial Statement and the results of operations and cash flows for the respective periods indicated.

(f)Each of the Private Funds has a qualified custodian which is a third-party entity independent of WCP and WCP is otherwise in compliance with Rule 206(4)-2 under the Investment Advisers Act. WCP is not liable in connection with, on behalf of, or for, any obligation of any of the Private Funds, and WCM is not (nor will be) in a position in which it may become so liable, including on any insolvency, liquidation, transformation, amalgamation, merger or split-up of any of the Private Funds. Each of the Private Funds has sufficient collateral to support its borrowings.

(g)Since January 1, 2017, each of the Private Funds has been in compliance with all applicable laws in all material respects. Each of the Private Funds is exempt from the registration requirements of the Investment Company Act by virtue of Section 3(c)(1) or 3(c)(7) of such Act. Except as set forth on Schedule 4.20(g), there are, and since January 1, 2017 there have been, no legal or governmental actions, investigations, inquiries or proceedings pending or, to the Knowledge of WCP, threatened against any of the Private Funds.

(h)Schedule 4.20(h) (i) sets forth the Assets Under Management for each Private Fund as of the Reference Date and as of December 31, 2020, (ii) lists each Advisory Contract between WCP and a Private Fund and the fee schedule in effect with respect to such Advisory Contract, (iii) sets forth any fees or other payments required to be paid by WCP to third parties or employees in connection with each such Advisory Contract and/or the relationship with such Private Fund, and (iv) lists any Contracts pursuant to which WCP, Sellers or any of their Affiliates has undertaken or agreed to cap, waive, offset, reimburse or otherwise reduce any or all fees or charges payable by or with respect to any of the Private Funds. With respect to each Client, each investment made by WCP on behalf of such Client has been made in accordance with such Client’s investment policies, guidelines and restrictions set forth in its Advisory Contract in effect at the time the investments were made and in accordance with such Client’s investment policies, guidelines and restrictions set forth in its offering documents, constituent documents and marketing materials, in each case as in effect at the time the investments were made, and has been held thereafter in accordance with such investment policies, guidelines and restrictions, in each case, in all material respects. WCM is not nor has been in default with respect to its obligations under any material contract with one or more

Private Funds, including, without limitation, any contractual requirements that WCP, in its capacity as a general partner or investment adviser, maintain a minimum investment amount in one or more Private Funds.

(i)Except as set forth on Schedule 4.21, as of the date hereof, no Private Fund or investor therein has, to the Knowledge of WCP, expressed to WCP an intention to terminate or reduce its investment relationship with WCP or adjust the fee schedule with respect to any contract in a manner which would reduce the fees or other payments to WCP (including giving effect to the Closing) in connection with such client relationship.

(j)Taxes.

(i)Each Private Fund has paid or caused to be paid all Taxes required to be paid by it through the date hereof. The unpaid Taxes of each Private Fund (i) did not, as of the Private Fund Financial Statement Date, exceed the reserve for Tax liability (rather than the reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the unaudited balance sheet as of such date (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the date hereof and the Closing Date in accordance with the past custom and practice of each such Private Fund in filing its Tax Returns. All Taxes required to be withheld by each Private Fund including, but not limited to, Taxes arising as a result of payments, including salaries and wages, to non-U.S. persons or to employees of WCP, WCM or any Private Fund, have been collected and withheld, and have either been paid to the applicable Governmental Authority, set aside in accounts for such purpose, or accrued, reserved against, and entered on the books and records of each such Private Fund, all in accordance with applicable law.

(ii)Each Private Fund has, in accordance with all applicable law, filed all income and other material Tax Returns required to be filed by it, and all such Tax Returns are correct and complete in all material respects. For each taxable period of each Private Fund ended on or after December 31, 2017, each such Private Fund has delivered to Buyer correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by each such private Fund. Each Private Fund has delivered to Buyer true and complete copies of all Tax notices filed and elections made by (or with respect to) such Private Fund.

(iii)No claim has ever been made in writing by a Governmental Authority in a jurisdiction where a Private Fund does not file reports and returns that such Private Fund is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of any Private Fund that arose in connection with any failure (or alleged failure) to pay any Taxes. No Private Fund has ever entered into a closing agreement pursuant to Section 7121 of the Code or with any Governmental Authority.

(iv)There has not been any audit of any Tax Return filed by any Private Fund, no such audit is in progress, and no Private Fund has ever been notified in writing by any Governmental Authority that any such audit is contemplated or pending. No extension of time with respect to any date on which a Tax Return was or is to be filed by any Private Fund is in force, and no waiver or agreement by any Private Fund is in force for the extension of time for the assessment or payment of any Taxes.

(v)No Private Fund has ever received from any Governmental Authority any notice of proposed adjustment, deficiency or underpayment of Taxes or any other such notice which has not been satisfied by payment or been withdrawn. To the Knowledge of WCP, neither the IRS nor any other Governmental Authority is threatening to assert against WCP any deficiency or claim for additional Taxes.

(vi)No Private Fund has never been (and has never had any liability for unpaid Taxes because it once was) a member of an “affiliated group” (as defined in Section 1504(a) of the Code). No Private Fund has ever filed, and has ever been required to file, a consolidated, combined or unitary Tax Return with any other entity. No Private Fund is a party to, nor does it have any obligation under, any Tax sharing agreement. No Private Fund has any liability for the Taxes of any Person as a transferee or successor, by contract or otherwise.

(vii)No Private Fund nor any predecessor to the business of any Private Fund has engaged in any transaction that could give rise to (i) a disclosure obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

4.21Transactions with Interested Persons. Except as set forth on Schedule 4.21, since January 1, 2017, none of WCP or any Private Fund has been a party to any material transaction or material contract or arrangement with the Individual Equityholders, Sellers, any director, manager, member, partner, director, stockholder, owner, officer or employee of WCP, any of the respective Immediate Family members of any of the foregoing Persons, or any of the respective Affiliates of any of the foregoing Persons, and, to the Knowledge of WCP, none of the foregoing Persons (other than Affiliates of LPC) owns, directly or indirectly on an individual or joint basis, any interest (excluding passive investments in the shares of any enterprise which are publicly traded; provided that such Person’s holdings therein, together with any holdings of such Person’s Immediate Family members and their respective Affiliates, are less than five percent of the outstanding shares or comparable interest in such entity in the aggregate) in, or serves as an employee, independent contractor, officer, director, member, partner, stockholder, owner or in another similar capacity of, any competitor or Client of WCP or any other Person which has, or since January 1, 2017, has had, a material contract or arrangement with WCP or any Private Fund.

4.22Books and Records. The books and records of WCP are complete and correct in all material respects and have been maintained in all material respects in accordance with applicable law. At the Closing, all of the books and records of WCP (including all accounting and human resources-related records pertaining to WCP held or controlled by WCP or Sellers) will be fully accessible by and in the possession or control of WCP or Sellers.

4.23No Other Representations. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), WCP makes no express or implied representation or warranty, including any representation or warranty as to the accuracy or completeness of any information regarding WCP furnished or made available to Buyer and its representatives (including the Confidential Information Presentation prepared by Piper Sandler & Co. dated February 2020 and any information, documents or material made available to Buyer in the Intralinks Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of WCP, or any representation or warranty arising from statute or otherwise in law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF WCM

As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the Disclosure Schedules, WCM hereby makes the representations and warranties set forth in this Article V.

5.1Organization, Standing and Authority. WCM is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. A copy of the Existing WCM LLC Agreement and WCM’s Certificate of Formation, as amended to date, certified by the Secretary of State of Delaware, each as previously delivered to Buyer, are complete and correct, and no amendments thereto are pending. WCM has all requisite power and authority to conduct its business as presently conducted, to execute and deliver this Agreement and the documents contemplated hereby and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by WCM hereunder and thereunder.

5.2Authorization and Binding Obligation. The execution, delivery and performance of this Agreement and any other Transaction Document to which WCM is to be a party have been duly authorized by all necessary action on the part of WCM. This Agreement and any other Transaction Document to which WCP is to be a party has been duly executed and delivered by WCM and assuming the due authorization, execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is to be a party, constitutes the legal, valid and binding obligation of WCM, enforceable against WCM in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally, or by general equity principles (whether applied in a court of law or a court of equity and including limitations on the availability of specific performance or other equitable remedies).

5.3No Violations. The execution, delivery and performance by WCM of this Agreement and the documents contemplated hereby:

(a)will not conflict with any provision of WCM’s Certificate of Formation or the Existing WCM LLC Agreement;

(b)except as set forth on Schedule 5.3(b), will not materially conflict with, result in a material breach of, or constitute a material default under, any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation or ruling of any Governmental Authority; and

(c)except as set forth on Schedule 5.3(c), will not require a consent under, materially conflict with, constitute grounds for termination of, result in a material breach of, constitute a material default under or accelerate or permit the acceleration of any performance required by the terms of, any Contract, license or permit to which WCM is a party or by which WCM may be bound.

5.4Consents; Governmental/Regulatory Authority. Except under the HSR Act or any other antitrust law and as set forth on Schedule 5.4, no notice, report or other filing must be made with, or authorization, consent or approval obtained from, any Governmental Authority in connection with the execution, delivery and performance by WCM of this Agreement or in connection with the consummation of the transactions contemplated hereby. In addition, no such notices, reports or other filings, authorizations, consents or approvals (scheduled or unscheduled) must be made relating to matters that, in the aggregate, will have a Material Adverse Effect on WCM or the Public Funds.

5.5Membership Interests; Subsidiaries. All the Membership Interests of WCM have been duly authorized and issued under the Existing WCM LLC Agreement and are 100% owned by Sellers, as set forth opposite each such Seller’s name on Schedule 5.5. Such Membership Interests constitute the only outstanding ownership interests in WCM. Except as set forth in this Agreement or the Existing WCM LLC Agreement, (a) there are no rights, commitments, agreements or undertakings obligating WCM to issue, transfer, sell or redeem any Membership Interests, and (b) there are no outstanding options, warrants, rights commitments, preemptive rights or agreements of any kind for the issuance or sale of any additional Membership Interests. None of the Membership Interests have been issued in violation of any applicable law or regulation. Other than as expressly set forth in the Existing WCM LLC Agreement, there are no voting trusts, voting arrangements, proxies or other agreements, instruments or understandings with respect to the voting of any Membership Interests. WCM does not have, and has never had, any Subsidiaries or any investment in the debt, capital stock or equity of, or other ownership interest in, any other Person other than a Private Fund.

5.6Business; Registrations.

(a)WCM is registered as an investment adviser under the Investment Advisers Act. WCM has not received any written notice that WCM’s registration as an investment adviser is, is to be, or will be restricted or terminated. WCM does not provide Investment Management Services to any Persons other than the Sponsored Funds and each Subadvised Fund.

(b)WCM has not at any time since its inception been engaged in any business other than providing Investment Management Services and related activities. No Person other than a full-time employee of WCM renders Investment Management Services to or on behalf of Clients or solicits Clients (or investors therein) with respect to the provision of Investment Management Services by WCM.

(c)WCM has at all times required by applicable laws since its inception been duly registered as an investment adviser under the Investment Advisers Act. WCM is duly registered, licensed and qualified as an investment adviser in all jurisdictions where such registration, licensing or qualification is required in order to conduct its business as currently conducted, except for where the failure to be so registered, licensed or qualified is not material to the Business.

(d)WCM has made available to Buyer true and correct copies of each of WCM’s most recent Form ADV, as amended to date, and all of its other foreign and domestic registration forms, likewise as amended to date. The information contained in such forms was true and correct in all material respects as of the time of filing and as of the date of this Agreement, and WCM has made all amendments to such forms as it is required to make under all applicable laws. None of WCM’s personnel is, or is required to be, licensed as an investment adviser representatives (as such term is defined in Rule 203A-3(a) under the Investment Advisers Act).

(e)Neither WCM, nor any of its Affiliates is required, or has been required, to register as a “commodity pool operator” or “commodity trading advisor” within the meaning of the Commodity Exchange Act, or been required to register in any other capacity with the Commodity Futures Trading Commission or the National Futures Association or a trust company. To the extent required, WCM has duly and timely filed all notices and other documentation required to permit WCM to rely on exclusions or exemptions under the Commodity Exchange Act, the regulations thereunder, or the rules of the National Futures Association.

(f)Neither WCM nor any of its Affiliates is a “broker” or “dealer” within the meaning of the Exchange Act.

5.7Financial Statements. Schedule 5.7 contains a true, correct and complete copy of the following financial statements (collectively, the “WCM Financial Statements”): (a) the balance sheet of WCM as of December 31, 2019 (the “WCM Financial Statement Date”); and (b) the related statement of operations for the year then ended and the unaudited balance sheet of WCM as of December 31, 2020 and the related statement of operations for the 12-month period then ended. The WCM Financial Statements have been prepared in accordance with GAAP applied on a consistent basis, are true and correct and present fairly, in all material respects, the financial position and the results of operations of WCM as of the dates and for the periods indicated (except for the absence of notes for any unaudited WCM Financial Statements). The balance sheet of WCM as of the WCM Financial Statement Date and the related statement of operations for the year then ended have been audited by an independent registered public accounting firm.

5.8Legal Actions. Except as set forth on Schedule 5.8, since January 1, 2017 there has been no action, suit, proceeding, complaint, litigation, investigation, inquiry or governmental proceeding pending, or to the Knowledge of WCM threatened, before any Governmental Authority against WCM or any Public Fund or in which any of them is otherwise engaged or involved. No such action, suit, proceeding, complaint, litigation, investigation or proceeding would reasonably be expected to have a Material Adverse Effect on WCM or the Public Funds. None of WCM or any Public Fund is subject to, or bound by, any judgment, order, writ, injunction or decree of any Governmental Authority, including the SEC.

5.9Compliance with Laws.

(a)Except as set forth on Schedule 5.9, since January 1, 2017, (i) WCM is in compliance in all material respects with all applicable laws, rules, regulations, ordinances, orders or requirements, and (ii) WCM has complied in all material respects with all written notices and demands to it from all Governmental Authorities with respect to the provision of Investment Management Services to the Public Funds. Neither WCM nor any Affiliated Person of WCM has been convicted of any felony or misdemeanor described in Section 9(a)(1) of the Investment Company Act, nor has any investment advisor, or any “person associated” (as defined in the Investment Advisers Act) with any investment advisor, of the Sponsored Funds or, to the Knowledge of WCM, a Subadvised Fund, been subject, or presently is subject, to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or Rule 206(4)-4(b) thereunder, or for disqualification as an investment adviser, employee, officer or director of an investment company under Section 9 of the Investment Company Act, or any event which would require WCM to give an affirmative response to any of the questions in Item 11 of its Form ADV (or any successor form) and there is no proceeding or investigation that is reasonably likely to become the basis for any such disqualification, denial, suspension or revocation or disclosure requirement.

(b)Neither WCM nor, to the Knowledge of Sellers, any of its owners or representatives, or any Person directly associated with or acting for or on behalf thereof, has directly or indirectly (i) made or attempted to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services, (A) to obtain favorable treatment for business or contracts secured, (B) to pay for favorable treatment for business or contracts secured, (C) to obtain special concessions or for special concessions already obtained or (D) in violation of any requirement of any applicable law in each jurisdiction where WCM is conducting or has conducted business (including Anti-Bribery Laws), or (ii) established or maintained any fund or asset that has not been recorded in the applicable books and records. WCM has established commercially reasonable internal controls and procedures to ensure compliance with Anti-Bribery Laws and has made available all of such documentation to Buyer.

(c)None of WCM, Sellers or the Individual Equityholders, nor, to the Knowledge of WCM, any employee acting on behalf of any of the foregoing, (i) is currently the subject or the target of any Sanctions, (ii) is located, organized or resident in a country, territory or geographical region that is itself the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine) or whose government is the subject or target of Sanctions, (iii) is named in any Sanctions-related list maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury, including the Specially Designated Nationals and Blocked Persons List maintained by OFAC, (iv) is otherwise, by public designation of the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other equivalent, applicable Governmental Authority, or subject or target of any Sanctions, (v) is a Person with which any United States person is prohibited from dealing or otherwise engaging in any transaction by any applicable law, (vi) is owned or controlled by Persons described in clauses (i) through (v) or is otherwise the subject of Sanctions, or (vii) conducts any business or engages in, or has conducted any business or engaged in, making or receiving any contribution of goods, services or money to or for the benefit of any Person, or in any country or territory, that is the subject of Sanctions, other than in compliance with Sanctions laws and regulations. No proceedings by or before any Governmental Authority with respect to any such Sanctions is pending or, to the Knowledge of Sellers, threatened.

(d)To the extent required by applicable law, WCM has adopted written anti-money laundering programs and written customer identification programs (including with respect to investors), in each case that complies in all material respects with applicable law, and a true and correct copy of which has been made available to Buyer. WCM has complied with the terms of such written programs in all material respects.

(e)WCM and each Public Fund (with respect to any Subadvised Fund, to the Knowledge of WCM) maintains policies and procedures reasonably designed to provide that such Person is in material compliance with all applicable laws regarding data security, privacy, data transfer and the use of data. WCM and each Public Fund (with respect to any Subadvised Fund, to the Knowledge of WCM) is in material compliance with all such policies and all other applicable laws pertaining to data security, privacy, data transfer and the use of data. There have been no (i) claims for or losses or thefts of data or security breaches relating to data used in the business of WCM and each Public Fund (with respect to any Subadvised Fund, to the Knowledge of WCM); (ii) claims for or, to the Knowledge of WCM, violations of any security policy regarding any such data; (iii) claims for or, to the Knowledge of WCM, unauthorized access or unauthorized use of any such data; or (iv) claims for or, to the Knowledge of WCM, unintended or improper disclosure of any personally identifiable information in the possession, custody or control of WCM or any Public Fund or a contractor or agent acting on behalf of WCM and each Public Fund (with respect to any Subadvised Fund, to the Knowledge of WCM), in each case that would reasonably be expected to have a Material Adverse Effect on WCM or the Public Funds.

5.10Real Property. WCM does not own any real property. WCM has made available to Buyer prior to the date hereof a true and correct copy of WCM’s office lease.

5.11Taxes.

(a)WCM has paid or caused to be paid all Taxes required to be paid by it through the date hereof. The unpaid Taxes of WCM (i) did not, as of the WCM Financial Statement Date, exceed the reserve for Tax liability (rather than the reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the unaudited balance sheet as of such date (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the date hereof and the Closing Date in accordance with the past custom and practice of WCM in filing its Tax Returns. All Taxes required to be withheld by WCM including, but not limited to, Taxes arising as a result of payments, including salaries and wages, to non-U.S. persons or to employees of WCM, have been collected and withheld, and have either been paid to the applicable Governmental Authority, set aside in accounts for such purpose, or accrued, reserved against, and entered on the books and records of WCM, all in accordance with applicable law.

(b)WCM has, in accordance with all applicable laws, filed all income and other material Tax Returns required to be filed by it, and all such Tax Returns are correct and complete in all material respects. For each taxable period of WCM ended on or after December 31, 2017, WCM has delivered to Buyer correct and complete copies of all material Tax Returns and all examination reports and statements of deficiencies assessed against or agreed to by WCM. WCM has delivered to Buyer true and complete copies of all Tax notices filed and elections made by (or with respect to) WCM.

(c)No claim has ever been made in writing by a Governmental Authority in a jurisdiction where WCM does not file reports and returns that WCM is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of WCM that arose in connection with any failure (or alleged failure) to pay any Taxes. WCM has never entered into a closing agreement pursuant to Section 7121 of the Code or with any Governmental Authority.

(d)Except as set forth on Schedule 5.12(d), there has not been any audit of any Tax Return filed by WCM, no such audit is in progress, and WCM has never been notified in writing by any Governmental Authority that any such audit is contemplated or pending. No extension of time with respect to any date on which a Tax Return was or is to be filed by WCM is in force, and no waiver or agreement by WCM is in force for the extension of time for the assessment or payment of any Taxes.

(e)WCM has never received from any Governmental Authority any notice of proposed adjustment, deficiency or underpayment of Taxes or any other such notice which has not been satisfied by payment or been withdrawn. To the Knowledge of WCM, neither the IRS nor any other Governmental Authority is threatening to assert against WCM any deficiency or claim for additional Taxes.

(f)WCM has never filed, and has never been required to file, a consolidated, combined or unitary Tax Return with any other entity. WCM is not a party to, nor does it have any obligation under, any Tax sharing agreement. WCM does not have any liability for the Taxes of any Person as a transferee or successor, by contract or otherwise.

(g)At all times since its formation, WCM (and any predecessor) has been classified as either a disregarded entity or as a partnership for U.S. federal income Tax purposes (and for applicable state and local income Tax purposes).

(h)Neither WCM nor any predecessor to the business of WCM has engaged in any transaction that could give rise to (i) a disclosure obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

5.12No Undisclosed Liabilities. Except as expressly set forth in the WCM Financial Statements or otherwise set forth on Schedule 5.12, WCM has no Liabilities of any nature other than Liabilities that were incurred in the ordinary course of business since December 31, 2020 and that, individually and in the aggregate, are not material to the Business.

5.13Insurance Policies. Schedule 5.13 contains a true, correct and complete list of all WCM’s insurance policies, and such insurance policies are in full force and effect as of the date hereof and all premiums due on such insurance policies have been paid. No material claim is outstanding under any such insurance policy. Such insurance policies (a) cover the entire Business, including WCP’s activities and operations to the same extent as the activities and operations of WCM are covered, (b) collectively are sufficient for compliance with all requirements of applicable law and all contracts or agreements to which WCM is a party or is otherwise bound and (c) do not provide for any retrospective premium adjustment or other experience-based liability on the part of WCM. All premiums due and payable under all such policies have been paid. No default exists with respect to the obligations of WCM under any such insurance policy, and WCM has not received any notification of cancellation of any such insurance policies.

5.14Transactions with Interested Persons. Except as set forth on Schedule 5.14, since January 1, 2017, none of WCM or any Public Fund (to the Knowledge of WCM, with respect to the Subadvised Funds) has been a party to any material transaction or material contract or arrangement with the Individual Equityholders, Sellers, any director, manager, member, partner, director, stockholder, owner, officer or employee of WCM, any of the respective Immediate Family members of any of the foregoing Persons, or any of the respective Affiliates of any of the foregoing Persons, and, to the Knowledge of WCM, none of the foregoing Persons (other than Affiliates of LPC) owns, directly or indirectly on an individual or joint basis, any interest (excluding passive investments in the shares of any enterprise which are publicly traded; provided such Person’s holdings therein, together with any holdings of such Person’s Immediate Family members and their respective Affiliates, are less than five percent of the outstanding shares or comparable interest in such entity in the aggregate) in, or serves as an employee, independent contractor, officer, director, member, partner, stockholder, owner or in another similar capacity of, any competitor or Client of WCM or any other Person which has, or since January 1, 2019 has had a material contract or arrangement with WCM or any Public Fund (to the Knowledge of WCM, with respect to the Subadvised Funds).

5.15Material Contracts. Schedule 5.15 contains a true, correct and complete list of all Material Contracts to which WCM is a party or by which WCM or any of its assets is bound. WCM is not in default with respect to such party’s obligations under any such material contract and, to the Knowledge of WCM, the other party to each such Material Contract is not in default with respect to such party’s obligations. Each of the Material Contracts is valid and in full force and effect against WCM, as applicable, and to the Knowledge of WCM, the other parties thereto, in accordance with its terms. WCM is not and has not been (with or without the lapse of time or the giving of notice, or both) in material breach under any Material Contract and, to the Knowledge of WCM, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in material breach in any respect under any Material Contract. All ISDAs to which WCM or any of the Public Funds is a party are on industry-standard forms, with customary terms and conditions, including without limitation, provisions related to fees, indemnifications, and restrictive covenants. Immediately prior to the Closing, WCM will no longer be a party to, and will have no Liabilities or further obligations in connection with, the NetJets Agreement.

5.16Bank Accounts. Schedule 5.16 contains a true, correct and complete list of each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which WCM has an account, safe deposit or lock box on the date hereof, and such list correctly and completely specifies for each account the type of account (e.g., checking account, payroll, etc.) and the names and identification of all persons authorized to draw on or to have access to such account, safe deposit or lockbox.

5.17Intellectual Property.

(a)Schedule 5.17(a)(i) contains a true, correct and complete list of all Intellectual Property owned, licensed or used in connection with the management of the Public Funds or the operation of WCM’s business, including all registered intellectual property, any investment model, strategy or process utilized to manage the Public Funds or to operate WCM’s business, and all written contracts relating to Intellectual Property that WCM owns, uses or licenses in connection with the management of the Public Funds or the operation of WCM’s business. Since January 1, 2017, WCM has taken all actions reasonably necessary to maintain and protect the Intellectual Property that it owns or uses to manage the Public Funds or otherwise operate its business. WCM owns all the Intellectual Property set forth on Schedule 5.17(a)(ii). Except as set forth on Schedule 5.17(a)(i), WCM has not licensed to any other Person, or authorized any other Person to use, any Intellectual Property set forth on Schedule 5.17(a)(i).

(b)Since January 1, 2017, (i) WCM’s ownership and use of the Intellectual Property has not and currently does not misappropriate, violate, interfere with, infringe, or otherwise conflict with any proprietary or Intellectual Property rights of any other Person or violate applicable law, and WCM has not received any written (or, to the Knowledge of WCM, oral) charge, complaint, claim, letter, demand or notice alleging any such misappropriation, violation, interference, infringement or conflict (including any of the foregoing alleging that WCM must license or refrain from using any intellectual property rights of any other Person), and (ii) to the Knowledge of WCM, there is no actual or alleged or occurring infringement, misappropriation or unlawful or unauthorized use by WCM of any Intellectual Property. To the Knowledge of WCM, there is no, nor has there been any, infringement, misappropriation or violation by any person or entity of any of the Intellectual Property set forth on Schedule 5.17(a)(i) or WCM’s rights therein or thereto. All former and current employees, consultants and contractors of WCM have executed written instruments with WCM that assign to WCM all rights, title and interest in and to any and all Intellectual Property and information relating to WCM’s business. WCM is not subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the ownership, use or transfer of the Intellectual Property or any contracts relating to the Intellectual Property, or that would affect the validity, use, enforceability or effectiveness of the Intellectual Property or any contracts relating to the Intellectual Property.

5.18Powers of Attorney. WCM has no outstanding powers of attorney.

5.19Managers, Officers and Employees.

(a)Schedule 5.19(a) contains a true, correct and complete list of WCM’s managers, officers and employees, setting forth for each employee: (i) the employee’s position or title; (ii) whether classified as exempt or non-exempt for wage and hour purposes; (iii) whether paid on a salary, hourly or commission basis and the employee’s actual annual base salary or other rates of compensation; (iv) bonus potential; (v) average scheduled hours per week; (vi) date of hire; (vii) business location (city/town and state); (viii) accrued but unused paid time off; (ix) status (i.e., active or inactive and if inactive, the type of leave and estimated duration); and (x) any visa or work permit status and the date of expiration, if applicable.

(b)Schedule 5.19(b) contains a true, correct and complete list of all of the independent contractors, consultants, temporary employees, leased employees or other agents employed or used by WCM and classified by WCM as other than employees, or compensated other than through wages paid by WCM through WCM’s payroll (collectively, “Contingent Workers”), setting forth for each Contingent Worker such individual’s role in the business, date of engagement, location (city/town and state), average hours worked per month, fee or compensation arrangements, and any termination notice period entitlements.

(c)WCM is, and for the past six (6) years has been, in compliance with all applicable laws and regulations respecting labor and employment matters, including fair employment practices, harassment, discrimination, pay equity, restrictive covenants, the classification of independent contractors and employees, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, affirmative action, terms and conditions of employment, employee leave and wages and hours, including payment of minimum wages meals and rest breaks and overtime, and COVID-19 related laws, standards and guidance (including without limitation the Families First Coronavirus Response Act and any other applicable COVID-19 related leave law, whether state, local or otherwise). WCM is not delinquent in any payments to any employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such employees or Contingent Workers. WCM is not liable for any employment taxes or any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). WCM is not a government contractor or subcontractor for purposes of any law with respect to the terms and conditions of employment. There is no collective bargaining agreement or other contract, work rules or practices agreed to with any union, labor organization or other person purporting to act as exclusive bargaining representative of any employees or Contingent Workers binding on WCM, or being negotiated, with respect to WCM’s operations or any employee or Contingent Worker. WCM has not engaged in any unfair labor practice as defined under the National Labor Relations Act.

(d)Currently, and within the six-year period immediately preceding the date of this Agreement, WCM is not, and has not been involved in any way in any form of litigation, governmental audit, governmental investigation, administrative agency proceeding, private dispute resolution procedure, or internal or external investigation of alleged employee misconduct, in each case with respect to employment or labor matters (including, but not limited to, allegations of employment discrimination, retaliation, noncompliance with wage and hour laws, the misclassification of independent contractors, violation of restrictive covenants, sexual harassment, other unlawful harassment or unfair labor practices). In the last six years, no allegations of sexual harassment have been made to WCM against any employee or independent contractor of WCM and WCM has not otherwise become aware of any such allegations. Other than as set forth in Schedule 5.19(d), to the knowledge of WCM, there is no basis to believe that there are circumstances which would reasonably be expected to give rise to a claim of sexual harassment, other unlawful harassment or unlawful discrimination or retaliation against or involving WCM or any WCM employee, director or independent contractor.

(e)The consummation of the transactions contemplated in this Agreement will not (i) entitle any employee of WCM to severance pay, unemployment compensation, bonus payment or any other payment, (ii) accelerate the time of payment for vesting of, or increase the amount of compensation due to, any such employee, or (iii) entitle any such employee to terminate, shorten or otherwise change the terms of his/her employment.

(f)Except as set forth on Schedule 5.19(f), all employees of WCM are employed at-will and no employee is subject to any employment contract with WCM, whether oral or written. Each employee of WCM is subject to a non-solicitation, confidentiality and work product assignment agreement with WCM and a form of such agreement has been provided to Buyer.

(g)In the past 12 months, (i) no officer or key employee’s employment with WCM has been terminated for any reason, and (ii) to the knowledge of WCM, no officer or key employee, or group of employees or Contingent Workers has expressed any plans to terminate his, her or its employment or service arrangement with WCM.

5.20ERISA Plan Asset Matters. No Client of WCM is subject to Title I of ERISA, Section 4975 of the Code, or similar applicable laws.

5.21Employee Programs.

(a)Schedule 5.21(a) contains a true, correct and complete list of every Employee Program, and identifies each of the Employee Programs that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code (the “Title IV Plans”).

(b)True, complete and correct copies of the following documents, with respect to each Employee Program, where applicable, have previously been delivered to Buyer: (i) all documents embodying or governing such Employee Program (or for unwritten Employee Program a written description of the material terms of such Employee Program) and any funding medium for the Employee Program; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (vi) the last three years of non-discrimination testing results; and (vii) all non-routine correspondence to and from any governmental agency.

(c)Each Employee Program that is intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section, and, to the Knowledge of WCM, has been qualified under the applicable section of the Code from the effective date of such Employee Program. To the Knowledge of WCM, no event or omission has occurred that would cause any such Employee Program to lose its qualification under the applicable section of the Code or require corrective action to the IRS or Employee Plan Compliance Resolution System to maintain such qualification.

(d)

(i)Each Employee Program has been established, operated and administered in accordance with its terms in all material respects and is in compliance in all material respects with all applicable laws and regulations and with its terms including without limitation ERISA, the Code, and the Affordable Care Act.

(ii)No Employee Program is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program.

(iii)With respect to any Employee Program, there has occurred no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, or breach of any duty under ERISA or other applicable laws (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such Employee Program), that would result, directly or indirectly, in any taxes or penalties or other liabilities to WCM.

(iv)Since January 1, 2017, no litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits or domestic relations orders) is pending or, to the Knowledge of WCM, threatened with respect to any such Employee Program.

(v)All payments and/or contributions required to have been made with respect to all Employee Programs either have been made or have been accrued in accordance with the terms of the applicable Employee Program and applicable law.

(vi)The Employee Programs satisfy in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code.

(e)Except as disclosed on Schedule 5.21(e), neither WCM nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to or had any liability or obligation (including on account of any ERISA Affiliate) with respect to (whether contingent or otherwise) (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). No liability or contingent liability under Title IV or Section 302 of ERISA has been incurred by WCM or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to WCM or any ERISA Affiliate of incurring any such liability or contingent liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (the “PBGC”) (which premiums have been paid when due). Insofar as the representation made in this Section 5.21(e) applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to each Title IV Plan, but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which, WCM or any ERISA Affiliate made, or was required to make, contributions during the six year period ending on the last day of the most recent plan year ended prior to the date hereof. The PBGC has not instituted proceedings to terminate any Title IV Plan.

(f)With respect to any Title IV Plan, none of the following has occurred or existed, nor will any of the following occur or exist as a result of the transactions contemplated by this Agreement: (i) a failure to make on a timely basis any contribution (including, without limitation, any installment) required under Section 302 or 303 of ERISA or Section 412 of the Code; (ii) the filing of an application for a waiver described in Section 412(c) of the Code and Section 303 of ERISA; (iii) a “reportable event” within the meaning of ERISA Section 4043, for which the notice requirement is not waived by the regulations thereunder; (iv) an event or condition which presents a material risk of a plan termination or any other event that may cause WCM or any ERISA Affiliate to incur liability or have a lien imposed on its assets under Title IV of ERISA; or (v) “unfunded benefit liabilities” within the meaning of ERISA Section

4001(a)(18). Except as set forth on Schedule 5.21(e), the actuarial present value of the accumulated plan benefits (whether or not vested) under the Title IV Plan as of the last day of its most recent plan year did not exceed the market value of the assets allocable thereto, and, since such date, there has been no material adverse change in the financial condition of the Title IV Plan.

(g)Neither WCM nor any ERISA Affiliate provides or has any obligation to provide health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law) and WCM has never promised to provide such post-termination benefits.

(h)

(i)Each Employee Program may be amended, terminated, or otherwise modified (including cessation of participation) by WCM to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Employee Program has failed to effectively reserve the right of WCM or the ERISA Affiliate to so amend, terminate or otherwise modify such Employee Program.

(ii)Neither WCM nor any of its ERISA Affiliates has announced its intention to modify or terminate any Employee Program or adopt any arrangement or program which, once established, would come within the definition of an Employee Program.

(iii)Each asset held under each Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability other than ordinary administration expenses.

(iv)No Employee Program provides major medical health or long-term disability benefits that are not fully insured through an insurance contract. Each Employee Program that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Employee Program is, or to the Knowledge of WCM, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(i)Except as disclosed on Schedule 5.21(a), no Employee Program provides for any tax “gross-up” or similar “make-whole” payments.

(j)No Employee Program is subject to the laws of any jurisdiction outside the United States.

(k)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of WCM or any of its ERISA Affiliates; (ii) further restrict any rights of WCM to amend or terminate any Employee Program; (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(l)For purposes of this section:

(i)“Employee Program” means: (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all employment agreements, collective bargaining agreements, fringe benefits, consulting agreements, equity option plans, bonus or incentive award plans, severance pay policies or agreements, change in control agreements, commission policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, programs, policies and arrangements not described in clause (A) or (B) above, whether formal or informal, oral or written, that are maintained by WCM or any ERISA Affiliate.

(ii)An entity “maintains” an Employee Program if such entity sponsors, contributes to or provides benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, to or for the benefit of current employees or former employees of such entity, or their spouses, dependents or beneficiaries.

(iii)“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes WCM.

(iv)“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) of ERISA.

5.22Code of Ethics; Pay to Play.

(a)WCM has made available to Buyer prior to the date hereof a true, correct and complete copy of WCM’s Code of Ethics, insider trading policies and conflicts policies. WCM’s Code of Ethics, insider trading policies and conflicts policies are in compliance in all material respects with applicable laws, rules and regulations, including, without limitation, Rule 204A-1 under the Investment Advisers Act and Section 204A of the Investment Advisers Act. All employees of WCM have executed acknowledgments that they are bound by the provisions of WCM’s Code of Ethics, insider trading policies and conflicts policies. As of the date hereof, to the Knowledge of WCM, there have been no material violations or allegations of material violations of WCM’s Code of Ethics, insider trading policies or conflicts policies.

(b)Neither WCM nor any of its Affiliates or any “covered associate” thereof has made a “contribution” or “coordinated” or “solicited” a “contribution” to an “official” of a “government entity” (as such terms are defined in Rule 206(4)-5 of the Investment Advisers Act) that would disqualify or otherwise prevent WCM from providing Investment Management Services for compensation to such government entity (pursuant to Rule 206(4)-5 of the Investment Advisers Act).

5.23Compliance Manual. WCM has made available to Buyer prior to the date hereof a true, correct and complete copy of WCM’s compliance policies and procedures (“Compliance Manual”). WCM’s Compliance Manual is in compliance in all material respects with applicable laws, rules and regulations, including, without limitation, Rule 206(4)-7 under the Investment Advisers Act and Rule 38a-1 under the Investment Company Act. As of the date hereof, there have been no material violations or allegations of material violations of WCM’s Compliance Manual.

5.24Public Funds.

(a)Public Fund Agreements. Schedule 5.24(a) describes each of the Advisory Contracts, ISDA, underwriting Contracts, plans adopted pursuant to Rule 12b-1 under the Investment Company Act and Contracts for the payment of service fees (as such term is defined in Rule 2830 of the FINRA Conduct Rules), administrative, custody, transfer agent, stockholder servicing and similar services agreements and other material agreements and contracts (other than agreements and contracts entered into by the Public Funds in the ordinary course of business consistent with past practice in connection with the making of portfolio investments) (collectively, the “Public Fund Agreements”) pertaining to any of the Public Funds (other than, in the case of a Subadvised Fund, any such Contract to which WCM and its Affiliates are not a party). Each Public Fund (in the case of a Subadvised Fund, to the Knowledge of WCM) has had at all times in full force and effect (as applicable) an (x) investment advisory or sub-advisory and (y) distribution or underwriting agreement (as applicable) at all times since the inception of such Public Fund (in the case of a Subadvised Fund, to the Knowledge of WCM), and each such agreement pursuant to which WCM has received compensation with respect to its activities in connection with any such Public Fund (in the case of a Subadvised Fund, to the Knowledge of WCM) was duly approved in accordance with the applicable provisions of the Investment Company Act.

(b)Registration and Regulation. WCM does not provide Investment Management Services to any Persons other than the Public Funds. Each of the Public Funds is duly registered with the SEC as an investment company under the Investment Company Act, and all shares of each of the Sponsored Funds, and to the Knowledge of WCM, each Subadvised Fund, which since its organization have been or are being offered for sale (i) have been duly registered under the Securities Act, and (ii) have been duly registered, qualified or are exempt from registration or qualification under the securities laws of each state or other jurisdiction in which such shares have been or are being offered. Since January 1, 2017, each of the Sponsored Funds, and to the Knowledge of WCM, each Subadvised Fund, has been in compliance with all applicable laws, rules and regulations, including, without limitation, the Investment Company

Act, the Securities Act and all applicable state securities laws, in each case in all material respects. The value of the net assets of each of the Sponsored Funds, and to the Knowledge of WCM, each Subadvised Fund, is determined pursuant to the requirements of the Investment Company Act. Except as set forth on Schedule 5.24(b), there are, and since January 1, 2017 there have been, no legal or governmental actions, investigations, inquiries or proceedings pending or, to the Knowledge of WCM, threatened against the Sponsored Funds or a Subadvised Fund.

(c)Financial Statements. The books of account and related records of the Sponsored Funds, and to the Knowledge of WCM, each Subadvised Fund, fairly reflect their respective assets, liabilities and transactions in accordance with GAAP applied on a consistent basis. The (i) audited financial statements of the Sponsored Funds as of and for the year ended December 31, 2019 (the “Audited Fund Financial Statements” and the “Fund Financial Statement Date”), and (ii) the unaudited financial statements of the Sponsored Funds for the six-month period ended June 30, 2020 (including, in each case, balance sheets, statements of operations and statements of cash flows) (the “Unaudited Fund Financial Statements”) (the Audited Fund Financial Statements and the Unaudited Fund Financial Statements being referred to herein, collectively, as the “Fund Financial Statements”) present fairly in all material respects the financial position of the Sponsored Funds and the results of operations and cash flows for the dates and periods indicated. The Audited Fund Financial Statements have been certified by an independent registered public accounting firm and have been prepared in accordance with GAAP applied on a consistent basis. WCM has made available to Buyer true and complete copies of the Fund Financial Statements.

(d)Assets Under Management. Schedule 5.24(d) (i) sets forth the Assets Under Management for each Public Fund as of the Reference Date and as of December 31, 2020, (ii) lists each Advisory Contract between WCM and a Public Fund and the fee schedule in effect with respect to such Advisory Contract, (iii) sets forth any fees or other payments required to be paid by WCM to third parties or employees in connection with such Advisory Contract and/or the relationship with such Public Fund, and (iv) lists any Contracts pursuant to which WCM, Sellers or any of their Affiliates have undertaken or agreed to cap, waive, offset, reimburse or otherwise reduce any or all fees or charges payable by or with respect to any of the Public Funds. The Base Revenue Run-Rate is the Revenue Run-Rate as of the Reference Date calculated in accordance with the definition of Revenue Run-Rate. The Base Revenue Run-Rate calculation is set forth on Schedule 1.1. WCM does not have any Clients with respect to which fees are based on performance or otherwise provide for compensation on the basis of a share of capital gains upon or capital appreciation of the funds (or any portion thereof) of such Client. With respect to each Client, each investment made by WCM on behalf of such Client has been made in accordance with such Client’s investment policies, guidelines and restrictions set forth in its Advisory Contract in effect at the time the investments were made and in accordance with such Client’s investment policies, guidelines and restrictions set forth in its offering documents, constituent documents and marketing materials, in each case as in effect at the time the investments were made, and has been held thereafter in accordance with such investment policies, guidelines and restrictions, in each case, in all material respects.

(e)No Intention to Terminate. As of the date hereof, no Client has, to the Knowledge of WCM, expressed to WCM an intention to terminate or reduce its investment relationship with WCM or adjust the fee schedule with respect to any contract in a manner which would reduce the fees or other payments to WCM (including after giving effect to the Closing) in connection with such client relationship.

(f)No Material Adverse Changes. Since the Fund Financial Statement Date, no material adverse change has occurred in the financial condition, results of operations, business, assets or liabilities of the Sponsored Funds, and to the Knowledge of WCM, either Subadvised Fund.

(g)Contracts. Except for Contracts disclosed in Part C to its registration statement on Form N-1A, none of the Sponsored Funds, and to the Knowledge of WCM, neither Subadvised Fund, is a party to any material Contract, debt arrangement, futures contract, plan, lease, franchise, license or permit (other than permits issued under any securities law) of any kind or nature whatsoever. Since January 1, 2017, no default by the Sponsored Funds, and to the Knowledge of WCM, either Subadvised Fund, nor by any other party, exists under any of the contracts and agreements listed in Part C to each of the Sponsored Funds’ and each Subadvised Fund’s registration statement on Form N-1A.

(h)Taxes. The following representations in this Section 5.24(h) as they apply with respect to the Subadvised Funds are made to the Knowledge of WCM.

(i)Each Public Fund has paid or caused to be paid all Taxes required to be paid by it through the date hereof. The unpaid Taxes of each Public Fund (i) did not, as of the Fund Financial Statement Date, exceed the reserve for Tax liability (rather than the reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the unaudited balance sheet as of such date (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the date hereof and the Closing Date in accordance with the past custom and practice of each such Public Fund in filing its Tax Returns. All Taxes required to be withheld by each Public Fund including, but not limited to, Taxes arising as a result of payments, including salaries and wages, to non-U.S. persons or to employees of WCP, WCM or any Public Fund, have been collected and withheld, and have either been paid to the applicable Governmental Authority, set aside in accounts for such purpose, or accrued, reserved against, and entered on the books and records of each such Public Fund, all in accordance with applicable law.

(ii)Each Public Fund has, in accordance with all applicable law, filed all income and other material Tax Returns required to be filed by it, and all such Tax Returns are correct and complete in all material respects. For each taxable period of each Public Fund ended on or after December 31, 2017, each such Public Fund has delivered to Buyer correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by each such Public Fund. Each Public Fund has delivered to Buyer true and complete copies of all Tax notices filed and elections made by (or with respect to) such Public Fund.

(iii)No claim has ever been made in writing by a Governmental Authority in a jurisdiction where a Public Fund does not file reports and returns that such Public Fund is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of any Public Fund that arose in connection with any failure (or alleged failure) to pay any Taxes. No Public Fund has ever entered into a closing agreement pursuant to Section 7121 of the Code or with any Governmental Authority.

(iv)There has not been any audit of any Tax Return filed by any Public Fund, no such audit is in progress, and no Public Fund has ever been notified in writing by any Governmental Authority that any such audit is contemplated or pending. No extension of time with respect to any date on which a Tax Return was or is to be filed by any Public Fund is in force, and no waiver or agreement by any Public Fund is in force for the extension of time for the assessment or payment of any Taxes.

(v)No Public Fund has ever received from any Governmental Authority any notice of proposed adjustment, deficiency or underpayment of Taxes or any other such notice which has not been satisfied by payment or been withdrawn. To the Knowledge of WCM, neither the IRS nor any other Governmental Authority is threatening to assert against WCM any deficiency or claim for additional Taxes.

(vi)No Public Fund has never been (and has never had any liability for unpaid Taxes because it once was) a member of an “affiliated group” (as defined in Section 1504(a) of the Code). No Public Fund has ever filed, and has ever been required to file, a consolidated, combined or unitary Tax Return with any other entity. No Public Fund is a party to, nor does it have any obligation under, any Tax sharing agreement. No Public Fund has any liability for the Taxes of any Person as a transferee or successor, by contract or otherwise.

(vii)No Public Fund nor any predecessor to the business of any Public Fund has engaged in any transaction that could give rise to (i) a disclosure obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

(i)Books and Records. Since January 1, 2017, the books and records of the Sponsored Funds, and to the Knowledge of WCM, each Subadvised Fund, reflecting the purchase and sale of shares of each of the Sponsored Funds and the Subadvised Funds by its stockholders, the number of issued and outstanding shares owned by each stockholder and the state or other jurisdiction in which such shares were offered and sold, are complete and correct in all material respects.

(j)Public Fund Regulatory Documents. Since January 1, 2017, (i) each Public Fund (in the case of a Subadvised Fund, to the Knowledge of WCM) has timely filed all material reports, filings, registration statements and other documents, together with any amendments required to be made with respect thereto, which were required to be filed with any governmental authority, including the SEC (the “Public Fund Regulatory Documents”), and has paid all fees and assessments due and payable in connection therewith, and (ii) (in the case of a Subadvised Fund, to the Knowledge of WCM) as of their respective dates, each of the foregoing filings complied in all material respects with the requirements under the law applicable to such Public Fund Regulatory Documents, and (in the case of a Subadvised Fund, to the Knowledge of WCM) none of the Public Fund Regulatory Documents or related prospectuses, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(k)Section 17(e). None of WCM or any Person who is an “affiliated person” (as defined in the Investment Company Act) or any other “interested person” (as defined in the Investment Company Act) of WCM receives or is entitled to receive any compensation directly or indirectly (i) from any person in connection with the purchase or sale of securities or other property to, from or on behalf of any of the Public Funds, other than bona fide compensation as principal underwriter for any of the Public Funds or as broker in connection with the purchase or sale of securities in compliance with Section 17(e) of the Investment Company Act, or (ii) from any of the Public Funds or its security holders for other than bona fide investment advisory, administrative or other services. Accurate and complete disclosure of all such compensation arrangements has been made in the registration statement of the Public Funds filed under the federal securities laws.

(l)Orders. Since January 1, 2017, the Sponsored Funds, and to the Knowledge of WCM, each Subadvised Fund, are not subject to, or bound by, any judgment, order, writ, injunction or decree of any court or of any governmental body, including the SEC or of any arbitrator. Each of the Subadvised Funds has an exemptive order granted by the SEC, which order permits such Subadvised Fund to enter into an advisory contract (including a sub-advisory contract) with a Person that is not an Affiliate without approval by the stockholders of such Subadvised Fund.

(m)Litigation or Proceeding. Since January 1, 2017, no litigation is pending or, to the Knowledge of WCM, threatened, and no investigation, inquiry or governmental proceeding is pending or, to the Knowledge of WCM, threatened against or affecting the Sponsored Funds or a Subadvised Fund before any court, arbitrator or federal, state, local or foreign Governmental Authority (including, but not limited to, the SEC).

(n)Absence of Undisclosed Liabilities. As of the Fund Financial Statement Date, none of the Sponsored Funds, and to the Knowledge of WCM, either Subadvised Fund, had any material debts, obligations or liabilities, whether due or to become due, absolute, contingent or otherwise, that are required to be reflected in the Fund Financial Statements in accordance with GAAP, that are not so reflected.

(o)No Pending Transaction. None of the Sponsored Funds, and to the Knowledge of WCM, either Subadvised Fund, is a party to or bound by any agreement,

undertaking or commitment to merge or consolidate with, or acquire all or substantially all of the property and assets of, any other corporation, trust or person, or to sell, lease or exchange all or substantially all of its property and assets to any other corporation, trust or person.

(p)Unfair Burden. WCM does not have any express or implied understanding or arrangement that would reasonably be expected to impose an “unfair burden” (as defined in the Investment Company Act) on any Public Fund for purposes of Section 15(f) of the Investment Company Act as a result of the transactions contemplated by this Agreement.

(q)CCO Reports. WCM has made available to Buyer prior to the date hereof each annual report of the Public Funds’ chief compliance officer required by Rule 38a-1 under the Investment Company Act to be provided to the board of directors or trustees, as applicable, of each such Public Fund. WCM has made available to Buyer prior to the date hereof each annual report of WCM’s Chief Compliance Officer required by Rule 206(4)-7 under the Investment Advisers Act.

5.25Ordinary Course. Except as otherwise specifically contemplated by the Transaction Documents, since December 31, 2019, WCM and each Public Fund (a) has conducted its business only in the ordinary course and consistently with its prior practices, (b) has not suffered (and there has not otherwise existed) any condition, circumstance, event or occurrence which has had or would reasonably be expected to have a Material Adverse Effect on WCM or the Public Funds, and (c) has not taken any action which, had it occurred after the date hereof and prior to the Closing, would have required Buyer’s consent pursuant to Section 7.2.

5.26Books and Records. The books and records WCM are complete and correct in all material respects and have been maintained in all material respects in accordance with applicable law. At the Closing, all of the books and records of WCM (including all accounting and human resources-related records pertaining to WCP held or controlled by WCM or Sellers) will be fully accessible by and in the possession or control of WCM or Sellers.

5.27No Other Representations. Except for the representations and warranties contained in this Article V (including the related portions of the Disclosure Schedules), neither WCM nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of WCM, including any representation or warranty as to the accuracy or completeness of any information regarding WCM furnished or made available to Buyer and its representatives (including the Confidential Information Presentation prepared by Piper Sandler & Co. dated February 2020 and any information, documents or material made available to Buyer in the Intralinks Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of WCM, or any representation or warranty arising from statute or otherwise in law.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to Sellers, WCP and WCM to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the Disclosure Schedules, Buyer hereby makes the following representations and warranties:

6.1Organization, Standing and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is duly qualified or licensed to do business as a foreign entity, and is in good standing, in every jurisdiction where the failure to be so qualified or licensed would be reasonably likely to have a Material Adverse Effect on Buyer. Buyer has all requisite power and authority to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all the terms, covenants and conditions to be performed and complied with by Buyer hereunder and thereunder.

6.2Authorization and Binding Obligation. The execution, delivery and performance of this Agreement and any other Transaction Document to which Buyer is to be a party have been duly authorized by all necessary action by Buyer. This Agreement and any other Transaction Document to which Buyer is to be a party has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement and any other Transaction Document by the other parties hereto and thereto, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability hereof may be affected by bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally, or by general equity principles (whether applied in a court of law or a court of equity and including limitations on the availability of specific performance or other equitable remedies).

6.3No Violations. The execution, delivery and performance by Buyer of this Agreement and the documents contemplated hereby will not: (a) conflict with any provision of Buyer’s certificate of incorporation or bylaws; (b) will not conflict with, result in a breach of, or constitute a default under, any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation or ruling of any court or governmental instrumentality; and (c) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under or accelerate or permit the acceleration of any performance required by the terms of, any Contract, license or permit to which Buyer is a party or by which it is bound.

6.4Consents; Governmental/Regulatory Authorities. Except under the HSR Act or any other antitrust law and as set forth on Schedule 6.4, Buyer is not required to submit any notice, report or other filing with, or obtain any authorization, consent or approval from, any Governmental Authority prior to the execution, delivery and performance by Buyer of this Agreement or the consummation of the transactions contemplated hereby.

6.5No Disqualifying Conduct. None of Buyer or any Affiliated Person of Buyer is ineligible to serve as an employee, officer, director, member of an advisory board or investment adviser of any investment company registered under the Investment Company Act by reason of any conviction of a felony or misdemeanor, described in Section 9(a)(1) of the Investment

Company Act, or by reason of any order, judgment or decree of any court of competent jurisdiction, described in Section 9(a)(2) of the Investment Company Act, and is not subject to any order issued by the SEC under Section 9(b) of the Investment Company Act. None of Buyer or any “associated person” (as defined in the Investment Advisers Act) of Buyer that is registered as an investment adviser is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment adviser or an associated person thereof.

6.6Litigation; Proceedings. Except as set forth on Schedule 6.6, since January 1, 2017 there has been no action, suit, proceeding, complaint, litigation, investigation, inquiry or governmental proceeding pending, or to the knowledge of Buyer threatened, before any Governmental Authority against Buyer or Virtus Investment Advisers, Inc., a Massachusetts corporation (“Virtus Adviser”), or in which any of them is otherwise engaged or involved which would reasonably be expected to have a Material Adverse Effect on Buyer or Virtus Adviser. Neither Buyer nor Virtus Adviser is subject to, or bound by, any judgment, order, writ, injunction or decree of any Governmental Authority, including the SEC, other than Virtus Adviser’s “manager of managers” exemptive order.

6.7Compliance with Laws. Except as set forth on Schedule 6.7, since January 1, 2017, (a) each of Buyer and Virtus Adviser has been in compliance in all material respects with all applicable laws, rules, regulations, ordinances, orders or requirements, and (b) each of Buyer and Virtus Adviser has complied in all material respects with all written notices and demands to it from all Governmental Authorities. Neither Virtus Adviser nor any Affiliated Person of Virtus Adviser has been convicted of any felony or misdemeanor described in Section 9(a)(1) of the Investment Company Act, nor has Virtus Adviser or any “person associated” (as defined in the Investment Advisers Act) with Virtus Adviser been subject, or presently is subject, to any disqualification that would be a basis for denial, suspension or revocation of Virtus Adviser’s registration of an investment adviser under Section 203(e) of the Investment Advisers Act or Rule 206(4)-4(b) thereunder, or for disqualification as an investment adviser, employee, officer or director of an investment company under Section 9 of the Investment Company Act, or any event which would require Virtus Adviser to give an affirmative response to any of the questions in Item 11 of its Form ADV (or any successor form).

6.8Brokers. Other than UBS, whose fees and expenses will be borne solely by Buyer, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

6.9Buyer Financial Resources. As of the Closing Date, Buyer will have sufficient cash in immediately available funds or available under credit lines to pay the Closing Payment Amount and discharge all of Buyer’s related fees and expenses. Buyer’s obligations hereunder are not subject to any condition regarding Buyer’s ability to obtain financing for the consummation of the transactions contemplated hereby.

ARTICLE VII

COVENANTS

7.1Maintenance of Business. Except as expressly provided for in this Agreement or with the prior written consent of Buyer, between the date hereof and the first to occur of the Closing Date or termination of this Agreement pursuant to Article XI, each of WCP and WCM shall, and each of Sellers and Individual Equityholders shall cause WCP and WCM to, operate its business in the ordinary course of business consistent with past practices (except where such action would directly conflict with the obligations of Sellers, WCP or WCM under this Agreement) and respects, and shall use commercially reasonable efforts to: (i) preserve intact in all material respects WCM’s and WCP’s current business organization; (ii) keep available the services of their officers and employees; (iii) maintain the goodwill associated with the Business in all material respects, including, but not limited to, preserving relationships with customers, vendors, lenders and others having material business relationships with it; and (iv) comply in all material respects with applicable law.

7.2Negative Covenants of Individual Equityholders, Sellers, WCP and WCM. From the date hereof until the earlier of (a) the Closing Date and (b) the termination of this Agreement pursuant to Article XI, except as expressly provided for in this Agreement, WCP and WCM shall not, and Sellers and the Individual Equityholders shall not cause or permit WCP or WCM to, without the prior written consent of Buyer (such consent not to be unreasonably withheld, delayed or conditioned), do any of the following:

(a)authorize for issuance, issue, sell or deliver, or transfer or allow a transfer or pledge of, any equity interest in WCP or WCM, or any instruments convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of the foregoing;

(b)except as required pursuant to the terms of any Employee Program in effect as of the date hereof, (A) increase, fund (or secure the payment of) or take any action to accelerate the vesting or payment of any compensation, incentive arrangements, or other benefits or severance of any officer or employee, (B) increase the compensation, pension, welfare or fringe benefits of any officer or employee, (C) become a party to, establish, materially amend, commence participation in or terminate any Employee Program, (D) grant any new awards, or amend or modify the terms of any outstanding awards, under any Employee Program, (E) hire or terminate (other than for cause) any employee or engage any independent contractor with a base salary in excess of $100,000, or (F) become a party to, establish, or commence participation in any collective bargaining or similar agreement;

(c)effect any recapitalization, reclassification, equity dividend, equity split or like change in its capitalization;

(d)amend or waive obligations under WCP’s or WCM’s organizational documents, or advise, direct or recommend to the governing body of any Private Fund, or any Public Fund Board, to modify, supplement or amend the organizational documents of any Client, except as required by applicable law;

(e)make any redemption or purchase of any equity interest of WCP or WCM or make any distributions that would result in Closing Net Working Capital being less than the Target Working Capital Amount;

(f)sell, assign, transfer, mortgage, encumber, lease, allow a Lien (other than any Permitted Lien) to be placed on, or otherwise dispose of, any material portion of the Assets;

(g)form any Subsidiary or make any investment in, or any loan to, any other Person, or enter into any joint venture, partnership or similar arrangement;

(h)make or commit to make any capital expenditure in excess of $100,000 in the aggregate;

(i)(A) make any loan to any of its directors, officers or employees, or (B) other than in the ordinary course of employment relationships, enter into any other transaction with any of its directors, officers or employees;

(j)adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization with respect to WCP, WCM or Private Fund;

(k)acquire or agree to acquire assets or operations of any Person that would be material to WCM, whether by merger, securities purchase or otherwise;

(l)enter into any new line of business or change its operating policies, strategies or practices, except for adjustments to such policies or practices that are immaterial and made in the ordinary course;

(m)transfer or waive the right to receive any investment advisory fees or effect (or seek investor or Client approval of or otherwise take steps to effect) or announce any increase in promote percentages, decrease in promote hurdles, or change in expense allocation or similar provisions, in respect of any Client;

(n)cause any Private Fund to be required to register as an investment company under the Investment Company Act;

(o)incur, assume or guaranty any Indebtedness (A) in excess of $100,000 in the aggregate or (B) that is secured by a Lien on the assets of WCP, WCM or any of their respective Subsidiaries;

(p)commence, settle or compromise any claim, action, suit or proceeding other than in the ordinary course in an amount or for consideration not in excess of $100,000;

(q)enter into any Contract that limits the right of WCP or WCM (or, after the Closing any of their Affiliates, including Buyer) to engage in any line of business, or to compete in any location or with any Person;

(r)terminate, enter into, amend, modify, extend or renew any Material Contract, except for (i) agreements entered into after the date hereof and (ii) any Investment Advisory Agreement, in each case, in the ordinary course of business consistent with past practice;

(s)(i) make, amend, or revoke any material election relating to Taxes; (ii) adopt or change any material accounting method relating to Taxes; (iii) file any amended income or other material amended Tax Return; (iv) enter into any Tax sharing, Tax allocation, Tax indemnity or similar agreement; (v) enter into any closing agreement with respect to a material amount of Taxes; (vi) surrender any right to claim a refund of Taxes; or (vii) settle or compromise any material claim or assessment relating to Taxes;

(t)implement or adopt any change in its accounting principles, practices or methods, except as may be required by applicable law; or

(u)enter into an agreement to, or otherwise commit to do, any of the foregoing.

7.3Affirmative Covenants of WCP and WCM.

(a)Access to Information. Subject to applicable confidentiality agreements, each of WCP and WCM shall allow Buyer and its authorized representatives, on prior notice, reasonable access, at Buyer’s expense during normal business hours, to WCP’s or WCM’s employees, to the properties, books and records, equipment and contracts of WCP or WCM for the purpose of review and inspection, it being understood that the rights of Buyer hereunder shall not be exercised in such a manner as to unreasonably interfere with the operation of WCP’s or WCM’s business. No investigation by Buyer of the business and affairs of WCP and WCM or any Seller, pursuant to this Section 7.3 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer’s obligation to consummate the transactions contemplated hereby.

(b)Cooperation. WCP and WCM shall cooperate with and assist Buyer in effecting the transfer to Buyer of WCP’s and WCM’s businesses as contemplated by this Agreement and shall provide Buyer with such information maintained by WCP and WCM as Buyer may reasonably request to facilitate preparation and provision of any documents required to consummate the transactions contemplated hereby.

(c)Closing Revenue Run-Rate. Not later than two Business Days prior to the Closing Date, a manager of each of WCP and WCM shall deliver a certificate to Buyer setting forth in reasonable detail (including, without limitation, an updated Schedule 1.1 as of the date that is five Business Days prior to the Closing Date as an attachment thereto): (i) the calculation of the Closing Revenue Run-Rate (estimated as of the date that is five Business Days prior to the Closing Date) and the resulting Consent Adjustment Amount; and (ii) listing any Non-

Consenting Clients, and certifying that such calculations have been made in accordance with this Agreement.

(d)Cash Balance Plan. At least one Business Day prior to the Closing Date, Sellers shall cause WCM to freeze future accrual of benefits under the Cash Balance Plan and begin the process of terminating the Cash Balance Plan, including (a) fully funding the Cash Balance Plan on a termination basis and delivering reasonable evidence of funding to Buyer, and (b) providing all notices required by Law to plan participants, their beneficiaries, and any applicable Governmental Authorities, such as the PBGC. Sellers shall provide Buyer with copies of all notices, resolutions, amendments, requests, or other documents drafted in connection with freezing future benefit accruals and terminating the Cash Balance Plan and shall incorporate all reasonable comments made by Buyer before distributing or implementing the notices, resolutions, amendments, requests, or other documents. Sellers will cause WCM to take all necessary action so that WCM and WCP have no Liability thereunder from and after the Closing that is not completely funded as reflected in the determination of Closing Net Working Capital. After the Closing, Sellers shall continue the process of terminating the Cash Balance Plan at their own expense. For the avoidance of doubt, Sellers shall pay all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, in connection with the termination of the Cash Balance Plan, so that, in no event, shall Buyer have any Liability with respect to the Cash Balance Plan.

(e)Termination of 401(k) Plan. WCM shall, effective as of at least one Business Day prior to the Closing Date, terminate any and all Employee Programs intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) and no further contributions shall be made to any such plan. WCM shall provide to Buyer executed resolutions of WCM’s board of managers (or equivalent governing body) authorizing such termination (which resolutions shall be subject to review and approval by Buyer), and effective prior to termination of the 401(k) Plan provide for the automatic payment of participants’ accounts upon plan termination in the form of a lump-sum.

(f)Exclusion of LPC. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that LPC has no power or authority to control WCM or WCP, and accordingly, to the extent that any covenant set forth in this Agreement requires Sellers to cause WCP or WCM to take any action or omission, the reference to “Sellers” in such covenant shall be deemed to exclude LPC for all purposes under this Agreement; provided that to the extent necessary, LPC shall provide all requisite consents under the Existing WCM LLC Agreement in order for WCM to comply with its covenants set forth in this Agreement.
7.4Commercially Reasonable Efforts. Prior to the Closing, WCM and WCP shall use their respective commercially reasonable efforts to, and the Individual Equityholders, MTSWCM Holdings and RDBWCM Holdings shall cause WCM and WCP to use their respective commercially reasonable efforts to, obtain (a) the third-party consents set forth on Schedules 4.3(b), 4.3(c), 5.3(b) and 5.3(c) (other than the Advisory Agreement set forth thereon), and (b) executed offer letters from the employees listed on Schedule 5.19(a) (other than the Individual Equityholders) in the form attached hereto as Exhibit D, with such employments terms (such as title, salary and supervisor) consistent with the employment terms for each employee as of the date hereof, except for any applicable salary adjustments in connection with the changes to the employee benefit plans as mutually agreed between WCM and Buyer.

7.5Fees and Expenses. Except as otherwise specifically provided in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred by a party in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, shall be borne by such party. All reasonable and documented out-of-pocket fees or expenses incurred by WCM or WCP prior to the Closing Date (including, for the avoidance of doubt, any reasonable and documented out-of-pocket expenses incurred by the Public Funds or the Private Funds prior to the Closing Date that are reimbursable by WCM, WCP or Buyer) in connection with seeking and obtaining consents in compliance with Section 7.10 or 7.11 (including, in each case, expenses for the preparation and mailing proxy statements, proxy solicitation expenses, any applicable fund liquidation costs and reasonable and documented out-of-pocket legal expenses in connection with obtaining the Fund Board Approvals, Advisory Contract Stockholder Approvals and Director Stockholder Approvals, and a non-cancellable run-off officers’ and directors’ liability insurance policy and a fiduciary liability insurance policy in respect of acts or omissions occurring at or prior to the Closing covering the Public Fund Boards) (“Proxy and Related Expenses”), shall be borne equally by Buyer, on the one hand, and Sellers (in proportion to their respective Purchase Consideration Percentages), on the other hand. Any Proxy and Related Expenses to be borne by a party pursuant to this Section 7.5 but not paid prior to the Closing, shall be paid at the Closing; provided, however, if this Agreement is terminated pursuant to Article XI (other than by Buyer pursuant to Section 11.1(b)), such costs and expenses shall be paid by Buyer to WCM immediately upon such termination.

7.6Confidentiality Agreement. The terms of the letter agreement, dated as of February 11, 2020, between Virtus Investment Partners, Inc. and WCM (the “Confidentiality Agreement”), are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of the parties under this Section 7.6 shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. For the avoidance of doubt, the Confidentiality Agreement shall not be interpreted to prohibit communications required or expressly permitted by this Agreement or that are otherwise reasonably necessary for the parties to perform their obligations hereunder.

7.7Cooperation. Buyer, Sellers, Individual Equityholders, WCP and WCM shall reasonably cooperate with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer, Sellers, Individual Equityholders, WCP and WCM shall execute such other documents as may be necessary and desirable to the implementation and consummation of the transactions contemplated hereby, and otherwise use their reasonable best efforts to consummate the transactions contemplated hereby and to fulfill their obligations hereunder. Each of the Individual Equityholders, Sellers, Buyer, WCP and WCM shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for the performance of its obligations pursuant to this Agreement. Each of the Individual Equityholders, Sellers, Buyer, WCP and WCM shall reasonably cooperate with any other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Individual Equityholders, Sellers, Buyer, WCP and WCM shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. If required by the HSR Act and if the appropriate filing pursuant to the HSR Act has not been filed prior to the date hereof, the Individual Equityholders, Sellers, Buyer, WCP and WCM agree to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated hereby within ten Business Days after the date hereof and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act. Any filing fees required under the HSR Act shall be paid 50% by Buyer and 50% by Sellers.

7.8Access to Third Parties. Buyer, WCP and WCM shall agree on mutually acceptable procedures to contact third party providers of WCP, WCM, the Public Funds or the Private Funds, including, but not limited to, auditors, transfer agents, administrators or any other service providers, and authorize such third party providers to communicate with Buyer and to provide information reasonably requested by Buyer.

7.9Section 15(f) of the Investment Company Act. After the Closing, Buyer shall cause WCM to use reasonable efforts to ensure compliance with the requirements of Section 15(f) of the Investment Company Act in respect of this Agreement and the transactions contemplated hereby.

7.10Public Funds.

(a)WCM shall use commercially reasonable efforts to obtain, as promptly as practicable following the date of this Agreement, the approval of the Public Fund Board of each Sponsored Fund (“Fund Board Approval”) of, (i) with respect to each Sponsored Fund other than TMF, an interim Advisory Contract with such Sponsored Fund in accordance with Rule 15a-4 under the Investment Company Act, on the same terms and conditions as the terms and conditions of the Advisory Contract with such Sponsored Fund in effect as of the date hereof (with the exception of its effective and termination dates and any other provisions that are required under Rule 15a-4 under the Investment Company Act) that has a duration of not less than 150 days following the Closing Date (an “Interim Advisory Contract”), to be effective at the Closing if the New Sponsored Fund Advisory Contract for such Sponsored Fund described in Section 7.10(a)(ii) is not effective at the Closing, and (ii) with respect to each Sponsored Fund, (A) a New Sponsored Fund Advisory Contract, to be effective at the Closing or, if the Advisory Contract Stockholder Approval is obtained after the Closing, at such time as stockholder approval of such New Sponsored Fund Advisory Contract is obtained, and (B) the election of each of the Virtus Directors to such Sponsored Fund’s Public Fund Board. After the date of this Agreement, WCM will use commercially reasonable efforts to cause the applicable Public Fund Boards to solicit approval by the stockholders of each Sponsored Fund of (x) pursuant to the provisions of Section 15 of the Investment Company Act applicable thereto, the New Sponsored Fund Advisory Contract for such Sponsored Fund (“Advisory Contract Stockholder Approval”), and (y) the election of each Virtus Director to such Sponsored Fund’s Public Fund Board (“Director Stockholder Approval”).

(b)Without limiting the foregoing, subject in each case to the requirements of applicable law and the fiduciary duties of WCM and the applicable Public Fund Board, WCM shall use commercially reasonable efforts to: (i) request, as promptly as practicable following receipt of the applicable Fund Board Approval, the Public Fund Board of each Sponsored Fund to call a meeting of stockholders to be held as promptly as reasonably practicable for the purpose of voting upon Advisory Contract Stockholder Approval and Director Stockholder Approval; (ii) request that each Sponsored Fund prepare and file (or cause to be prepared and filed) with the SEC and all other applicable Governmental Authorities, as promptly as practicable, all proxy solicitation materials required to be distributed to its stockholders with respect to the actions recommended for the Advisory Contract Stockholder Approval and the Director Stockholder Approval, and request that such Sponsored Fund mail (or cause to be mailed) such proxy solicitation materials as promptly as practicable after clearance thereof by the SEC (if applicable); and (iii) request the Public Fund Board of such Sponsored Fund to prepare and submit, as promptly as practicable following the mailing of the proxy materials, to its stockholders for a vote at a stockholders meeting the proposals described in clause (i) above. For the avoidance of doubt, WCM shall use commercially reasonable efforts to perform the foregoing covenants prior to the Closing. In connection with materials requested by each Sponsored Fund or its legal counsel in connection with the review or preparation of proxy materials, Buyer shall be given, and have the right to review, in advance of submission to the Public Fund Board of such Sponsored Fund or its counsel, the materials (and any amendment or supplement thereto) to be furnished by WCM to such Public Fund Board or its legal counsel and to promptly provide reasonable comments on such material, and WCM (in coordination with such Sponsored Fund and under the general direction of such Sponsored Fund and its legal counsel) shall consider such comments in good faith.
(c)For each Subadvised Fund, WCM shall, subject to its fiduciary duties under applicable law, use commercially reasonable efforts to obtain, as promptly as practicable following the date hereof, approval of the Public Fund Board of such Subadvised Fund of a new sub-advisory contract for such Subadvised Fund with WCM, to be effective as of the Closing and containing terms identical in all material respects (and in all respects as to fees) to those of the sub-advisory contract in effect on the date of this Agreement (a “New Subadvisory Contract”).

(d)Buyer and Sellers shall cooperate with one another in connection with the actions contemplated by Sections 7.10(a), 7.10(b) and 7.10(c), including in any communications or presentations by WCM to any Public Fund Board or the stockholders of any Public Fund and by providing any information reasonably requested by the other. Further, the parties shall promptly provide to any Public Fund Board all information relating to such party and its Affiliates as is necessary or reasonably requested by such Public Fund Board to enable it to evaluate the terms of each applicable New Sponsored Fund Advisory Contract or New Subadvisory Contract, or other arrangements proposed, or consent requested, in connection with the transactions contemplated by this Agreement and relating to such Public Fund. None of the information provided by WCM or Buyer to any Public Fund Board or Public Fund in connection with the foregoing matters will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were or are made, not misleading.

(e)As soon as practicable following the date hereof, WCM shall use commercially reasonable efforts to cause each applicable Public Fund to (i) file supplements to its prospectus forming a part of its registration statement then currently in use, which supplements or amendments shall reflect changes as necessary in such Public Fund’s affairs as a consequence of the transactions contemplated hereby, and (ii) make any other filing necessary under any applicable law to satisfy disclosure requirements to enable the public distribution of the shares of such Public Fund to continue. Buyer shall have the right to provide and have included reasonable comments on such materials to the same extent as provided in Section 7.10(b).

(f)Buyer shall be given, and shall have the right to review, to the extent provided to WCM by any applicable Public Fund, all the information relating to Buyer and any of its Affiliates proposed to appear in any registration statement or proxy statement or any amendment or supplement thereto submitted to the SEC or such other applicable Governmental Authority in connection with the approvals contemplated by this Section 7.10, and to have its reasonable comments reflected therein solely to the extent that such comments relate directly to information contained therein about Buyer (or its Affiliates).

7.11Private Funds. As promptly as reasonably practicable following the date hereof, WCP shall request that the governing body of any each Private Fund consent to the “assignment” (as defined in the Investment Advisers Act) or continuation of its Advisory Contract (including, as applicable, the governing documents of such Private Fund) resulting from the consummation of the transactions contemplated hereby. WCP will, as promptly as practicable thereafter, but in any event no later than ten Business Days after the date hereof, request that the Private Fund deliver written notice to the limited partners, members, stockholders or investors, as applicable, of the Private Fund, informing them of the proposed transactions hereunder. If a majority in interest of the limited partners, members, stockholders or investors, as applicable, of such Private Fund do not object to such consent by the general partner or manager of such Private Fund, or all of the independent directors of such Private Fund consent, prior to the Closing Date, such Private Fund shall be deemed to have consented to the “assignment” (as defined in the Investment Advisers Act) or continuation of its Advisory Contract (including, as applicable, the governing documents of such Private Fund) resulting from the consummation of the transactions contemplated hereby.

7.12Advisory Contracts.

(a)With respect to any Public Fund, Private Fund or other Client whose Advisory Contract is entered into after the date of this Agreement (excluding an Advisory Contract with a Public Fund or Private Fund), WCM and WCP shall procure that such Advisory

Contract will not by its terms terminate (or give rise to a termination right) as a result of the consummation of the transactions contemplated hereby, and shall obtain consent of such Client to the “assignment” (as defined in the Investment Advisers Act) or continuation of such Advisory Contract as a result of the consummation of the transactions contemplated hereby (which consent shall be obtained at the time such Advisory Contract is entered into).

(b)WCP and WCM shall, in accordance with applicable law, the governing documents of any Public Fund or Private Fund and the applicable Advisory Contract, seek to obtain all required approvals, consents and other actions by the board of directors or comparable governing bodies, regulating authorities and/or stockholders, partners, investors or members of such Public Fund or Private Fund, to the “assignment” (as defined in the Investment Advisers Act) or continuation of the Advisory Contract with such Public Fund or Private Fund in the same manner and on the same terms as set forth in Section 7.10 or 7.11, as applicable. Additionally, WCP and WCM shall notify in writing each Person who first becomes a stockholder, partner, investor or member in a Public Fund or Private Fund after the date of this Agreement and who does not receive the notification required by Section 7.10 or 7.11, as applicable, of the transactions contemplated hereby, which notice shall be sent within five Business Days after the date such Person first becomes a limited partner or other investor in such Public Fund or Private Fund.

(c)In connection with obtaining the Client consents and other actions required by Section 7.10 or 7.11, at all times prior to the Closing, WCP and WCM shall take reasonable steps to keep Buyer reasonably informed of the status of obtaining such Client consents and, upon Buyer’s request, make available to Buyer copies of all such executed Client consents and make available for Buyer’s inspection the originals of such consents and any related materials and other records relating to the Client consent process. In connection with obtaining the Client consents required by Section 7.11, the general forms of any notices or other materials to be distributed to Clients shall be in form and substance reasonably acceptable to Buyer.

7.13Press Releases and Public Announcements. None of Sellers, Individual Equityholders, WCP or WCM, on the one hand, or Buyer, on the other hand, shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated hereby unless the parties have consented and mutually agreed as to the form, content and timing of such press release or public announcement; provided, however, that (i) any party may, without the prior consent of the other parties (but after notice to the other parties and allowance for a reasonable time to comment on such release or announcement in advance, to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by applicable law, exchange rules or any applicable self-regulatory organization and (ii) Buyer and WCM shall be permitted to include a description of this Agreement and the transactions contemplated hereby in any registration statements filed pursuant to Section 7.10(f), and any related ancillary documents, and in any prospectus supplement delivered to stockholders of the Public Funds pursuant to Section 7.10(f) after the date of this Agreement.

7.14Non-Competition; Non-Solicitation.

(a)During the Restricted Period, each of the Individual Equityholders agrees, for the benefit of the confidential information, trade secrets, and goodwill of WCM, WCP, Buyer and their respective Affiliates, that, except to the extent such activities constitute a Permitted Activity, such Individual Equityholder shall not, directly or indirectly (whether individually or as owner, part owner, equityholder, partner, member, director, officer, trustee, employee, agent, consultant or in any other capacity, on behalf of himself or any other Person (other than for the benefit of WCM, WCP, Buyer or their respective Affiliates), in any geographic area in which WCM, WCP or their respective Affiliates have provided Investment Management Services, including, without limitation, any geographic area in which any Client was located at the time such Investment Management Services were provided, do or prepare to do any of the following:

(i)provide Investment Management Services or marketing or fundraising services in connection with (or otherwise relating to) any investment strategies engaged in by WCM, WCP or their respective Affiliates on the date of this Agreement, including levered or unlevered merger arbitrage or event-driven strategies;

(ii)provide Investment Management Services or marketing or fundraising services in connection with (or otherwise relating to) any other type of investment product or strategy substantially similar to any investment product or strategy (including any Private Fund or Public Fund) sponsored, promoted, offered or carried on by WCM, WCP or their respective Affiliates at any time following the date hereof and prior to the end of the Restricted Period; or

(iii)provide any other Investment Management Services or marketing services or other fundraising services in connection with Investment Management Services.

(b)In addition to (and not in limitation of) the provisions of Section 7.14(a), during the Restricted Period, each of the Individual Equityholders and Sellers (other than LPC) agrees, for the benefit of the confidential information, trade secrets, and goodwill of the WCM, WCP, Buyer and their respective Affiliates, that such Person shall not, directly or indirectly (whether individually or as owner, part owner, equityholder, partner, member, director, officer, trustee, employee, agent, consultant or in any other capacity, on behalf of itself or any other Person (other than for the benefit of the WCM, WCP, Buyer or their respective Affiliates)):

(i)perform Investment Management Services for any Person that is a Present Client, a Potential Client or a Past Client, or market Investment Management Services to any of the foregoing Persons;

(ii)solicit or induce (whether directly or indirectly) any Person for the purpose (which need not be the sole or primary purpose) of (A) causing any funds or accounts with respect to which any of WCM, WCP or their respective Affiliates provide Investment Management Services (including as a limited partner or other investor in any fund or other collective investment vehicle sponsored by WCM, WCP or their respective Affiliates) to be withdrawn from such management or other services, or (B) causing any Client (including any Potential Client) or Client Intermediary not to engage WCM, WCP or their respective Affiliates to provide Investment Management Services for any additional funds or accounts (or otherwise attempt to cause any of the foregoing to occur);

(iii)otherwise divert or take away (or seek to divert or take away) any funds or investment accounts with respect to which WCM, WCP or their respective Affiliates provide Investment Management Services;

(iv)contact or communicate with, whether directly or indirectly, any Past Clients, Present Clients, Potential Clients or Client Intermediaries in connection with providing Investment Management Services or marketing or other fundraising services to such Persons or, in the case of Client Intermediaries, their clients or customers;

(v)solicit, recruit or hire (or attempt to solicit, recruit or hire) any employee, member or partner of WCM, WCP or their respective Affiliates, or other Persons who have been members, partners or employees of WCM, WCP or their respective Affiliates during the 12-month period immediately preceding such solicitation, recruitment or hiring or attempt thereof; provided that, the following shall not prohibit Sellers from engaging in the foregoing: solicitation of an employee, member or partner of WCM, WCP or their respective Affiliates through the use of (A) general advertisements in publications which advertisements do not specifically target current or former employees, members or partners of WCM, WCP or their respective Affiliates or (B) the use of search firms that have not been directed by the Individual Equityholders or Sellers to contact such employees, members or partners of WCM, WCP or their respective Affiliates;

(vi)interfere with the relationship of WCM, WCP or their respective Affiliates with any Person who or which is employed by or otherwise engaged to perform services for, or any investor, supplier, licensee, licensor or other business relation of, any of WCM, WCP or their respective Affiliates; or

(vii)working together in any business or enterprise involving Investment Management Services or marketing services or other fundraising services in connection with Investment Management Services (in each case, other than the WCM, WCP or their respective Affiliates) with any Person who is or at any time was a partner, member or employee of any of WCM, WCP or their respective Affiliates.

(c)During the Restricted Period, LPC agrees, for the benefit of the confidential information, trade secrets, and goodwill of WCM, WCP, Buyer and their respective Affiliates, that LPC shall not, directly or indirectly, solicit, recruit or hire (or attempt to solicit, recruit or hire) any Person who was an employee, member or partner of WCM, WCP or their respective Affiliates as of the Closing Date; provided that the following shall not prohibit LPC from (i) engaging in the solicitation of an employee, member or partner of WCM, WCP or their respective Affiliates through the use of (x) general advertisements in publications which advertisements do not specifically target current or former employees, members or partners of

WCM, WCP or their respective Affiliates, or (y) search firms that have not been directed by LPC or Sellers to contact such employees, members or partners of WCM, WCP or their respective Affiliates, or (ii) soliciting, recruiting or hiring (or attempting to solicit, recruit or hire) any such person who has been terminated by or otherwise becomes no longer affiliated with WCM, WCP or their respective Affiliates at least 12 months prior to the initiation of such solicitation, recruitment or hiring.

(d)Each Individual Equityholder and Seller acknowledges and agrees that the time, scope, geographic area and other provisions of this Section 7.14 have been specifically negotiated by sophisticated parties and absent each Individual Equityholder’s and Seller’s agreement to and compliance with the restrictions set forth in this Section 7.14, Buyer would not have entered into the transactions contemplated by this Agreement. The Restricted Period shall be extended with respect to any Individual Equityholder or Seller by each day that such Individual Equityholder or Seller is in breach of Section 7.14(a) and 7.14(b). Further, in the event that any of the Individual Equityholders breaches Section 7.14(a), the breaching Person shall forfeit his right to receive the Retention Payment Potential Amount, any Earnout Payment or any other consideration pursuant to this Agreement. The existence of any claim or cause of action by any Individual Equityholder or Seller against Buyer, or Buyer against any Individual Equityholder or Seller, as applicable, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Buyer of the restrictive covenants contained in this Section 7.14.

(e)Each Individual Equityholder and Seller understands that a breach of this Section 7.14 is likely to cause Buyer and its Affiliates substantial and irrevocable damage and therefore, in the event of such breach, Buyer and its Affiliates, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief, without the posting of a bond. Each Individual Equityholder and Seller further acknowledges that a court may render an award extending the Restricted Period as one of the remedies in the event of an Individual Equityholder’s or Seller’s violation of this Section 7.14. Each Individual Equityholder and Seller agrees that if the Individual Equityholder or Seller violates this Section 7.14 or if Buyer is otherwise the prevailing party in an action commenced to enforce or interpret the terms of this Section 7.14, (i) the breaching Person shall forfeit its right to receive any Retention Payment or Earnout Payment (to the extent the same have not already been paid), (ii) Buyer and its Affiliates shall be entitled to withhold and cancel any other payments or other economic or other benefits to which the breaching Person otherwise would be entitled (whether pursuant to this Agreement, any Services Agreement or any other agreement, plan or policy), to offset damages resulting from such breach, subject to applicable law and (iii) in addition to all other remedies available to Buyer and its Affiliates at law, in equity, and under contract, the breaching Person shall be obligated to pay all Buyer and its Affiliates’ costs of enforcement of this Agreement, including reasonable attorneys’ fees and expenses.

7.15Employee Service Credit. Buyer agrees that, for purposes of all employee benefit plans (including, but not limited to, all “employee benefit plans” within the meaning of ERISA Section 3(2)), and all policies and employee fringe benefit programs, including vacation or time-off policies and incentive or equity plans, of Buyer or any of its Affiliates in which the current employees of WCM may participate following the Closing, service credit shall be given to such employees for service previously credited with the Business prior to the Closing.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1Conditions to Obligations of Buyer. All obligations of Buyer at the Closing are subject to the fulfillment prior to or on the Closing Date of each of the following conditions, which may be waived, in writing, in whole or in part only by Buyer:

(a)Representations and Warranties.

(i)All representations and warranties of the Individual Equityholders, Sellers, WCP and WCM in Articles III, IV and V (other than the Fundamental Representations) shall be true, correct and complete (without giving effect to any materiality or Material Adverse Effect qualifiers in such representations and warranties) at and as of the Closing Date as though such representations and warranties were made at and as of such time, unless the facts causing such representation or warranty not to be true, correct or complete would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, with respect to WCP or WCM.
(ii)The Fundamental Representations shall be true, correct and complete in all material respects (without giving effect to any materiality or Material Adverse Effect qualifiers in such representations and warranties) at and as of the Closing Date as though such representations and warranties were made at and as of such time (unless such representations and warranties refer to a specific date, in which case such representations and warranties shall be true and correct as of such date).

(b)Covenants. Sellers, the Individual Equityholders, WCP and WCM shall have in all material respects performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c)Closing Revenue Run-Rate. The Closing Revenue Run-Rate shall not be less than 80% of the Base Revenue Run-Rate.

(d)Structuring Transactions. The structuring transactions described in Section 2.7 shall have been completed.

(e)Consents. Sellers, WCP and WCM shall have received all consents, authorizations, orders and approvals from the Governmental Authorities set forth on Schedules 3.5, 4.4 and 5.4, as applicable, and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities set forth on Schedule 6.4, and no such consent, authorization, order or approval shall have been revoked.

(f)Third-Party Consents. Sellers, WCP and WCM shall have received all consents from and provided all notices to the third parties and under the Contracts set forth on Schedule 8.1(f), and no such consent shall have been revoked.

(g)Services Agreements. Each of the Individual Equityholders shall have been a full-time employee of WCM in good standing through and including the Closing Date and the Services Agreements shall be in full force and effect, and neither Individual Equityholder shall have expressed an intention to terminate his employment with WCM or any of its Affiliates following the Closing.

(h)Antitrust. The waiting period under the HSR Act and any other applicable antitrust laws shall have terminated.

(i)TMF Approvals. The Sponsored Fund Conditions shall have been satisfied with respect to TMF.

(j)401(k) Plan Termination. The Sellers shall have complied in all respects with Section 7.3(e).

(k)Deliveries. Sellers shall have made or stand willing and able to make all the deliveries to Buyer set forth in Section 9.2.

8.2Conditions to Obligations of Sellers. All obligations of Sellers at the Closing are subject to the fulfillment prior to and at the Closing Date of each of the following conditions which may be waived, in writing, in whole or in part by Sellers:

(a)Representations and Warranties.

(i)All representations and warranties of Buyer contained in Article VI (other than the Fundamental Representations) shall be true, correct and complete (without giving effect to any materiality or Material Adverse Effect qualifiers in such representations and warranties) at and as of the Closing Date as though such representations and warranties were made at and as of such time, unless the facts causing such representation or warranty not to be true, correct or complete would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, with respect to Buyer.

(ii)The Fundamental Representations shall be true, correct and complete in all material respects (without giving effect to any materiality or Material Adverse Effect qualifiers in such representations and warranties) at and as of the Closing Date as though such representations and warranties were made at and as of such time (unless such representations and warranties refer to a specific date, in which case such representations and warranties shall be true and correct as of such date).

(b)Covenants. Buyer shall have in all material respects performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Buyer prior to or on the Closing Date.

(c)Closing Revenue Run-Rate. The Closing Revenue Run-Rate shall not be less than 80% of the Base Revenue Run-Rate (provided that the condition in this Section 8.2(c) shall not be applicable in the event that a material breach by WCP, WCM, the Individual Equityholders or Sellers of their covenants under this Agreement has been the primary cause of the condition set forth in this Section 8.2(c) not being fulfilled).

(d)Antitrust. The waiting period under the HSR Act and any other applicable antitrust laws shall have terminated.

(e)Consents. Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities set forth on Schedule 6.4 and Sellers, WCP and WCM shall have received all consents, authorizations, orders and approvals from the Governmental Authorities set forth on Schedules 3.5, 4.4 and 5.4, as applicable, and no such consent, authorization, order and approval shall have been revoked.

(f)Deliveries. Buyer shall have made or stand willing and able to make all the deliveries set forth in Section 9.3.

ARTICLE IX

CLOSING AND CLOSING DELIVERIES

9.1Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by conference call and electronic exchange of signature pages and documents on the date of the Closing (the “Closing Date”), which shall be on the first Business Day of the calendar month immediately following the calendar month in which the conditions in Article VIII have been satisfied or waived (other than those conditions that are to be satisfied on the Closing Date, provided that all are then capable of being satisfied on or before the Closing and are actually fulfilled or waived as of the Closing), or at such other place, date or time as may be mutually agreed upon in writing by Buyer and Sellers. All transfers hereunder will be deemed to have been made simultaneously and will become effective as of 12:01 a.m. New York City time on the Closing Date, regardless of the actual timing of the closing. Notwithstanding anything to the contrary contained herein, Buyer shall have a unilateral right to delay the Closing for a period not to exceed 60 days upon written notice given to Sellers within five days after the date on which the conditions in Article VIII have been satisfied or waived (other than those conditions that are to be satisfied on the Closing Date), in order for WCM or WCP to obtain additional Client consents or stockholder approvals outstanding at such time.

9.2Deliveries by Sellers. Prior to or on the Closing Date, Sellers shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer:

(a)Instruments of Conveyance and Transfer. All instruments and other documents required to effect the transfers and assignments to Buyer of good and marketable title to the Membership Interests free and clear of all Liens;

(b)Officers’ Certificates. Certificates, dated as of the Closing Date, executed on behalf of Sellers by authorized officers certifying that the conditions set forth in Sections 8.1(a) and 8.1(b) have been satisfied;

(c)Escrow Agreement. A duly executed counterpart of the Escrow Agreement, executed by Sellers;

(d)Authorization and Approval Certificates. Certificates, dated as of the Closing Date and executed by a manager/general partner of each Seller, certifying that the resolutions, as attached to each such certificate, were duly adopted by the applicable Seller authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect;

(e)Release of Claims. From each Seller and Individual Equityholder, a general release of claims against WCM and WCP in the form attached hereto as Exhibit C;

(f)Good Standing Certificates. Reasonably recent certificates (i) issued by the Secretary of State of Delaware certifying that each of WCM and WCP is in good standing in Delaware, and (ii) issued by the Secretary of State of New York certifying that each of WCM and WCP is in good standing in New York; and

(g)IRS Form W-9. From each Seller a properly completed and executed IRS Form W-9.

9.3Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Sellers the following, in form and substance reasonably satisfactory to Sellers:

(a)Payment. The Closing Payment Amount as provided in Section 2.3(a);

(b)Closing Certificates. A certificate, dated as of the Closing Date, executed on behalf of Buyer by an authorized officer certifying that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied;

(c)Escrow Agreement. A duly executed counterpart of the Escrow Agreement, executed by Buyer; and

(d)Officer’s Certificate. A certificate, dated as of the Closing Date, executed on behalf of Buyer by an authorized officer certifying that the resolutions, as attached to such certificate, were duly adopted by Buyer’s board of directors or similar governing body, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect.

ARTICLE X

TAX MATTERS

10.1Responsibility for Filing Tax Returns and Paying Taxes. Sellers shall prepare and timely file (or cause to be prepared and timely filed), all Tax Returns relating to taxable income of WCP and WCM, as applicable, that is treated, for Tax purposes, as passed through to Sellers (each such Tax Return, a “Pass-through Income Tax Return”) required to be filed by WCP and WCM, as applicable, that includes any Pre-Closing Tax Period (and not filed as of the Closing Date). Each of WCP, WCM and Sellers shall permit Buyer to review and comment upon, at least 30 Business Days prior to the filing date, each such Tax Return to be filed by any of them (and shall reflect the reasonable comments of Buyer in such filings). Each Pass-through Income Tax Return shall be prepared in a manner consistent with the past practice of WCP and WCM, as applicable, unless otherwise required by applicable law.

10.2Cooperation on Tax Matters. Sellers, on the one hand, and Buyer, on the other hand, shall: (a) assist in the preparation and timely filing of all Tax Returns of WCP and WCM; (b) assist in any proceeding with respect to the Tax Returns or Taxes of WCP and WCM; (c) retain and make available any information, records or other documents, and make employees available on a mutually convenient basis to provide additional information and explanation of any materials provided herein, relating to any Taxes or Tax Returns of WCP and WCM (including copies of Tax Returns and related work papers) with respect to any taxable periods beginning on or prior to the Closing Date, until seven years after the Closing Date; and (d) provide certificates or forms, and timely execute any Tax Returns, that may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby); provided that nothing in this Section 10.2 shall be construed to require Buyer to provide any information, records or other documents (or portions thereof) unrelated to WCP or WCM. Buyer, to the extent provided by Sellers, shall: (i) retain all books and records with respect to Tax matters pertinent to WCP or WCM and relating to any taxable period beginning before the Closing Date until seven years after the Closing Date, and abide by all record retention agreements entered into with any taxing authority; and (ii) give Sellers reasonable written notice prior to transferring to any Person who is not an Affiliate of such transferor, destroying or discarding any such books and records, in each case within seven years of the Closing Date, and will, if any Seller so requests, allow such Seller or its agents to take possession of such books and records.

10.3Transfer Taxes. Buyer and Sellers each shall pay for 50% of any sales, use, transfer, real estate transfer, documentary, stamp, stock transfer or similar Tax imposed, as well as all conveyance fees, recording charges and other fees and charges levied (including penalties and interest) on WCP, WCM or Sellers as a result of the transactions contemplated hereby and any related penalties or interest (collectively, “Transfer Taxes”). WCM shall file any applicable Tax Returns for Transfer Taxes.

10.4Tax Contests. Buyer shall promptly notify Sellers following receipt of notice of any audit, examination, notice of deficiency, administrative or court proceeding or other claim by any Governmental Authority in respect of any Taxes of WCP or WCM for which an indemnification claim would exist against Sellers pursuant to Section 12.3 (a “Tax Claim”); provided that no failure or delay of Buyer in providing such notice shall reduce or otherwise affect the obligations of Sellers pursuant to this Agreement, except to the extent that Sellers are materially and adversely prejudiced as a result of such failure or delay. Sellers shall have the right to control, at Sellers’ expense, any Tax Claim with respect to WCP or WCM solely to the extent it relates to a Pass-through Income Tax Return that includes any Pre-Closing Tax Period; provided that (a) Sellers shall keep Buyer reasonably informed and consult in good faith with Buyer with respect to any issue relating to such Tax Claim, (b) Sellers shall provide Buyer with copies of all correspondence, notices and other written material received from any Governmental Authority with respect to such Tax Claim and shall otherwise keep Buyer reasonably apprised of substantive developments with respect to such Tax Claim, (c) Sellers shall provide Buyer with a copy of, and a reasonable opportunity to review and comment on, all submissions made to a Governmental Authority in connection with such Tax Claim, (d) Buyer shall be entitled to participate in the defense of such Tax Claim at its sole cost and expense, and (e) Sellers shall not agree to a settlement or compromise thereof without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, if such settlement or compromise could affect the Tax Liability of Buyer, WCP or WCM with respect to any taxable period (or portion thereof) beginning after the Closing Date. Buyer shall have the right to control any other Tax Claim with respect to WCP or WCM; provided that (i) Buyer shall keep Sellers reasonably informed and consult in good faith with Sellers with respect to any issue relating to such Tax Claim, (ii) Buyer shall provide Sellers with copies of all correspondence, notices and other written material received from any Governmental Authority with respect to such Tax Claim and shall otherwise keep Sellers reasonably apprised of substantive developments with respect to such Tax Claim, (iii) Buyer shall provide Sellers with a copy of, and a reasonable opportunity to review and comment on, all submissions made to a Governmental Authority in connection with such Tax Claim, (iv) Sellers shall be entitled to participate in the defense of such Tax Claim at their sole cost and expense, and (v) neither Buyer, WCP nor WCM shall agree to a settlement or compromise thereof without the prior written consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that for the avoidance of doubt, Buyer shall not be obligated to share (A) any portion of any documents, information, correspondence or other materials that do not relate to a Tax Claim and (B) any Tax Returns of Buyer or any of its Affiliates (other than Tax Returns of WCP or WCM for Pre-Closing Tax Periods).

10.5Straddle Period Tax Allocation. For purposes of this Agreement, including Section 12.3, in the case of any Straddle Period, the Taxes allocable to the portion of such period ending on the Closing Date shall (a) in the case of any such Taxes based upon or related to income, gross receipts, payroll, sales and use, be deemed to be the amount of such Taxes that would be payable if the Tax year or period ended as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership, other pass-through entity or other entity with respect to which the taxable year does not end on the Closing Date in which a person holds a beneficial interest shall be deemed to terminate at such time), and (b) in the case of all other such Taxes, be deemed equal to the amount of such Taxes for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such taxable period ending on and including the Closing Date and the denominator of which is the number of calendar days in such entire taxable period.

10.6Tax Refunds. Except to the extent (a) reflected as an asset in the calculation of the Closing Net Working Capital or otherwise taken into account in the calculation of the Closing Payment Amount payable to Sellers, or (b) attributable to a carryback of net operating losses or other Tax attributes from a taxable period, or portion thereof, beginning after the Closing Date, any refunds of Taxes of WCP or WCM that are actually received in cash for any Pre-Closing Tax Period shall be for the account of Sellers, and Buyer, WCP and WCM shall pay over to Sellers any such refund or the amount of any such credit for overpayment of Taxes in lieu of a Tax refund (net of costs, including Taxes, incurred in connection with obtaining and receiving such refund or credit); provided, however, that Sellers shall repay any portion of such refund of credit that Buyer, WCP or WCM is required to repay to the applicable Governmental Authority, together with any interest, penalties or other additional amounts imposed by such Governmental Authority.

10.7Tax Treatment of Purchase; Allocation of the Purchase Consideration.

(a)The parties acknowledge and agree that, for U.S. federal income Tax purposes, Buyer’s purchase of 100% of the limited liability company equity interests of each of WCM and WCP, respectively, will be governed by IRS Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2), and, pursuant thereto, (i) with respect to Buyer, (x) each of WCM and WCP shall be deemed to make a liquidating distribution of its assets to Sellers, and (y) Buyer shall be deemed to acquire, by purchase, all such assets; and (ii) with respect to Sellers, Sellers shall be treated as selling partnership interests and shall report gain or loss, if any, resulting from the sale of their partnership interests in accordance with Section 741 of the Code. Each of Buyer and Sellers shall prepare and file all Tax Returns on a basis consistent with the foregoing and shall take no inconsistent position on any Tax Return, in any audit or similar proceeding before the IRS or any Governmental Authority.

(b)Buyer shall allocate the Closing Payment Amount (and the amount of liabilities treated as assumed pursuant to Section 1060 of the Code) (i) first, between WCP and WCM in accordance with the allocation of the payment of the Closing Payment Amount pursuant to Section 2.3(a) and (ii) then, among the assets of WCP and WCM, respectively, in accordance with Section 1060 of the Code (the “Allocation”). Buyer shall deliver such Allocation to Sellers for review at least 30 days after the final determination of Closing Net Working Capital pursuant to Section 2.4(b). Buyer shall consider in good faith any reasonable comments of Sellers with respect to the Allocation, which are received within 15 days after the delivery of the Allocation. Such Allocation shall be revised to reflect any additional payments to Buyer or Sellers pursuant to Sections 2.4, 2.5 and 2.6, to the extent not taken into account in the initial Allocation, using the same methodology employer in the initial Allocation. Buyer and Sellers shall file all Tax Returns (including IRS Form 8594) in a manner consistent with such Allocation and take no Tax position contrary to such Allocation unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

10.8Partnership Audit Rules. The Parties agree that (a) neither WCP nor WCM (nor either of their representatives) shall elect into the Partnership Tax Audit Rules with respect to any Pre-Closing Tax Period (b) Buyer, WCP and WCM shall cooperate to the extent permitted by Law to cause each of WCM and WCP to make a valid “push-out” election described in Section 6226(a) of the Code with respect to any Tax Claim and any years to which such Tax Claim applies (including furnishing any required statements and executing any required forms or other documents) and (c) each of WCP and WCM (or either of their representatives) will make such other elections with respect to any Pre-Closing Tax Periods such that any Tax liability resulting from any Tax Claims or other Tax audits shall be payable by the direct or indirect members of the applicable entity for the relevant Pre-Closing Tax Period at issue and not by such entity itself.

ARTICLE XI

TERMINATION

11.1Termination Rights. This Agreement and, subject to the provisions of this Article XI, the obligations of the parties hereunder, may be terminated and the transactions contemplated hereby abandoned:

(a)by Buyer if the Closing has not occurred before 11:59 p.m. New York City time on the date that is eight months after the date hereof;

(b)by Buyer if Sellers or the Individual Equityholders have breached or failed to perform any representation, warranty, covenant or agreement contained in this Agreement such that any of the conditions set forth in Section 8.1 would not be satisfied, and have not cured such breach within ten Business Days after written notice to Sellers (provided that no cure period shall be required for a breach which by its nature cannot be cured);

(c)by Sellers if the Closing has not occurred before 11:59 p.m. New York City time on the date that is eight months after the date hereof;

(d)by Sellers if Buyer has breached or failed to perform any representation, warranty, covenant or agreement contained in this Agreement such that any of the conditions set forth in Section 8.2 would not be satisfied, and has not cured such breach within ten Business Days after written notice to Buyer (provided that no cure period shall be required for a breach which by its nature cannot be cured); or

(e)by Buyer or Sellers if there is in effect on the Closing Date any judgment, decree or order that would prevent or make unlawful the Closing hereunder.

Notwithstanding anything to the contrary contained herein, this Agreement may not be terminated by a party that is then in material breach of any provision of this Agreement. Termination of this Agreement pursuant to this Section 11.1 shall be effected by notice in writing to the other parties.

11.2Effect of Termination. If this Agreement is terminated pursuant to and in accordance with Section 11.1, the termination shall be without liability of any party, or of any Affiliate of such party, or any stockholder, director, trustee, member, manager, officer, employee, agent, consultant or representative, of such party or of any of its Affiliates, or of the Public Funds and any of its officers or trustees, to the other parties to this Agreement; provided, however, that (a) the terms of the confidentiality obligations referred to in Section 7.6 shall survive any termination of this Agreement, and (b) nothing herein shall relieve any party from liability for any intentional breach of any provision in this Agreement.

ARTICLE XII

SURVIVAL; INDEMNIFICATION

12.1Survival. The representations, warranties and covenants contained in or made pursuant to this Agreement shall survive until their respective Cut-Off Dates.

12.2Indemnification by Buyer. Subject to Section 12.6, after the Closing, Buyer shall defend, indemnify and hold harmless Sellers, and their respective directors, trustees, managers, members, limited partners, general partners, officers, employees, Affiliates and agents (the “Seller Indemnitees”) from any and all direct losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, Taxes, fines, penalties, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys, accountants and consultants) (whether or not arising out of third-party claims and including all reasonable amounts paid in investigation, defense or settlement of the foregoing) (“Losses”) sustained, suffered or incurred by or made against a Seller Indemnitee arising out of, related to or in connection with: (a) any breach of any representation or warranty of Buyer (other than Fundamental Representations) contained in this Agreement or (except to the extent relating to Fundamental Representations) any certificate delivered pursuant to this Agreement; (b) any breach of any Fundamental Representation of Buyer contained in this Agreement or (to the extent relating to Fundamental Representations) in any certificate delivered pursuant to this Agreement; or (c) the failure of Buyer to perform any covenant or agreement contained in this Agreement and, in each case of clause (a), (b) or (c) above, of which a Seller Indemnitee gives Buyer notice pursuant to Section 12.5(a) on or before the applicable Cut-Off Date; and (d) the successful enforcement by Seller Indemnitees of their indemnification rights pursuant to this Article XII.

12.3Indemnification by Sellers. Subject to Section 12.6, after the Closing, Sellers, severally and not jointly and in accordance with their respective Purchase Consideration Percentages, shall defend, indemnify and hold harmless Buyer and its stockholders, directors, trustees, managers, members, limited partners, general partners, officers, employees, Affiliates and agents (the “Buyer Indemnitees”) from and against any and all Losses sustained, suffered or incurred by or made against a Buyer Indemnitee arising out of, related to or in connection with: (a) any breach of any representation or warranty of WCP or WCM (other than Fundamental Representations) contained in this Agreement or (except to the extent relating to Fundamental Representations) any certificate delivered pursuant to this Agreement; (b) any breach of any

Fundamental Representation of WCP or WCM contained in this Agreement or (to the extent relating to Fundamental Representations) in any certificate delivered pursuant to this Agreement; (c) the failure of WCP or WCM to perform any covenant or agreement contained in this Agreement and, in the case of clause (a), (b) or (c) above, of which a Buyer Indemnitee gives Sellers notice pursuant to Section 12.5(a) on or before the applicable Cut-Off Date; (d) any claims, disputes or proceedings with respect to the allocation or payment among Sellers of any amounts hereunder; (e) any liabilities or obligations for any Taxes arising with respect to Sellers, the Individual Equityholders, WCP or WCM with respect to a Pre-Closing Tax Period; or (f) the successful enforcement by Buyer Indemnitees of their indemnification rights pursuant to this Article XII. Subject to Section 12.6, after the Closing, each Seller, severally and not jointly, shall defend, indemnify and hold harmless the Buyer Indemnitees from and against any and all Losses sustained, suffered or incurred by or made against a Buyer Indemnitee arising out of, related to or in connection with: (i) any breach of any representation or warranty of such Seller (other than Fundamental Representations) contained in this Agreement or (except to the extent relating to Fundamental Representations) any certificate delivered by such Seller pursuant to this Agreement; (ii) any breach of any Fundamental Representation of such Seller contained in this Agreement or (to the extent relating to Fundamental Representations) in any certificate delivered by such Seller pursuant to this Agreement; or (iii) the failure of such Seller to perform any covenant or agreement contained in this Agreement and, in each case of clause (i), (ii) or (iii) above, of which a Buyer Indemnitee gives such Seller notice pursuant to Section 12.5(a) on or before the applicable Cut-Off Date.

12.4[Reserved].

12.5Procedure for Indemnification. The procedure for seeking indemnification shall be as follows:

(a)The party claiming indemnification (the “Claimant”) shall promptly give notice to the party from whom indemnification is claimed (the “Indemnifying Party”) of any claim, whether between the parties or brought by a third party, specifying the factual basis for such claim and if known, the estimated amount of the claim. If the claim relates to an action, suit or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five Business Days after written notice of such action, suit or proceeding was given to Claimant. Such notice shall not affect any liability of the Indemnifying Party under the provisions for indemnification contained in this Agreement except to the extent that failure to give such notice materially prejudices the rights of the Indemnifying Party with respect to such actions or proceedings.

(b)Following receipt of notice from the Claimant of a claim for indemnification, the Indemnifying Party shall have 30 days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant shall make available to the Indemnifying Party and its authorized representative(s) the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of such 30-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the

Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within such 30-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

(c)With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnifying Party shall have the right, at its own expense, to assume control of the defense of such claim with counsel reasonably acceptable to the Claimant, and the Claimant shall reasonably cooperate with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as a result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Indemnifying Party shall be deemed to have conceded that it is responsible to indemnify the Claimant for Losses relating to such claim (subject to the limitations in Section 12.6). Notwithstanding the election of the Indemnifying Party to assume the defense of such action, the Claimant shall have the right to employ separate counsel and to participate in the defense of such action at its own expense, except that the Indemnifying Party shall bear the reasonable fees, costs and expenses of separate counsel if: (i) the use of counsel chosen by the Indemnifying Party to represent the Claimant would present such counsel with a conflict of interest; (ii) the defendants in, or targets of, any such action include both the Indemnifying Party and the Claimant, and there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Claimant); or (iii) the Indemnifying Party shall not have employed counsel satisfactory to the Claimant, in the exercise of the Claimant’s reasonable judgment, to represent the Claimant within 15 Business Days after notice of the institution of such action. If the Indemnifying Party elects to defend any claim, the Claimant shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense, subject to attorney client privilege and confidentiality agreements. The Claimant, the Indemnifying Party and the Indemnifying Party’s counsel (and, if applicable, the Claimant’s counsel) shall cooperate (at no material cost to the Claimant other than the cost of Claimant’s counsel) in the compromise of, or defense against, any such asserted liability. If the Indemnifying Party assumes the defense of such an action, no compromise or settlement thereof may be effected by the Indemnifying Party without the Claimant’s consent unless (x) there is no finding or admission of any violation of the rights of any person by the Claimant and no effect on any other claims that may be made against the Claimant and (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party shall not, and shall not be entitled to, defend, contest or otherwise protect the Claimant for any third-party claim to the extent that such third party claim (1) seeks (or threatens to seek) an injunction or other equitable relief, (2) relates to any criminal proceeding or involves claims by any Governmental Authority or (3) seeks an amount in excess of the Cap.

(d)If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

(e)The Claimant may not compromise any such claim without the prior written consent of the Indemnifying Party, which consent may not be unreasonably withheld, conditioned or delayed.

(f)The indemnification rights provided in Sections 12.2 and 12.3 shall extend to the stockholders, directors, trustees, managers, members, limited partners, general partners, officers, employees, Affiliates and agents of the Claimant, although for the purpose of the procedures set forth in this Section 12.5, any indemnification claims by such parties shall be made by and through the Claimant.

(g)This Article XII shall constitute the sole and exclusive remedy of Buyer for recovery of money damages after the Closing Date with respect to any breach by WCP, WCM, Sellers or the Individual Equityholders of any representations, warranties, covenants or agreements set forth in this Agreement or in any certificate delivered pursuant to this Agreement, other than for (i) claims under Article II, (ii) actions for specific performance or other equitable remedies and (iii) Losses resulting from fraud.

(h)On March 15, 2022, Buyer and Sellers shall instruct the Escrow Agent to release to Sellers, by wire transfer of immediately available funds in accordance with their respective Purchase Consideration Percentages and to the accounts set forth on Schedule 2.3, an amount equal to the greater of (i) zero dollars and (ii) the difference between (A) the amount then held in the Indemnity Escrow Account, and (B) the sum of 7.5% of the Base Purchase Consideration and the aggregate amount of Losses claimed by Buyer pursuant to claims made and not fully resolved prior to such date.

(i)On the date that is 18 months after the Closing Date, Buyer and Sellers shall instruct the Escrow Agent to release any remaining funds in the Indemnity Escrow Account (other than the aggregate amount of Losses claimed by Buyer pursuant to claims made and not fully resolved prior to such date) to Sellers, in accordance with their respective Purchase Consideration Percentages. Following such date, Buyer and Sellers shall instruct the Escrow Agent to release any funds remaining in the Indemnity Escrow Account pursuant to claims made and not fully resolved prior to such date to Sellers, in accordance with their respective Purchase Consideration Percentages, promptly following the date on which all such pending claims have been fully and finally resolved.

12.6Limitations.

(a)Except for intentional breaches, neither Buyer nor Sellers shall be liable to the other parties under clause (a) of Section 12.2 or clause (a) and clause (i) of Section 12.3 for any Losses until the aggregate amount of Losses otherwise due the Claimant exceeds the Basket, in which case the Indemnifying Party shall thereafter be liable for all Losses (including those incurred in reaching the Basket but subject to the Cap).

(b)The aggregate liability of the Indemnifying Parties under clause (a) of Section 12.2 or clause (a) and clause (i) of Section 12.3 (respectively, as applicable) shall not exceed the Cap, and the aggregate liability of any Seller under clause (a) and clause (i) of Section 12.3 shall not exceed such Seller’s Purchase Consideration Percentage of the Cap. In addition, the aggregate liability of any Seller under this Article XII shall not exceed the actual amount of the Total Purchase Consideration actually received by such Seller under this Agreement. The aggregate liability of Buyer under this Article XII shall not exceed the amount of the Total Purchase Consideration required to be paid by Buyer.

(c)Buyer Indemnitees shall recover as Claimants under this Article XII in the following order of priority: (i) first, out of the Indemnity Escrow Account until all funds in the Indemnity Escrow Account have been fully depleted, and (ii) second, after the funds in the Indemnity Escrow Account have been fully depleted, directly from Sellers (severally and not jointly, in accordance with their respective Purchase Consideration Percentages), with payments to be effected by wire transfer of immediately available funds from Sellers to an account designated in writing by the Claimant; provided that after all funds in the Indemnity Escrow Account have been fully depleted, Buyer Indemnitees shall have the option, but not the obligation, to offset and reduce any payment due to Sellers (severally and not jointly, in accordance with their respective Purchase Consideration Percentages) under this Agreement for any Losses indemnifiable under this Article XII not in dispute by Sellers or awarded by a court of competent jurisdiction in a final, non-appealable proceeding.

(d)For all purposes of this Article XII, “Losses” shall be net of any insurance, indemnification, or other recoveries actually received by the Claimant from any third party as a result of such Losses (less any Taxes payable with respect to such amounts and less any premium increases attributable to such Losses).

(e)For purposes of calculating Losses arising from the breach of any representation or warranty made in this Agreement and for determining whether a breach of a representation or warranty has occurred, any limitation as to material, materiality, Material Adverse Effect or similar qualification contained in the representations and warranties will be disregarded and given no effect; provided, however, that the foregoing shall not apply to (i) Section 4.19(b) or Section 5.25(b) or (ii) the definitions of “Material Adverse Effect” and “Material Contract”, in each case, for purposes of determining whether a breach of a representation or warranty has occurred.

(f)The fact that Buyer conducted a due diligence investigation or had knowledge of a breach or inaccuracy of a representation or warranty, or the nonperformance or breach of a covenant or agreement, shall not be a defense to any party’s obligations under this Article XII.

(g)Notwithstanding any provision of this Agreement, no Claimant shall be entitled to indemnification pursuant to this Article XII for any punitive, speculative, remote, indirect, diminution in value, loss of business reputation or opportunity, or special damages except, in each case, to the extent any such Losses are the reasonably foreseeable consequence of the relevant breach or are components of any proceedings or awards of any third-party claims for which a Claimant is entitled to indemnification under this Agreement.

(h)The Buyer Indemnitees shall not be entitled to indemnification for any Losses to the extent included in the Net Working Capital Adjustment Amount.

(i)Notwithstanding any provision of this Agreement, no Claimant shall bring any claim for indemnification against any Seller under this Article XII that relates to any breach by WCP or WCM of any representations, warranties or covenants set forth in this Agreement unless such Claimant brings such claim against all Sellers.

12.7Treatment as Purchase Price Adjustment. The parties agree that any indemnification payment made pursuant to this Article XII shall be treated as an adjustment to the Total Purchase Consideration for Tax purposes, unless otherwise required by applicable law.

ARTICLE XIII

MISCELLANEOUS

13.1Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be in writing, delivered by personal delivery, sent by commercial delivery service or registered or certified mail, return receipt requested, or sent by electronic mail transmission, and shall be deemed to have been given on (a) the date of personal delivery or the date set forth in the records of the delivery service, or (b) on the date of transmission if sent via email to the email address given below, and addressed as follows:

If to Buyer: Virtus Partners, Inc.
Attn: Wendy J. Hills
One Financial Plaza
Hartford, Connecticut 06103 Email: Wendy.Hills@virtus.com

with copies (which shall not constitute notice) to:

Goodwin Procter LLP
Attn: Thomas J. LaFond
100 Northern Avenue
Boston, Massachusetts 02210
Email: TLaFond@goodwinlaw.com

If to Sellers:     c/o Westchester Capital Management
Attn: Roy D. Behren and Michael T. Shannon
100 Summit Lake Drive
Valhalla, New York 10595
Email: RBehren@mergerfund.com

MShannon@mergerfund.com

and

LPC Westchester, LP
Attn: Seth W. Brennan and Anthony H. Leness
c/o Lincoln Peak Capital Management, LLC
177 Huntington Avenue, 19th Floor
Boston, Massachusetts 02115
Email: seth@lincolnpeakcapital.com
tony@lincolnpeakcapital.com
westchester@lincolnpeakcapital.com

with copies (which shall not constitute notice) to:

Berkowitz, Trager & Trager, LLC
Attn: Steven T. Gersh
8 Wright Street, 2nd Floor
Westport, Connecticut 06880
Email: stg@bertralaw.com

and

Morgan, Lewis & Bockius LLP
Attn: Robert Goldbaum and Nathan Pusey
101 Park Avenue
New York, New York 10178
Email:    robert.goldbaum@morganlewis.com
nathan.pusey@morganlewis.com

or to any such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 13.1.

13.2Benefit and Binding Effect. No party hereto may assign this Agreement without the prior written consent of the other parties hereto, except that Buyer may assign some or all of its rights, but not its obligations, under this Agreement to an Affiliate of Buyer; provided that such assignee agrees in writing to be bound by the provisions of this Agreement and Buyer remains liable for all of its obligations arising under this Agreement. This Agreement is for the sole benefit of and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of any other person.

13.3Governing Law; Jurisdiction. This Agreement shall be governed, construed and enforced in accordance with the substantive laws of (without regard to conflict of law principles), and the sole forum for the judicial resolution of any dispute arising under this Agreement shall be, the State of New York. Each party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in any State or federal court sitting in the County of Westchester, the State of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement. Each party agrees not to commence any action, suit or proceeding relating thereto except in the courts described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in as described herein. Each party further agrees that notice as provided herein shall constitute sufficient service of process and each party further waives any argument that such service is insufficient.

13.4Waiver of Jury Trial. EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, AND UNDERSTANDS THAT EACH OTHER PARTY IS RELYING THEREON, ANY PRESENT OR FUTURE RIGHT TO A TRIAL BY JURY IN ANY CASE OR CONTROVERSY IN WHICH ANY PARTY TO THIS AGREEMENT IS OR BECOMES SUBJECT, WHICH CASE OR CONTROVERSY ARISES OUT OF, OR IS IN RESPECT TO, THIS AGREEMENT OR THE PERFORMANCE HEREOF. EACH PARTY HERETO HEREBY FURTHER WAIVES TRIAL BY JURY IN ANY IN ANY CASE OR CONTROVERSY BROUGHT BY ANY PARTY AGAINST ANY LENDER PARTY IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RESPECT TO THIS AGREEMENT OR THE PERFORMANCE HEREOF.

13.5Headings. The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

13.6Gender and Rules of Construction. All references in this Agreement to the masculine gender shall include the feminine and neuter genders, and vice versa, and all references to the singular shall include the plural, and vice versa. Any reference to any Section, Schedule, Appendix or Exhibit contained in this Agreement shall refer to such Section, Schedule, Appendix or Exhibit as set forth in or attached to this Agreement, notwithstanding use of or failure to use the term “hereof,” “hereto” or “herein” in connection with such reference. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

13.7Entire Agreement; Amendments. This Agreement, all Schedules and Exhibits hereto, and all documents and certificates to be delivered by the parties pursuant hereto collectively represent the entire understanding and agreement among Sellers, WCP, WCM and Buyer with respect to the subject matter hereof. This Agreement supersedes all prior negotiations between Buyer and Sellers and all letters of intent and other writings relating to such negotiations (provided that the Confidentiality Agreement shall survive until the earlier of the Closing or expiration in accordance with its terms, at which time it shall expire). This

Agreement shall not be amended, supplemented or modified except by an agreement in writing that makes specific reference to this Agreement and that is signed by all parties hereto.

13.8No Third-Party Beneficiaries. Except for Article XII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies or liabilities under or by reason of this Agreement.

13.9Counterparts. This Agreement may be executed (including by facsimile or electronic transmission) in any number of counterparts, and each such counterpart will be deemed to be an original instrument, but all such counterparts together will constitute but one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall be sufficient to bind the parties to the terms and conditions of this Agreement.

13.10Guaranty. As a condition and material inducement to the willingness of Buyer to enter into this Agreement and the other Transaction Documents, Michael T. Shannon with respect to MTSWCM Holdings, and Roy D. Behren with respect to RDBWCM Holdings, hereby absolutely, unconditionally and irrevocably guarantee to Buyer (a) the performance of any indemnification obligations of MTSWCM Holdings and RDBWCM Holdings, respectively, set forth in Section 12.3, and (b) the performance of any covenant or agreement of MTSWCM Holdings and RDBWCM Holdings, respectively, contained in this Agreement (the “Obligations”), in each case, as, when and to the extent that any such Obligations become due and payable or required to be performed subject to the terms and conditions set forth in this Agreement. Each of the Individual Equityholders hereby acknowledges and agrees that the guarantee set forth in this Section 13.10 is a present and continuing guaranty of payment and not of collectability, and that Buyer shall not be required to prosecute collection, enforcement or other remedies against MTSWCM Holdings, RDBWCM Holdings or any other Person, or to enforce or resort to any other rights or remedies hereunder, before such Individual Equityholder is required to satisfy, pay or perform in full all applicable Obligations. The Individual Equityholders agree that if, for any reason, MTSWCM Holdings and/or RDBWCM Holdings, respectively, shall fail or be unable to satisfy, pay or perform, punctually and fully, any of its Obligations, the applicable Individual Equityholder shall fully satisfy, pay or perform (or cause to be satisfied, paid or performed) all such Obligations immediately upon written demand. Each of the Individual Equityholders acknowledges and agrees that the Obligations and all of the obligations of such Individual Equityholder pursuant to this Section 13.10 shall be primary obligations, shall not be subject to any counterclaim, set-off, abatement, deferment or defense based upon any claim that such Individual Equityholder or any other Person may have against Buyer or any other Person, and shall remain in full force and effect without regard to, and shall not be released, discharged or affected in any way by, any circumstance or condition (whether or not such Individual Equityholders shall have any knowledge thereof).

[Balance of Page Intentionally Blank; Signature Pages Follow.]

IN WITNESS WHEREOF, this Membership Interest Purchase Agreement has been executed by Buyer, Sellers, Individual Equityholders, WCP and WCM as of the date first above written.

BUYER:

VIRTUS PARTNERS, INC.

By:	/s/ George R. Aylward
Chief Executive Officer and President

[Signature Page Continues on Next Page]

SELLERS:

MTSWCM HOLDINGS, LLC

By:	/s/ Michael T. Shannon
Michael T. Shannon, Manager

RDBWCM HOLDINGS, LLC

By:	/s/ Roy D. Behren
Roy D. Behren, Manager

LPC WESTCHESTER, LP

By:	LPC Westchester, LLC

By:	/s/ Seth Brennan
Seth Brennan, Authorized Person

INDIVIDUAL EQUITYHOLDERS:

By:	/s/ Michael T. Shannon
Michael T. Shannon

By:	/s/ Roy D. Behren
Roy D. Behren

[Signature Page Continues on Next Page]

WCM:

WESTCHESTER CAPITAL MANAGEMENT, LLC

By:	/s/ Roy D. Behren
Roy D. Behren, Manager

By:	/s/ Michael T. Shannon
Michael T. Shannon, Manager

WCP:

WESTCHESTER CAPITAL PARTNERS, LLC

By:	/s/ Roy D. Behren
Roy D. Behren, Manager

By:	/s/ Michael T. Shannon
Michael T. Shannon, Manager